    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 20, 1998


                                                      REGISTRATION NO. 333-38421
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                   AMENDMENT

                                    NO. 2 TO

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                           HORIZON HEALTH CORPORATION

             (Exact Name of Registrant as Specified in Its Charter)

                   DELAWARE                                      75-2293354
         (State or Other Jurisdiction                         (I.R.S. Employer
      of Incorporation or Organization)                    Identification Number)
           1500 WATERS RIDGE DRIVE                            JAMES KEN NEWMAN
         LEWISVILLE, TEXAS 75057-6011               CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                (972) 420-8200                           HORIZON HEALTH CORPORATION
                                                          1500 WATERS RIDGE DRIVE
 (Address, Including Zip Code, and Telephone            LEWISVILLE, TEXAS 75057-6011
       Number, Including Area Code, of                         (972) 420-8200
  Registrant's Principal Executive Offices)       (Name, Address, Including Zip Code, and
                                                 Telephone Number, Including Area Code, of
                                                             Agent for Service)

                        Copies of all communications to:

                            DAVID K. MEYERCORD, ESQ.
                          STRASBURGER & PRICE, L.L.P.
                          901 MAIN STREET, SUITE 4300
                              DALLAS, TEXAS 75202
                                 (214) 651-4300

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement has become effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


PROSPECTUS (Subject to Completion)



Issued January 20, 1998



                                1,059,280 Shares


                       [HORIZON HEALTH CORPORATION LOGO]

                                  COMMON STOCK
                            ------------------------

      THIS PROSPECTUS RELATES TO THE OFFERING ("OFFERING") BY CERTAIN SELLING STOCKHOLDERS ("SELLING STOCKHOLDERS") NAMED HEREIN UNDER "PRINCIPAL AND SELLING STOCKHOLDERS" OF UP TO 1,059,280 SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE ("COMMON STOCK"), OF THE COMPANY. THE DISTRIBUTION OF THE SHARES OF COMMON STOCK OFFERED HEREBY BY THE SELLING STOCKHOLDERS IS NOT SUBJECT TO ANY UNDERWRITING AGREEMENT. THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF THE SHARES OF COMMON STOCK OFFERED HEREBY. ALL EXPENSES OF REGISTRATION INCURRED IN CONNECTION WITH THIS OFFERING ARE BEING BORNE BY THE COMPANY, BUT ALL SELLING AND OTHER EXPENSES INCURRED BY SELLING STOCKHOLDERS WILL BE BORNE BY SUCH SELLING STOCKHOLDERS. NONE OF THE SHARES OFFERED PURSUANT TO THIS PROSPECTUS HAVE BEEN REGISTERED PRIOR TO THE FILING OF THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.



     ALL THE SELLING STOCKHOLDERS ARE FORMER STOCKHOLDERS OF SPECIALTY HEALTHCARE MANAGEMENT, INC., A CORPORATION ACQUIRED BY THE COMPANY IN A SHARE EXCHANGE TRANSACTION CONSUMMATED IN AUGUST 1997. THE SHARES OF COMMON STOCK OF THE COMPANY OFFERED HEREBY WERE ISSUED IN SUCH PRIVATE PLACEMENT SHARE EXCHANGE. THE SELLING STOCKHOLDERS WERE GRANTED CERTAIN REGISTRATION RIGHTS WITH RESPECT TO SUCH SHARES IN THE TRANSACTION. SEE "CERTAIN TRANSACTIONS" AND "PRINCIPAL AND SELLING STOCKHOLDERS."



     THE SHARES OF COMMON STOCK OFFERED HEREBY MAY BE SOLD BY THE SELLING STOCKHOLDERS ONLY THROUGH BLOCK TRADES IN WHICH A BROKER OR DEALER, ENGAGED FOR THE PURPOSE AND APPROVED BY THE COMPANY, WILL ATTEMPT TO SELL THE SHARES AS AGENT, BUT MAY POSITION AND RESELL A PORTION OF THE BLOCK AS PRINCIPAL, TO FACILITATE THE TRANSACTION, AT ANY TIME AS DETERMINED BY THE SELLING STOCKHOLDERS WHILE THE REGISTRATION STATEMENT, OF WHICH THIS PROSPECTUS IS A PART, IS EFFECTIVE. SEE "PLAN OF DISTRIBUTION."



     THE COMMON STOCK OF THE COMPANY IS QUOTED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "HORC." ON JANUARY 16, 1998, THE REPORTED LAST SALE PRICE OF THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET WAS $20.12 PER SHARE.



     EACH SELLING STOCKHOLDER AND ANY BROKER OR DEALER EXECUTING BLOCK TRADES ON BEHALF OF THE SELLING STOCKHOLDERS MAY BE DEEMED TO BE AN "UNDERWRITER" UNDER THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED ("SECURITIES ACT"). COMMISSIONS RECEIVED BY ANY SUCH BROKER MAY BE DEEMED TO BE UNDERWRITING COMMISSIONS UNDER THE SECURITIES ACT.

                            ------------------------
     SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR INFORMATION THAT SHOULD BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

                The date of this Prospectus is January   , 1998

                            [CONTRACT LOCATIONS MAP]
A map of the United States identifying the locations by separate symbols, of (a) the executive offices of the Registrant, (b) the regional offices of the Registrant, (c) the mental health program management contracts, (d) the mental health program management contracts with CQI+ Services and (e) the physical rehabilitation program management contracts.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES OF COMMON STOCK OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS


Incorporation of Certain Documents by Reference.............    3
Disclosure Regarding Forward Looking Statements.............    4
Prospectus Summary..........................................    5
Risk Factors................................................   13
Price Range of Common Stock and Dividend Policy.............   18
Use of Proceeds.............................................   19
Capitalization..............................................   19
Selected Consolidated Financial Information and Statistical
  Data......................................................   20
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   23
Business....................................................   33
Management..................................................   49
Certain Transactions........................................   50
Principal and Selling Stockholders..........................   52
Plan of Distribution........................................   54
Legal Matters...............................................   54
Experts.....................................................   55
Available Information.......................................   55
Index to Financial Statements...............................  F-1


                             ---------------------


     The Company's executive offices are located at 1500 Waters Ridge Drive, Lewisville, Texas 75057-6011. Its telephone number is (972)420-8200.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed by Horizon Health Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are incorporated herein by reference:

(a) the Annual Report on Form 10-K of the Company for the fiscal year ended August 31, 1997;

(b) the Quarterly Report on Form 10-Q of the Company for the quarter ended November 30, 1997;

(c) the Current Report on Form 8-K of the Company dated September 1, 1997;


(d) the Current Report on Form 8-K of the Company dated October 31, 1997;



(e) the Current Report on Form 8-K of the Company dated December 31, 1997; and



(f) the description of the Common Stock, $.01 par value per share (the "Common Stock"), of the Company contained in Item 1 of the Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, relating to the Common Stock, as declared effective on March 13, 1995 (File No. 1-13626), and the description of the common share purchase rights associated with the Common Stock contained in Item 1 of the Registration Statement on Form 8-A as declared effective on

    February 7, 1997 (File No. 000-22123), including all amendments or reports filed for the purpose of updating such descriptions.

     The financial statements contained in items (a) and (b) above have not been restated to apply the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share", which was adopted by the Company on December 23, 1997. For the restated financial statements of the Company, see the Consolidated Financial Statements of the Company and Notes thereto included elsewhere in this Prospectus.

     In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to James W. McAtee, Secretary, Horizon Health Corporation, 1500 Waters Ridge Drive, Lewisville, Texas 75057-6011.

                DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

     This Prospectus contains and incorporates by reference certain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and business of the Company. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward looking statements include, among others, the following possibilities: (i) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products or services by new and existing competitors; (ii) adverse state and federal legislation and regulation; (iii) failure to obtain new customers or failure to retain existing customers; (iv) inability to carry out marketing and sales plans; (v) loss of key executives; (vi) general economic and business conditions which are less favorable than expected; (vii) unanticipated changes in industry trends; and (viii) with respect to cost savings that will be realized from, and costs associated with, acquisitions by the Company, the following possibilities:
(a) the expected cost savings to be realized through combining certain functions of both the Company and the acquired company, restructuring the field organizations of both companies to eliminate redundant facilities and better serve the combined company's customers, and reductions in staff cannot be fully realized because the changes are not made or unanticipated offsetting costs are incurred; and (b) costs or difficulties related to the integration of the businesses of the Company and the acquired company are greater than expected. See "Risk Factors."

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements (including Notes thereto) appearing elsewhere in this Prospectus. This Prospectus contains forward looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward looking statements. See "Disclosure Regarding Forward Looking Statements." Unless the context otherwise requires, when used herein the term "Company" refers to Horizon Health Corporation, formerly known as Horizon Mental Health Management, Inc., and its subsidiaries, the term "Specialty" refers to Specialty Healthcare Management, Inc., a Delaware corporation acquired by the Company in August 1997 in a share exchange transaction accounted for as a pooling of interests, and the term "Horizon" refers to the Company prior to the acquisition of Specialty. Unless the context otherwise requires, the information contained in this Prospectus concerning the Company with respect to any periods beginning on or after January 1, 1995 (the date Specialty commenced operations) represents combined information of both Horizon and Specialty.


                                  THE COMPANY

GENERAL

     The Company provides contract management of clinical and related services for general acute care hospitals and is currently the leading contract manager of mental health programs offered by general acute care hospitals in the United States. The Company has grown both internally and through acquisitions, increasing both the number of its management contracts and the variety of its treatment programs and services. Over the last five years, the Company has increased its management contracts from 43 to a total of 194 as of November 30, 1997 and currently operates in 38 states. Of those management contracts, 176 related to mental health programs and 18 related to physical rehabilitation programs. The Company has also developed a proprietary mental health outcomes measurement system known as CQI+ and at November 30, 1997 provided outcome measurement services at 87 contract locations. The Company was incorporated in 1989 and is the successor to Horizon Health Management Company, which began the development and management of mental health programs for general acute care hospitals in 1981.

     The Company's strategy is to enhance its position as the leader in the contract management of mental health programs and to further expand the range of services which it offers to its existing and new client hospitals to include other clinical and related services and programs. A significant challenge in obtaining clinical management contracts from hospitals is overcoming the initial reservations that many hospital administrators have with outsourcing key clinical services. The Company believes its expertise in working with hospital administrators, its reputation in the industry and its existing contractual relationships with 194 hospitals nationwide provide it with a significant advantage in obtaining new contracts. The Company also believes it has substantial opportunities to cross-sell a broad range of mental health and physical rehabilitation services to client hospitals by marketing and selling its mental health services to client hospitals for which the Company currently manages only physical rehabilitation programs, and by marketing and selling its physical rehabilitation services to client hospitals for which the Company currently manages only mental health programs. The Company is pursuing the development of such opportunities as a primary part of its business strategy. The Company has successfully expanded the breadth of services it offers to include the full continuum of mental health services, including outcome measurement services, and physical rehabilitation services and its contracts increasingly provide for multiple services. In addition, the Company capitalizes on its expertise in managing the delivery of mental health services by directly offering mental health services and employee assistance programs to businesses and managed care organizations.

     General acute care hospitals are increasingly outsourcing key clinical departments to independent contract management companies for several reasons, including: (i) the expertise necessary for the development, management and operation of specialized clinical programs differs from that for traditional medical/surgical services, (ii) hospitals often lack access to skilled professionals and the support staff needed to operate specialized clinical programs, (iii) hospitals often lack expertise in the marketing and development activities required to support specialized clinical programs, and (iv) hospitals often lack expertise necessary to design and operate specialized clinical programs that satisfy regulatory, licensing, accreditation and reimbursement requirements.

MENTAL HEALTH SERVICES

     The Company believes that there continue to be substantial opportunities to provide mental health contract management services to general acute care hospitals in the United States. A major shift in the delivery of mental health services is occurring as payors are increasingly using managed care methods to review and require pre-approval for mental health treatment and to evaluate alternatives to inpatient hospitalization in order to ensure that each patient's treatment regimen utilizes clinical resources effectively. The Company believes that general acute care hospitals need to be able to offer a broad array of mental health care services in order to develop or participate in integrated delivery systems responsive to the demands of managed care companies and other third-party payors. The Company also believes that it costs general acute care hospitals less to provide inpatient and partial hospitalization mental health services than it costs freestanding psychiatric hospitals in part due to the ability of acute care hospitals to utilize excess capacity. General acute care hospitals are also able to provide their mental health patients with needed medical care on-site and in a more cost effective manner than freestanding psychiatric hospitals. Furthermore, general acute care hospitals are eligible to receive reimbursement under the Medicaid program for mental health care provided to Medicaid-eligible adults, unlike freestanding psychiatric hospitals which are not presently eligible.

     The Company believes that, due to the increasing emphasis on cost-effective treatment, significant demand exists for a complete continuum of mental health services. In response to this demand, it has expanded the mental health programs it offers to provide partial hospitalization (or day treatment), outpatient treatment, short-term crisis intervention and residential treatment as alternatives and complements to inpatient care. The Company believes it is uniquely positioned to capitalize on the increased demand for mental health contract management services as a result of its ability to provide a full continuum of mental health services, its proprietary quality and outcomes measurement system and its demonstrated industry expertise. In addition, the Company believes its position as the leading contract manager of mental health programs provides the Company with a significant advantage in attracting and retaining employees and yields several economies of scale such as the ability to consolidate accounting and administrative functions.

     The Company intends to continue to emphasize the area of mental health programs for the elderly ("geropsychiatric programs"). At November 30, 1997, 67.2% of the mental health treatment programs managed by the Company were geropsychiatric programs. Many elderly patients with short-term mental illness also have physical problems that make the general acute care hospital environment the most appropriate site for their care. The Medicare program reimburses general acute care hospitals for their cost of providing these services, which includes the Company's management fee as well as allocated overhead costs to the facility, and allows reimbursement for partial hospitalization and home health services that permit the patient to be treated in the most cost-effective environment. The Company has developed particular expertise in developing specialized psychiatric programs for the elderly, in operating such programs, and in assisting hospitals to receive approval for inpatient programs as distinct part units ("DPUs") under Medicare. Approval of an inpatient program as a DPU is significant to the client hospital because services provided in DPUs are exempt from predetermined reimbursement rates and are reimbursed by Medicare on an actual cost basis, subject to certain limitations.

     The Company has developed and markets a proprietary mental health outcome measurement system, CQI+ Outcomes Measurement System (the "CQI+ System"), which provides outcome information regarding the effectiveness of a hospital's mental health programs. The availability of such information enables a hospital to demonstrate to third-party payors whether patients are improving as a result of the treatment provided and allows a hospital to refine its clinical treatment programs and to market such programs to patients and providers. In addition, it provides the Company with a valuable tool in demonstrating clinical results of the mental health programs managed by the Company and in marketing such management services to other hospitals. The Company provides outcome measurement services not only to client hospitals but also to other hospitals, health care providers and third-party payors. The Joint Commission on Accreditation of Healthcare Organizations ("JCAHO"), as part of its hospital accreditation process, required each hospital, by no later than December 31, 1997, to select at least one acceptable measurement system and at least two clinical performance (outcome) measures that together represent at least 20% of the hospital's patient population. Each year, the requirements for the number of measures and the percentage of the population will increase. The Company's CQI+ System has met the initial criteria for inclusion in the future accreditation process and is included on JCAHO's list of acceptable systems. The Company is committed to meeting future criteria established by JCAHO. Since developing the CQI+ System over three years ago, the Company has compiled a database containing outcome measurement data on over 13,000 patients. With the growth of managed care and the JCAHO accreditation requirement, the Company believes that its CQI+ System will become an important component of the mental health services it provides.

PHYSICAL REHABILITATION SERVICES

     The Company has successfully expanded the types of programs that it manages for its client hospitals to include other related clinical services. Horizon's recent acquisition of Specialty expanded the Company's operations to include the contract management of physical rehabilitation programs. The Company believes that many of the same factors driving demand in mental health programs are also driving significant demand for physical rehabilitation programs. The Company provides a full range of physical rehabilitation services. In addition to acute and sub-acute physical therapy and rehabilitation services, the Company also provides a comprehensive outpatient rehabilitation facility program. Outpatient rehabilitation services are dominated by the treatment of sports and work related injuries, but also provide the continuum of rehabilitative care necessary to meet the medical needs of a post-acute care patient following a disabling illness or traumatic injury. Pressure from payors to move inpatients to the lowest-cost appropriate treatment setting has helped fuel growth in these outpatient services.

OTHER MENTAL HEALTH SERVICES AND EMPLOYEE ASSISTANCE PROGRAMS

     With the acquisition of Florida Professional Psychological Services, Inc., also known as Professional Psychological Services, Inc. ("Florida PPS"), in August 1996, and the acquisition of Acorn Behavioral HealthCare Management Corporation, a Pennsylvania corporation ("Acorn"), in October 1997, the Company expanded its services to include provision of full risk, capitated managed care mental health services for health maintenance organizations ("HMOs") and self-insured employers and the operation of employee assistance programs for employers. The mental health care services are provided by mental health care professionals that are employed by the Company or are under contract with the Company as independent providers. The Company believes that its existing relationships with health care providers and its expertise in the provision of mental health care services provide it with the capability to establish, operate and manage the network of health care professionals necessary to economically furnish such services. Employee assistance programs, which are usually provided by employers as a benefit at no cost to employees, give employees the opportunity to have consultations with a health care provider to identify and discuss problems that may be affecting the work performance of the employee and a course of action or treatment to address such problems. The Company believes that an opportunity exists for the contract management of employee assistance programs offered by community-based general acute care hospitals. As with its other products, the Company intends to market such programs as an additional service it can offer new and existing client hospitals.

                              RECENT ACQUISITIONS

     On October 31, 1997, the Company acquired all of the outstanding capital stock of Acorn for approximately $12.7 million in cash (the "Acorn Acquisition"). Acorn provides employee assistance programs and other related services to self-insured employers. At October 1, 1997, Acorn had 122 contracts with employers covering over 246,000 employees and, under most contracts, the dependents of the employees. Acorn's services are provided by independent health care professionals that have contracted with Acorn on a fee-for-service basis. At October 1, 1997, Acorn's provider network was composed of over 7,000 individual providers located throughout the United States.

     In August, 1997, Horizon acquired Specialty, a privately held contract manager of mental health and physical rehabilitation treatment programs for general acute care hospitals and other health care entities. At August 11, 1997, the date of the acquisition, Specialty had 44 management contracts at locations in 21 states covering 26 mental health contracts and 18 physical rehabilitation contracts. The acquisition of Specialty was effected by a share exchange with the Specialty stockholders in which 1,400,000 shares of Common Stock of the Company were issued, representing approximately 20.1% of the Common Stock of the Company outstanding after the transaction. The Company has accounted for the transaction as a pooling of interests as reflected in the Consolidated Financial Statements of the Company and Notes thereto included elsewhere in this Prospectus. As a part of the transaction, the Company entered into a registration rights agreement with the former Specialty stockholders. The Selling Stockholders in this offering consist of former Specialty stockholders who have exercised such registration rights. See "Certain Transactions."


     Effective March 15, 1997, the Company purchased all of the outstanding capital stock of Geriatric Medical Care, Inc., a Tennessee corporation ("Geriatric"). Geriatric is a contract manager of mental health programs for general acute care hospitals and, at March 15, 1997, had 18 management contracts. The purchase price was approximately $4.6 million.

     Also effective March 15, 1997, the Company purchased all of the outstanding capital stock of Clay Care, Inc., a Texas corporation ("Clay Care"). Clay Care is a contract manager of mental health programs for general acute care hospitals and, at March 15, 1997, had five management contracts. The purchase price was $1.0 million.

                                  THE OFFERING


Common Stock offered by the
Selling Stockholders..........   1,059,280 shares



Common Stock outstanding after
the Offering..................   7,070,512 shares (1)



Use of Proceeds...............   All of the shares of Common Stock offered
                                 hereby are being offered by the Selling
                                 Stockholders. The Selling Stockholders consist of former Specialty Stockholders who have exercised registration rights. The Company will not receive any of the proceeds from the sale of the shares being offered hereby.


Nasdaq National Market
Symbol........................   HORC
---------------


(1) Based on the number of shares of Common Stock outstanding at January 16, 1998. Excludes 1,508,593 shares of Common Stock issuable upon the exercise of stock options outstanding as of such date at a weighted average exercise price of $6.99 per share.


                                  RISK FACTORS

     See "Risk Factors" for a discussion of certain risks that should be considered in connection with an investment in the Common Stock offered hereby, including, without limitation, risks related to: (i) reimbursement from Medicare or Medicaid programs and payment from insurers or other third-party payors; (ii) potential risks and uncertainties in government regulation of services provided by programs managed by the Company; (iii) reliance on and government scrutiny of the Company's key customer; (iv) uncertainties in renewal of management contracts; and (v) managing growth and acquisitions.

                     SUMMARY FINANCIAL AND STATISTICAL DATA

     The summary historical consolidated financial data presented below for the fiscal years ended August 31, 1995, 1996 and 1997, and at August 31, 1996 and August 31, 1997, are derived from the audited Consolidated Financial Statements of the Company included elsewhere in this Prospectus. The summary historical consolidated financial data presented below for the fiscal years ended August 31, 1993 and 1994, and at August 31, 1993, 1994 and 1995, are derived from the audited consolidated financial statements of the Company not included herein. The summary historical consolidated financial data presented below as of and for the three months ended November 30, 1996 and 1997 are derived from the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus, which have been prepared by management on the same basis as the audited Consolidated Financial Statements of the Company, and, in the opinion of management, include all adjustments consisting of normal recurring accruals which the Company considers necessary for a fair presentation of such information. The results for any interim period are not necessarily indicative of the results for a full fiscal year.

     Effective August 11, 1997, Horizon acquired Specialty in a share exchange transaction with the stockholders of Specialty which was accounted for as a pooling of interests. The Consolidated Financial Statements of the Company give effect to the Specialty exchange by combining (a) the financial statements of Horizon for the years ended August 31, 1995 and 1996 with the financial statements of Specialty for the years ended December 31, 1995 and 1996 and (b) the results of operations of Horizon for the year ended August 31, 1997 with the results of operations of Specialty for the twelve month period ended August 31, 1997, in each case on a pooling of interests basis. Specialty was a division of National Medical Enterprises, Inc. during the year ended December 31, 1994. The operations of Specialty for the four month period ended December 31, 1996 resulting in net revenues and net income of $10.8 million and $849,000, respectively, have been included in the restated statement of operations for both the year ended August 31, 1996 and the year ended August 31, 1997. The effect of including Specialty's net income for the four months in both periods is eliminated in stockholders' equity in the Consolidated Financial Statements of the Company. The summary financial information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Consolidated Financial Statements of the Company and Notes thereto included elsewhere in this Prospectus.


     The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if the Company's stock options and warrants were exercised. Such dilutive potential common shares are calculated using the treasury stock method. All prior-period earnings per share data presented has been restated in accordance with SFAS 128. See also footnotes 2 and 11 of the Consolidated Financial Statements of the Company and Notes thereto included elsewhere in this Prospectus.



     The unaudited pro forma financial data presented below gives effect to the acquisition by the Company of Acorn in a transaction accounted for as a purchase. The unaudited pro forma financial data is derived from the unaudited pro forma financial statements included in the Company's Current Report on Form 8-K dated October 31, 1997 incorporated by reference in this Prospectus. These unaudited pro forma financial statements should be read in conjunction with the audited Consolidated Financial Statements and Notes thereto of the Company included elsewhere in this Prospectus and the audited Financial Statements and Notes thereto of Acorn included in such Current Report on Form 8-K.

                                                                                                            THREE MONTHS
                                                   FISCAL YEAR ENDED AUGUST 31,                          ENDED NOVEMBER 30,
                                  --------------------------------------------------------------   ------------------------------
                                                                                      PRO FORMA                        PRO FORMA
                                                                                     -----------                       ----------
                                   1993     1994(1)   1995(1)    1996       1997        1997        1996      1997        1997
                                  -------   -------   -------   -------   --------   -----------   -------   -------   ----------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
 Contract management revenues...  $20,960  $24,962   $68,721    $95,244   $102,263    $102,263     $24,720   $26,599    $26,599
 Other(2).......................    7,770    5,297       634        995      7,004      14,049       2,160     2,723      4,108
                                  -------  -------   -------    -------   --------    --------     -------   -------    -------
       Total revenues...........   28,730   30,259    69,355     96,239    109,267     116,312      26,880    29,322     30,707
Operating expenses:
 Salaries and benefits..........   16,031   16,814    40,083     55,810     60,048      62,172      14,842    15,729     16,091
 Purchased services.............    4,398    4,731    10,794     13,880     16,466      18,190       3,679     4,859      5,212
 Provision for bad debts........      359      312     1,680      1,435      3,034       3,034         308       355        355
 Other..........................    5,703    5,745     9,189     11,848     12,796      13,831       3,395     3,574      3,733
 Depreciation and
   amortization.................      585      560     1,133      1,812      2,201       2,972         597       612        736
 Merger expenses................       --       --        --         --      3,528       3,528          --        --         --
                                  -------  -------   -------    -------   --------    --------     -------   -------    -------
Operating income................    1,654    2,097     6,476     11,454     11,194      12,586       4,059     4,193      4,580
Interest and other income
 (expense), net.................   (1,111)  (1,005)   (1,003)       (67)       120        (810)         34        44        (94)
                                  -------  -------   -------    -------   --------    --------     -------   -------    -------
Income before income taxes......      543    1,092     5,473     11,387     11,314      11,775       4,093     4,237      4,486
Income tax expense (benefit)....       44      (20)    1,695      4,609      4,518       4,693       1,686     1,707      1,802
                                  -------   -------   -------   -------   --------    --------     -------   -------    -------
Income before equity in net
 earnings of Horizon LLC and
 minority interest..............      499    1,112     3,778      6,778      6,796       7,082       2,407     2,530      2,684
Equity in net earnings of
 Horizon LLC....................       --      364     1,568         --         --          --          --        --         --
Minority interest...............       --       --        --         (2)      (140)       (140)        (24)       (6)        (6)
                                  -------  -------   -------    -------   --------    --------     -------   -------    -------
Net income......................  $   499  $ 1,476   $ 5,346    $ 6,776   $  6,656    $  6,942     $ 2,383   $ 2,524    $ 2,678
                                  =======  =======   =======    =======   ========    ========     =======   =======    =======
Basic earnings per share(3).....  $  0.16  $  0.47   $  1.05    $  1.03   $   0.96    $   1.00     $  0.35   $  0.36    $  0.38
                                  =======  =======   =======    =======   ========    ========     =======   =======    =======
Weighted average shares
 outstanding(3).................    3,123    3,123     5,111      6,561      6,929       6,929       6,876     6,980      6,980
                                  =======  =======   =======    =======   ========    ========     =======   =======    =======
Diluted earnings per share(3)...  $  0.14  $  0.38   $  0.89    $  0.90   $   0.87    $   0.90     $  0.31   $  0.33    $  0.35
                                  =======  =======   =======    =======   ========    ========     =======   =======    =======
Weighted average shares and
 dilutive potential common
 shares outstanding(3)..........    3,489    3,934     5,997      7,510      7,681       7,681       7,646     7,761      7,761
                                  =======  =======   =======    =======   ========    ========     =======   =======    =======

BALANCE SHEET DATA (AT END OF PERIOD):
Cash and short-term
 investments....................  $ 1,633  $ 2,144   $ 3,249    $ 8,346   $  5,517                 $ 7,718   $ 1,758
Non-cash working capital
 (deficit)......................      317   (1,982)    1,145        405       (452)                  2,497     4,790
Intangible assets (net)(4)......    8,031    7,676    14,998     19,887     26,005                  19,724    38,207
Total assets....................   14,216   15,079    33,587     45,214     48,728                  48,043    61,579
Total debt......................   13,732   12,121     3,216      3,576         --                   3,709    11,046
Stockholders' equity
 (deficit)......................   (2,936)  (1,434)   17,225     25,149     31,682                  27,057    34,504


                                AUG 31,   NOV 30,   FEB 29,   MAY 31,   AUG 31,   NOV 30,   FEB 28,   MAY 31,   AUG 31,   NOV 30,
                                 1995      1995      1996      1996      1996      1996      1997      1997      1997      1997
STATISTICAL DATA:               -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
NUMBER OF CONTRACT
  LOCATIONS(5):
Contract locations in
  operation...................    146       150       145       162       163       162       162       176       181       179
Contract locations signed and
  unopened....................     15        16        13        19        16        22        10        18        14        15
                                  ---       ---       ---       ---       ---       ---       ---       ---       ---       ---
Total contract locations......    161       166       158       181       179       184       172       194       195       194
                                  ===       ===       ===       ===       ===       ===       ===       ===       ===       ===
SERVICES COVERED BY
  CONTRACTS(5):
Inpatient.....................    138       142       137       155       156       152       157       164       166       165
Partial hospitalization.......     64        69        70        78        84        84        86       101       104       103
Outpatient....................     15        16        18        25        20        29        28        21        24        27
Home health...................      1         3         6         7        13        14        13        15        17        13
CQI+..........................     46        48        55        60        64        67        71        78        86        87
TYPES OF TREATMENT
  PROGRAMS(5):
Geropsychiatric...............    102       111       117       125       144       145       153       183       197       193
Adult psychiatric.............     81        84        81        87        82        83        80        74        75        70
Substance abuse...............      9         9         9        24        20        22        21        16        10        12
Other mental health...........      2         2         2         6         5         7         8         4         9        12
Physical rehabilitation.......     23        24        22        23        22        22        22        22        20        21

---------------

(footnotes on next page)

---------------

(1) Effective August 1, 1994, the Company and Mental Health Management, Inc. ("MHM") formed Horizon Mental Health Management Company, L.L.C., a Delaware limited liability company ("Horizon LLC"). Horizon LLC assumed management responsibility for all of the then existing management contracts of the Company and MHM. Certain provisions of the limited liability company agreement which required the consent of MHM for certain transactions prevented the Company from having the ability to control Horizon LLC under generally accepted accounting principles and therefore Horizon LLC was not consolidated with Horizon for accounting purposes through February 28, 1995. As a result, the revenues and expenses of Horizon LLC for the period August 1, 1994 through February 28, 1995 are not included in the revenues and expenses of the Company; instead, for such periods the Company accounted for its investment in Horizon LLC by the equity method and reflected its share of Horizon LLC's net income for the period in question as "Equity in Net Earnings of Horizon LLC." Effective with the acquisition of the minority interest in Horizon LLC of MHM on March 20, 1995, the MHM contracts were assigned to the Company and Horizon LLC became a wholly owned subsidiary of the Company. Horizon LLC was consolidated with the Company effective March 1, 1995. The Company's share of Horizon LLC's net earnings was $364,000 through August 31, 1994 and $1,567,720 from September 1, 1994 through February 28, 1995. The Horizon LLC agreement stipulated that MHM, as a member of Horizon LLC, would be allocated the first $1,750,000 of Horizon LLC net earnings in each of the fiscal years ending August 31, 1995 and 1996. $1,750,000 was allocated to MHM during the six months ended February 28, 1995.

(2) Other revenues for the fiscal years ended August 31, 1993, 1994, 1995 and 1996 consist primarily of revenues earned from a psychiatric hospital formerly operated by the Company, patient services and physician contract management fees, or subsequent adjustments for Medicare settlements recognized during the respective period. The Company subleased the operations of the hospital to a third party effective July 31, 1994. For fiscal 1997 and the three months ended November 30, 1997, other revenues consisted of revenues from mental health services and employee assistance programs conducted through Florida PPS. For pro forma fiscal 1997 and the three months ended November 30, 1997 (actual and pro forma), other revenues also consisted of revenues from employee assistance programs and related services offered by Acorn. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) Adjusted to reflect a three-for-two stock split effected by the Company as a 50% stock dividend on January 31, 1997 and calculated in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share."

(4) The Company recorded additional goodwill of $9,258,513 and additional management contract value of $3,370,748, reflected in the November 30, 1997 balance sheet data, as a result of the acquisition on October 31, 1997 of Acorn. The Company recorded additional goodwill of $4,498,038 and $714,672 and additional management contract values of $507,948 and $141,066, as a result of the acquisitions on March 15, 1997 of Geriatric and Clay Care, respectively. On August 1, 1996, the Company purchased 80% of the outstanding common stock of Florida PPS. Due to this purchase, $3,298,885 was recorded as goodwill during 1996 and 1997. On April 1, 1996, the Company purchased all of the outstanding capital stock of the Parkside Company. In connection with this purchase, approximately $1,400,000 was recorded as goodwill and $2,100,000 as management contracts. Effective January 3, 1995, the Company acquired the net assets and operations of National Medical Management Services, a division of National Medical Enterprises, Inc. Due to this purchase, $120,350 was recorded as goodwill and $1,000,000 as management contracts. On March 20, 1995, $9,683,467 of the net proceeds to the Company from its initial public offering were used to purchase MHM's minority interest in Horizon LLC. The purchase transaction eliminated MHM's equity interest in Horizon LLC ($2,794,715) and recognized an increase in intangible assets based upon the value of Horizon LLC management contracts ($2,355,000). The remaining purchase price was recorded as goodwill ($4,533,752). The recorded goodwill was increased by $376,639 in March, 1996 based on a final valuation of MHM's minority interest. In each such acquisition, the increase in contract values will be amortized over seven years and the goodwill over forty years.

(5) Represents combined information for both Horizon and Specialty.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby. This Prospectus contains forward looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. See "Disclosure Regarding Forward Looking Statements."

RISKS INVOLVED WITH REIMBURSEMENT OF CLIENT HOSPITALS BY THIRD PARTY PAYORS

     The fees received by the Company for its services under management contracts with general acute care hospitals are paid directly to the Company by the hospitals. The Company's client hospitals receive reimbursement under either the Medicare or Medicaid programs or payments from insurers, self-funded benefit plans or other third-party payors for mental health and physical rehabilitation services provided by programs managed by the Company. As a result, the availability of such reimbursement or payment could have a significant impact on the decisions of general acute care hospitals to offer mental health and physical rehabilitation services pursuant to management contracts with the Company.

     At November 30, 1997, 193 of the 287 mental health treatment programs managed by the Company were geropsychiatric programs for which a substantial majority of the patients are covered by Medicare. The Company expects to continue to derive a significant portion of its revenue from management fees for such programs. The Medicare prospective payment system ("PPS") uses predetermined reimbursement rates for diagnosis related groups ("DRGs") to establish fixed payment amounts per discharge from an acute care hospital for specified diagnoses. Under certain circumstances, inpatient mental health and physical rehabilitation services provided by general acute care hospitals can qualify for an exemption from the DRG system. Such services are deemed to be exempt if they are provided in DPUs and are reimbursed by Medicare on an actual cost basis, subject to certain limitations. In the future, however, it is possible that Medicare reimbursement for mental health and physical rehabilitation services, including those provided by programs managed by the Company, could be reimbursed under the DRG system or otherwise altered. Any changes which limit or reduce Medicare reimbursement levels could therefore have a material adverse effect on the Company's client hospitals and, in turn, on the Company.

     Recent amendments to the Medicare regulations established maximum reimbursement amounts on a per case basis for both inpatient mental health and physical rehabilitation services. Effective as of October 1, 1997, regulations promulgated pursuant to these amendments establish a ceiling on the rate of increase in operating costs per case for mental health and physical rehabilitation services furnished to Medicare beneficiaries. Prior to these amendments, the reimbursement amounts were tied to each hospital's mental health or physical rehabilitation unit cost during such unit's first year of operations, subject to adjustment. The new regulations establish a nationwide cap limiting the reimbursement target amount on a per case basis for mental health and physical rehabilitation services to $10,547 and $19,250, respectively, subject to adjustments based on market indices and on costs for other similar units. There can be no assurance that such limitation will not result in the decline in amounts reimbursed to the Company's client hospitals and will not have an adverse effect on the business, operations and financial condition of the Company.

     A recently enacted amendment to the Medicare statutes provides for a gradual phase-out of cost-based reimbursement for physical rehabilitation services over a three-year period commencing on October 1, 2000. The resulting phase-in of reimbursement for physical rehabilitation services based on PPS could significantly lower Medicare reimbursements to hospitals providing physical rehabilitation services and thus have a material adverse effect on the business, operations and financial results of the Company.

     The Medicare and Medicaid programs are subject to additional statutory and regulatory changes, retroactive and prospective rate adjustments, administrative rulings and governmental funding restrictions, any of which could have the effect of limiting or reducing reimbursement levels to general acute care hospitals for patient services provided by programs managed by the Company. The Company cannot predict whether any such additional changes will be adopted or, if adopted, the effect, if any, such additional changes will have on the Company. A significant number of the Company's management contracts require the Company to refund some or all of its fee if Medicare reimbursement to the client hospital is disallowed for a patient treated in a program managed by the Company or if the fee paid to the Company is disallowed as a reimbursable cost. During fiscal 1997 and 1996, the Company reimbursed $219,294 and $429,849, respectively, in response to Medicare reimbursement denials. Also, Medicare retrospectively audits cost reports of client hospitals upon which Medicare reimbursement for services rendered in the programs managed by the Company is based. Accordingly, at any time, the Company could be subject to refund obligations to client hospitals for prior year cost reports that have not been audited and settled at the date hereof. In addition, certain of the Company's management contracts provide for renegotiation of their terms should the Medicare or Medicaid reimbursement for the mental health or physical rehabilitation services provided by the client hospital drop below a certain level. Any significant decrease in Medicare reimbursement levels, the imposition of significant restrictions on participation in the Medicare program, or the disallowance by Medicare of any significant portion of the client hospital's costs, including the management fee paid to the Company, where the Company has a reimbursement denial repayment obligation, could adversely affect the Company. There can be no assurance that hospitals which offer mental health or physical rehabilitation programs now or hereafter managed by the Company will satisfy the requirements for participation in the Medicare or Medicaid programs. See
" -- Contract Terms and Renewals," "Business -- Government Regulation" and "Business -- Operations -- Management Contracts."

     Both private and governmental payor sources, including Medicare and Medicaid, have instituted cost containment measures designed to limit payments made to health care providers, resulting in declining amounts reimbursed to hospitals for the services provided. As a result, the Company anticipates that the number of patients served by general acute care hospitals on an inpatient basis will decrease and, as an alternative, the number of patients served on a per diem, episodic or capitated basis will increase in the future. There can be no assurance that if amounts paid or reimbursed to hospitals decline, it will not adversely affect the Company.

GOVERNMENT REGULATION

     The federal government and all states in which the Company operates regulate various aspects of the services provided by programs managed by the Company. In particular, the construction and operation of hospital facilities and services are subject to federal, state and local licensure and certification laws relating to the adequacy of medical care, resident rights, equipment, personnel, operating policies, fire prevention, rate-setting and compliance with building codes, and environmental and other laws. The facilities operated by the Company's client hospitals are subject to periodic inspection by governmental and other regulatory authorities to ensure compliance with the standards established for continued licensure under state law and certification under the Medicare and Medicaid programs. Many states have adopted certificate of need and similar health planning laws that generally require state agency approval of certain new health care services or capital expenditures. A client hospital's failure to obtain or renew any required regulatory approvals or licenses could prevent such hospital from offering services or receiving Medicare and Medicaid payments.

     There are numerous federal and state laws that govern financial and other arrangements between health care providers. These laws prohibit certain direct and indirect payments or fee-splitting arrangements between health care providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. Such laws include the anti-kickback provisions of the federal Medicare and Medicaid Patient and Program Protection Act of 1987 and the physician self-referral provisions of the Omnibus Budget Reconciliation Act as expanded in 1993 (commonly referred to as "Stark II"). The anti-kickback provisions prohibit, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients. Stark II prohibits, in part, physicians from making any Medicare or Medicaid referrals for certain "designated health services" to any entity with which the physician has a "financial relationship." In addition to these anti-kickback and self-referral prohibitions, there are various federal and state laws prohibiting other types of fraud by health care providers, including criminal provisions which prohibit filing false claims or making false statements to receive payment or certification under Medicare or Medicaid, or failing to refund overpayments or improper payments. The Health Insurance Portability and Accountability Act of 1996 (the "Accountability Act") significantly expanded the scope of the federal fraud and abuse provisions, broadening the anti-kickback provisions to include all federal health care programs, in addition to Medicare and Medicaid. The Accountability Act also expanded the scope of the sanctions for fraud and abuse violations by increasing the size of the civil monetary penalty provisions and broadening the mandatory exclusion provisions such that any individual convicted of any felony in connection with the delivery of a health care item or service under a federal, state or local health care program is mandatorily excluded from Medicare/Medicaid participation. The Balanced Budget Act of 1997 (the "Balanced Budget Act") further expanded certain of these fraud and abuse provisions, including establishing civil money penalties for violations of the anti-kickback provisions. In addition, many states have similar fraud and abuse provisions. The Company is not a provider reimbursed by Medicare or Medicaid but provides services to such providers. As such, the Company could be considered subject to such federal and state laws. While the Company believes that its relationships with its client hospitals, medical directors and other providers and the fee arrangements with its client hospitals are consistent with Medicare and Medicaid criteria, those criteria are often vague and subject to interpretation. The federal government has been actively investigating health care providers for potential abuses. There can be no assurance that aggressive anti-fraud enforcement actions will not adversely affect the business of the Company.

     Certain of the services provided by Florida PPS and Acorn may be subject to certain licensing requirements in some states. Neither Florida PPS nor Acorn hold any licenses in states other than Florida and Pennsylvania, respectively. If the business operations of such entities are determined to require licenses in other states, then obtaining such licenses or the inability to obtain such licenses could adversely affect the business operations of such entities. In addition, several states have laws that prohibit business corporations from providing, or holding themselves out as providers of, medical care. While the Company has no reason to believe that it is in violation or has violated such statutes, these laws vary from state to state and have seldom been interpreted by the courts or regulatory agencies. See "Business -- Government Regulation."

UNCERTAINTY ASSOCIATED WITH HEALTH CARE LEGISLATION

     In addition to extensive government health care regulation, there are numerous initiatives on federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. The recently-enacted Balanced Budget Act seeks to achieve a balanced federal budget by, among other things, reducing federal spending on the Medicare and Medicaid programs. The law imposes, among other things, ceilings on the per patient amounts reimbursed to mental health and physical rehabilitation units of general acute care hospitals. There can be no assurance that these changes will not adversely affect the Company. See "-- Risk Involved with Reimbursement of Client Hospitals by Third Party Payors." In addition, there can be no assurance that currently proposed or future health care legislation or other changes in the administration or interpretation of governmental health care programs will not have an adverse effect on the Company. Concern about the potential effects or the proposed reform and budget reduction measures may have contributed to the volatility of prices of securities of companies in health care and related industries and may similarly affect the price of the Company's Common Stock in the future.

     In addition, some states in which the Company operates are considering various health care reform proposals. It is uncertain at this time what legislation on health care reform may ultimately be proposed or enacted or whether other changes in the administration or interpretation of governmental health care programs will occur. There can be no assurance that future health care legislation or other changes in the administration or interpretation of governmental health care programs will not have a material adverse effect on the Company's business, financial condition or results of operations. See
"Business -- Governmental Regulation -- Health Care Reform."

RELIANCE ON KEY CUSTOMER; GOVERNMENT SCRUTINY OF KEY CUSTOMER; RELATED PARTY ISSUES

     At August 31, 1997 and November 30, 1997, the Company had management contracts with 39 and 36 general acute care hospitals directly or indirectly owned by Columbia/HCA Healthcare Corporation ("Columbia/HCA"). These hospitals collectively accounted for approximately 19.1% of the revenues of the

Company for the year ended August 31, 1997 and approximately 16.6% of the revenues of the Company for the three months ended November 30, 1997. The termination or non-renewal of all or a substantial part of the management contracts with hospitals owned by Columbia/HCA could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business -- Operations -- Management Contracts -- Client Hospitals."

     In recent months, Columbia/HCA and its business practices have been under intense widespread review by governmental agencies. On December 22, 1997, the Company received a subpeona requesting the production of documents by January 30, 1998 relating to a geropsychiatric program managed by the Company since April 1995 at a Columbia/HCA hospital. Because the Company has a significant number of management contracts with Columbia/HCA which could also be subject to review, the governmental scrutiny of Columbia/HCA could directly or indirectly affect the Company or its relationship with Columbia/HCA.

     Medicare regulations limit reimbursement for health care charges paid to related parties. A party is considered "related" to a provider if it is deemed to be controlled by the provider. One test for determining control for this purpose is whether the percentage of the total revenues of the party received from services rendered to the provider is so high that it effectively constitutes control. Although the Company believes that it does not receive sufficient revenues from any customer, including Columbia/HCA, that would make it a related party, it is possible that such regulations could limit the number of management contracts that the Company could have with Columbia/HCA or any other client.

CONTRACT TERMS AND RENEWALS

     Approximately 93.6% of the Company's revenues for fiscal 1997 were derived from management contracts for mental health and physical rehabilitation services with general acute care hospitals. The contracts generally have initial terms of three to five years and many have automatic renewal terms subject to termination by either party. The contracts often provide for early termination either by the client hospital if specified performance criteria are not satisfied or by the Company under various other circumstances. Certain of the Company's management contracts provide for renegotiation of their terms should the Medicare or Medicaid reimbursement for the mental health or physical rehabilitation services provided by the client hospital drop below a certain level. Although the Company's management contracts are frequently renewed or extended prior to their stated expiration dates, some contracts expire without renewal and others are terminated by the Company or the client hospital for various reasons prior to their scheduled expiration. The continued success of the Company is subject to its ability to renew or extend existing management contracts and obtain new management contracts. Contract renewals and extensions are likely to be subject to competing proposals from other contract management companies as well as consideration by certain hospitals to convert from independently managed programs to programs operated internally or to terminate their programs in order to reassign patient beds for other health care purposes. There can be no assurance that any hospital will continue to do business with the Company following expiration or termination of its management contract. In addition, any changes in the Medicare program which have the effect of limiting or reducing reimbursement levels for services provided by programs managed by the Company could result in a reduction in the management fees paid to the Company or the early termination of existing management contracts and would adversely affect the ability of the Company to renew or extend existing management contracts and to obtain new management contracts. The termination or nonrenewal of a material number of management contracts could result in a significant decrease in the Company's net revenues and could have a material adverse effect on the Company's business, financial condition or results of operations. See
"Business -- Operations -- Management Contracts."

RISKS RELATED TO ACQUISITION STRATEGY

     As a part of its growth strategy the Company has pursued and intends to continue to pursue strategic acquisition opportunities as they arise. The acquisition of other businesses involves numerous risks, including the difficulty of assimilating the operations of the acquired business, the diversion of management's time and attention from other business concerns, the risks of entering markets or acquiring businesses in which the Company may have no or limited direct prior experience, the potential loss of key employees of the acquired business and the risk that an acquisition could reduce the Company's future earnings. Competition for acquisitions may intensify due to the ongoing consolidation in the health care industry, and may increase the price or reduce the availability of such acquisitions. While the Company completed the Acorn Acquisition on October 31, 1997, there can be no assurance that other acquisition candidates will be identified or that any future acquisition will be completed. There can be no assurance that the Company will be able to successfully implement growth through acquisitions or that any acquisition, including the Acorn Acquisition, will be successfully integrated into the Company's operations. Any failure to successfully assimilate an acquisition could result in financial expenditures and increased demands on management's time and could have a material adverse effect on the Company's business, financial condition and results of operations and on the price of the Common Stock. The Company may need to raise additional capital, through increased bank borrowings, issuing public or private debt securities, issuing stock as consideration, selling stock or otherwise, to fund acquisitions which may become available to the Company in the future. There can be no assurance that any such financing will be available or can be obtained on terms acceptable to the Company. At November 30, 1997, approximately $30.6 million, or approximately 49.8% of the Company's total assets, was goodwill relating to acquisitions. See "-- Risks Associated with Intangible Assets; Goodwill."


DEPENDENCE ON KEY PERSONNEL

     The Company's success depends upon its executive officers and members of its management team, the loss of one or more of whom could adversely affect the Company. The Company's success and growth strategy also depend on its ability to attract and retain qualified clinical, management, marketing and other personnel. The Company competes with general acute care hospitals and other health care providers for the services of psychiatrists, psychologists, social workers, therapists, physical therapists and other clinical personnel. Demand for clinical personnel for physical rehabilitation purposes is particularly high and they are often subject to competing offers of employment. There can be no assurance that the Company will be able to attract and retain the qualified personnel necessary for its business in the future. See "Business -- Operations" and "-- Employees."

COMPETITION

     The health care industry is highly competitive and subject to continual changes in the method in which services are provided and the types of companies providing such services. The contract management services industry is also highly competitive. The Company's competitors include several national companies as well as many regional and local companies, some of which have, or may obtain, greater resources than the Company. In addition, the Company's current and potential clients may choose to operate clinical programs themselves rather than contract with the Company. Furthermore, general acute care hospitals, the primary market for the Company's services, compete for patients with other providers of clinical services, including freestanding specialized hospitals. The inability of the Company or its client hospitals to compete effectively could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business -- Competition."

     The Company also competes with hospitals, nursing homes, clinics, physicians' offices and contract therapy companies for the services of physical, occupational and speech therapists. These specialists are in short supply and there can be no assurance that the Company will be able to attract a sufficient number of therapists for its growing needs.

RISKS ASSOCIATED WITH INTANGIBLE ASSETS; GOODWILL

     At November 30, 1997, $38.2 million, or 62.0%, of the Company's total assets were intangible assets. In the event of any sale or liquidation of the Company, there can be no assurance that the value of such intangible assets will be realized. In addition, any significant decrease in the value of such intangible assets could have a material adverse effect on the Company.

     Under current generally accepted accounting standards, the Company is required to review goodwill on a continuous basis and, if the business to which goodwill relates is discontinued, to write off the goodwill related to such business. As a result, in the event of the loss of a significant number of contracts relating to an acquisition by the Company, the Company could be required to write off the goodwill associated with the acquisition.

ANTI-TAKEOVER PROVISIONS

     The authorized capital stock of the Company includes 500,000 shares of Preferred Stock, none of which is currently outstanding. The Company's Certificate of Incorporation gives the Board of Directors the authority without further action by the stockholders to issue and establish the rights and preferences of one or more series of Preferred Stock. This authority may deter or delay changes of control of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over the then current market price. All outstanding shares of Common Stock of the Company are accompanied by currently nontransferable rights issued pursuant to a rights agreement approved by the stockholders of the Company. The rights become exercisable for shares of Common Stock upon the occurrence of certain events generally related to the acquisition of control of the Company by a third party. The rights represent a short-term plan designed to prevent an acquiror from gaining control of the Company without offering all the stockholders what the Board of Directors believes to be the full value of their investment. The existence of the rights, however, could have the effect of deterring tender offers or takeover attempts, even though such an offer or attempt might appear to stockholders to be beneficial, and could make it more difficult for the holder of a large block of the Common Stock to assume control of the Company. In addition, it has been argued that rights plans, in general, have the effect of entrenching management by discouraging certain takeovers which are not favored by management.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Company completed an initial public offering of its Common Stock in March 1995. The Common Stock of the Company was originally listed on the American Stock Exchange and was traded under the symbol "HMH". On May 7, 1996, the Common Stock of the Company began trading on the Nasdaq National Market under the symbol "HMHM". On August 12, 1997, the Nasdaq trading symbol for the Company was changed to "HORC" following the change of its corporate name from Horizon Mental Health Management, Inc.

     The following table sets forth the high and low sale prices per share for the Common Stock of the Company as reported by the American Stock Exchange or the Nasdaq National Market, as applicable, for the periods indicated:


                                                               HIGH          LOW
                                                              ------        ------
FISCAL YEAR ENDED AUGUST 31, 1996(1):
  September 1, 1995 -- November 30, 1995....................  $12.67        $ 9.50
  December 1, 1995 -- February 29, 1996.....................   12.67         10.67
  March 1, 1996 -- May 31, 1996.............................   15.00         12.75
  June 1, 1996 -- August 31, 1996...........................   19.50         14.17
FISCAL YEAR ENDED AUGUST 31, 1997(1):
  September 1, 1996 -- November 30, 1996....................   18.67         14.67
  December 1, 1996 -- February 28, 1997.....................   19.67         16.33
  March 1, 1997 -- May 31, 1997.............................   20.00         15.38
  June 1, 1997 -- August 31, 1997...........................   26.12         18.00
FISCAL YEAR ENDED AUGUST 31, 1998(1):
  September 1, 1997 -- November 30, 1997....................   29.12         20.50
  December 1, 1997 -- January 16, 1998......................   23.75         19.00


---------------

(1) Adjusted to reflect three-for-two stock split effected by the Company as a 50% stock dividend on January 31, 1997.


     The reported last sale price per share of the Common Stock as reported by the Nasdaq National Market on January 16, 1998 was $20.12. As of January 16, 1998, the Company had 7,070,512 shares of Common Stock outstanding. As of January 16, 1998, there were 48 stockholders of record of the Common Stock of the Company.

     The Company has not paid or declared any cash dividends on its capital stock since its inception. The Company currently intends to retain all future earnings for use in the expansion and operation of its business. Future borrowings may limit the Company's ability to pay dividends. The payment of any future cash dividends will be determined by the Board of Directors in light of conditions then existing, including the Company's earnings, financial condition and capital requirements, restrictions in financing agreements, business conditions and other factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                USE OF PROCEEDS


     All of the shares of Common Stock offered hereby are being offered by the Selling Stockholders. The Selling Stockholders consist of former Specialty stockholders who have exercised registration rights. See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of the shares being offered hereby.


                                 CAPITALIZATION

     The following table sets forth the cash and short-term investments and capitalization of the Company at November 30, 1997. This table should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto included elsewhere in this Prospectus.

                                                               NOVEMBER 30,
                                                                   1997
                                                              --------------
                                                               (UNAUDITED)
                                                              (IN THOUSANDS)
Cash and short-term investments(1)..........................     $ 1,758
                                                                 =======
Total long-term debt (including current maturities)(1)......     $11,046
                                                                 -------
Stockholders' equity:
  Preferred Stock, $.10 par value:
     500,000 shares authorized; none issued or
     outstanding............................................          --
  Common Stock $.01 par value:
     40,000,000 shares authorized; 7,026,262 shares issued
     and outstanding(2).....................................          70
Additional paid-in capital..................................      17,037
Retained earnings...........................................      17,397
                                                                 -------
       Total stockholders' equity...........................      34,504
                                                                 -------
          Total capitalization..............................     $45,550
                                                                 =======

---------------

(1) As of November 30, 1997, the Company had a $14.0 million revolving credit facility under which approximately $3.0 million was available at such date. On December 9, 1997, the Company entered into a senior secured credit facility in an aggregate amount of up to $50.0 million, which replaced the Company's existing $14.0 million revolving credit facility. The new credit facility consists of a $10.0 million revolving credit facility to fund ongoing working capital requirements and a $40.0 million advance term facility to refinance certain existing debt and to finance future acquisitions by the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note 6 of Notes to Consolidated Financial Statements of the Company.

(2) Excludes 1,552,843 shares of Common Stock issuable upon exercise of options outstanding at November 30, 1997, at a weighted average exercise price of $6.81 per share.

        SELECTED CONSOLIDATED FINANCIAL INFORMATION AND STATISTICAL DATA

     The selected historical consolidated financial data presented below for the fiscal years ended August 31, 1995, 1996 and 1997, and at August 31, 1996 and August 31, 1997, are derived from the audited Consolidated Financial Statements of the Company included elsewhere in this Prospectus. The selected historical consolidated financial data presented below for the fiscal years ended August 31, 1993 and 1994, and at August 31, 1993, 1994 and 1995, are derived from the audited consolidated financial statements of the Company not included herein. The summary historical consolidated financial data presented below as of and for the three months ended November 30, 1996 and 1997 are derived from the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus, which have been prepared by management on the same basis as the audited Consolidated Financial Statements of the Company, and, in the opinion of management, include all adjustments consisting of normal recurring accruals which the Company considers necessary for a fair presentation of such information. The results for any interim period are not necessarily indicative of the results for a full fiscal year.

     Effective August 11, 1997, Horizon acquired Specialty in a share exchange transaction with the stockholders of Specialty which was accounted for as a pooling of interests. The Consolidated Financial Statements of the Company give effect to the Specialty exchange by combining (a) the financial statements of Horizon for the years ended August 31, 1995 and 1996 with the financial statements of Specialty for the years ended December 31, 1995 and 1996 and (b) the results of operations of Horizon for the year ended August 31, 1997 with the results of operations of Specialty for the twelve month period ended August 31, 1997, in each case on a pooling of interests basis. Specialty was a division of National Medical Enterprises, Inc. during the year ended December 31, 1994. The operations of Specialty for the four month period ended December 31, 1996 resulting in net revenues and net income of $10.8 million and $849,000, respectively, have been included in the restated statement of operations for both the year ended August 31, 1996 and the year ended August 31, 1997. The effect of including Specialty's net income for the four months in both periods is eliminated in stockholders' equity in the Consolidated Financial Statements of the Company. The selected financial information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Consolidated Financial Statements of the Company and Notes thereto included elsewhere in this Prospectus.


     The Company has adopted SFAS 128. Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if the Company's stock options and warrants were exercised. Such dilutive potential common shares are calculated using the treasury stock method. All prior-period earnings per share data presented has been restated in accordance with SFAS 128. See also footnotes 2 and 11 of the Consolidated Financial Statements of the Company and Notes thereto included elsewhere in this Prospectus.



     The unaudited pro forma financial data presented below gives effect to the acquisition by the Company of Acorn in a transaction accounted for as a purchase. The unaudited pro forma financial data is derived from the unaudited pro forma financial statements included in the Company's Current Report on Form 8-K dated October 31, 1997 incorporated by reference in this Prospectus. These unaudited pro forma financial statements should be read in conjunction with the audited Consolidated Financial Statements and Notes thereto of the Company included elsewhere in this Prospectus and the audited Financial Statements and Notes thereto of Acorn included in such Current Report on Form 8-K.

                                                                                                            THREE MONTHS
                                                   FISCAL YEAR ENDED AUGUST 31,                          ENDED NOVEMBER 30,
                                  --------------------------------------------------------------   ------------------------------
                                                                                      PRO FORMA                        PRO FORMA
                                                                                     -----------                       ----------
                                   1993     1994(1)   1995(1)    1996       1997        1997        1996      1997        1997
                                  -------   -------   -------   -------   --------   -----------   -------   -------   ----------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
 Contract management revenues...  $20,960  $24,962   $68,721    $95,244   $102,263    $102,263     $24,720   $26,599    $26,599
 Other(2).......................    7,770    5,297       634        995      7,004      14,049       2,160     2,723      4,108
                                  -------   -------   -------   -------   --------    --------     -------   -------    -------
       Total revenues...........   28,730   30,259    69,355     96,239    109,267     116,312      26,880    29,322     30,707
Operating expenses:
 Salaries and benefits..........   16,031   16,814    40,083     55,810     60,048      62,172      14,842    15,729     16,091
 Purchased services.............    4,398    4,731    10,794     13,880     16,466      18,190       3,679     4,859      5,212
 Provision for bad debts........      359      312     1,680      1,435      3,034       3,034         308       355        355
 Other..........................    5,703    5,745     9,189     11,848     12,796      13,831       3,395     3,574      3,733
 Depreciation and
   amortization.................      585      560     1,133      1,812      2,201       2,972         597       612        736
 Merger expenses................       --       --        --         --      3,528       3,528          --        --         --
                                  -------   -------   -------   -------   --------    --------     -------   -------    -------
Operating income................    1,654    2,097     6,476     11,454     11,194      12,586       4,059     4,193      4,580
Interest and other income
 (expense), net.................   (1,111)  (1,005)   (1,003)       (67)       120        (810)         34        44        (94)
                                  -------   -------   -------   -------   --------    --------     -------   -------    -------
Income before income taxes......      543    1,092     5,473     11,387     11,314      11,775       4,093     4,237      4,486
Income tax expense (benefit)....       44      (20)    1,695      4,609      4,518       4,693       1,686     1,707      1,802
                                  -------   -------   -------   -------   --------    --------     -------   -------    -------
Income before equity in net
 earnings of Horizon LLC and
 minority interest..............      499    1,112     3,778      6,778      6,796       7,082       2,407     2,530      2,684
Equity in net earnings of
 Horizon LLC....................       --      364     1,568         --         --          --          --        --         --
Minority interest...............       --       --        --         (2)      (140)       (140)        (24)       (6)        (6)
                                  -------   -------   -------   -------   --------    --------     -------   -------    -------
Net income......................  $   499   $1,476    $5,346    $ 6,776   $  6,656    $  6,942     $ 2,383   $ 2,524    $ 2,678
                                  =======   =======   =======   =======   ========    ========     =======   =======    =======
Basic earnings per share(3).....  $  0.16   $ 0.47    $ 1.05    $  1.03   $   0.96    $   1.00     $  0.35   $  0.36    $  0.38
                                  =======   =======   =======   =======   ========    ========     =======   =======    =======
Weighted average shares
 outstanding(3).................    3,123    3,123     5,111      6,561      6,929       6,929       6,876     6,980      6,980
                                  =======   =======   =======   =======   ========    ========     =======   =======    =======
Diluted earnings per share(3)...  $  0.14   $ 0.38    $ 0.89    $  0.90   $   0.87    $   0.90     $  0.31   $  0.33    $  0.35
                                  =======   =======   =======   =======   ========    ========     =======   =======    =======
Weighted average shares and
 dilutive potential common
 shares outstanding(3)..........    3,489    3,934     5,997      7,510      7,681       7,681       7,646     7,761      7,761
                                  =======   =======   =======   =======   ========    ========     =======   =======    =======
BALANCE SHEET DATA (AT END OF PERIOD):
Cash and short-term
  investments...................  $ 1,633   $2,144    $3,249    $ 8,346   $  5,517                 $ 7,718   $ 1,758
Non-cash working capital
 (deficit)......................      317   (1,982)    1,145        405       (452)                  2,497     4,790
Intangible assets (net)(4)......    8,031    7,676    14,998     19,887     26,005                  19,724    38,207
Total assets....................   14,216   15,079    33,587     45,214     48,728                  48,043    61,579
Total debt......................   13,732   12,121     3,216      3,576         --                   3,709    11,046
Stockholders' equity
 (deficit)......................   (2,936)  (1,434)   17,225     25,149     31,682                  27,057    34,504


                              AUG 31,   NOV 30,   FEB 29,   MAY 31,   AUG 31,   NOV 30,   FEB 28,   MAY 31,   AUG 31,   NOV 30,
                               1995      1995      1996      1996      1996      1996      1997      1997      1997      1997
STATISTICAL DATA:             -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
NUMBER OF CONTRACT LOCATIONS(5):
Contract locations in
  operation.................    146       150       145       162       163       162       162       176       181       179
Contract locations signed
  and unopened..............     15        16        13        19        16        22        10        18        14        15
                                ---       ---       ---       ---       ---       ---       ---       ---       ---       ---
Total contract locations....    161       166       158       181       179       184       172       194       195       194
                                ===       ===       ===       ===       ===       ===       ===       ===       ===       ===
SERVICES COVERED BY CONTRACTS(5):
Inpatient...................    138       142       137       155       156       152       157       164       166       165
Partial hospitalization.....     64        69        70        78        84        84        86       101       104       103
Outpatient..................     15        16        18        25        20        29        28        21        24        27
Home health.................      1         3         6         7        13        14        13        15        17        13
CQI+........................     46        48        55        60        64        67        71        78        86        87

TYPES OF TREATMENT PROGRAMS(5):
Geropsychiatric.............    102       111       117       125       144       145       153       183       197       193
Adult psychiatric...........     81        84        81        87        82        83        80        74        75        70
Substance abuse.............      9         9         9        24        20        22        21        16        10        12
Other mental health.........      2         2         2         6         5         7         8         4         9        12
Physical rehabilitation.....     23        24        22        23        22        22        22        22        20        21

---------------

(footnotes on next page)

---------------

(1) Effective August 1, 1994, the Company and Mental Health Management, Inc. ("MHM") formed Horizon Mental Health Management Company, L.L.C., a Delaware limited liability company ("Horizon LLC"). Horizon LLC assumed management responsibility for all of the then existing management contracts of the Company and MHM. Certain provisions of the limited liability company agreement which required the consent of MHM for certain transactions prevented the Company from having the ability to control Horizon LLC under generally accepted accounting principles and therefore Horizon LLC was not consolidated with Horizon for accounting purposes through February 28, 1995. As a result, the revenues and expenses of Horizon LLC for the period August 1, 1994 through February 28, 1995 are not included in the revenues and expenses of the Company; instead, for such periods the Company accounted for its investment in Horizon LLC by the equity method and reflected its share of Horizon LLC's net income for the period in question as "Equity in Net Earnings of Horizon LLC." Effective with the acquisition of the minority interest in Horizon LLC of MHM on March 20, 1995, the MHM contracts were assigned to the Company and Horizon LLC became a wholly owned subsidiary of Horizon. Horizon LLC was consolidated with the Company effective March 1, 1995. The Company's share of Horizon LLC's net earnings was $364,000 through August 31, 1994 and $1,567,720 from September 1, 1994 through February 28, 1995. The Horizon LLC agreement stipulated that MHM, as a member of Horizon LLC, would be allocated the first $1,750,000 of Horizon LLC net earnings in each of the fiscal years ending August 31, 1995 and 1996. $1,750,000 was allocated to MHM during the six months ended February 28, 1995.

(2) Other revenues for the fiscal years ended August 31, 1993, 1994, 1995 and 1996 consist primarily of revenues earned from a psychiatric hospital formerly operated by the Company, patient services and physician contract management fees, or subsequent adjustments for Medicare settlements recognized during the respective period. The Company subleased the operations of the hospital to a third party effective July 31, 1994. For fiscal 1997 and the three months ended November 30, 1997, other revenues consisted of revenues from mental health services and employee assistance programs conducted through Florida PPS. For pro forma fiscal 1997 and the three months ended November 30, 1997 (actual and pro forma), other revenues also consisted of revenues from employee assistance programs and related services offered by Acorn. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) Adjusted to reflect a three-for-two stock split effected by the Company as a 50% stock dividend on January 31, 1997 and calculated in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share."

(4) The Company recorded additional goodwill of $9,258,513 and additional management contract value of $3,370,748, reflected in the November 30, 1997 balance sheet data, as a result of the acquisition on October 31, 1997 of Acorn. The Company recorded additional goodwill of $4,498,038 and $714,672 and additional management contract values of $507,948 and $141,066, as a result of the acquisitions on March 15, 1997 of Geriatric and Clay Care, respectively. On August 1, 1996, the Company purchased 80% of the outstanding common stock of Florida PPS. Due to this purchase, $3,298,885 was recorded as goodwill during 1996 and 1997. On April 1, 1996, the Company purchased all of the outstanding capital stock of the Parkside Company. In connection with this purchase, approximately $1,400,000 was recorded as goodwill and $2,100,000 as management contracts. Effective January 3, 1995, the Company acquired the net assets and operations of National Medical Management Services, a division of National Medical Enterprises, Inc. Due to this purchase, $120,350 was recorded as goodwill and $1,000,000 as management contracts. On March 20, 1995, $9,683,467 of the net proceeds to the Company from its initial public offering were used to purchase MHM's minority interest in Horizon LLC. The purchase transaction eliminated MHM's equity interest in Horizon LLC ($2,794,715) and recognized an increase in intangible assets based upon the value of Horizon LLC management contracts ($2,355,000). The remaining purchase price was recorded as goodwill ($4,533,752). The recorded goodwill was increased by $376,639 in March, 1996 based on a final valuation of MHM's minority interest. In each such acquisition, the increase in contract value will be amortized over seven years and the goodwill over forty years.

(5) Represents combined information for both Horizon and Specialty.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company provides contract management of clinical and related services for general acute care hospitals and is currently the leading manager of mental health programs offered by general acute care hospitals in the United States. The Company has grown both internally and through acquisitions, increasing both the number of its management contracts and the variety of its treatment programs and services. The Company was formed in July 1989 as the successor to Horizon Health Management Company, which had been engaged in the mental health contract management business since 1981. During the period from 1989 to 1994, the Company grew primarily from its internal sales efforts as it focused its business operations entirely on the contract management of mental health programs. In 1995, the Company began to pursue acquisitions as an additional source of growth. Over the last five years, the Company has increased its management contracts from 43 to a total of 194 as of November 30, 1997, and currently operates in 38 states. Of those management contracts, 176 related to mental health programs and 18 related to physical rehabilitation programs. The 194 management contracts cover 308 various treatment programs. The Company has also developed a proprietary mental health outcomes measurement system known as CQI+ and at November 30, 1997 provided outcome measurement services at 87 hospital locations.

     The Company's strategy is to enhance its position as the leader in the contract management of mental health programs and to further expand the range of services which it offers to its existing and new client hospitals to include other clinical and related services and programs. A significant challenge in obtaining clinical management contracts from hospitals is overcoming the initial reservations that many hospital administrators have with outsourcing key clinical services. The Company believes its expertise in working with hospital administrations, its reputation in the industry and its existing relationships with 194 hospitals nationwide provide it with a significant advantage in obtaining new contracts. The Company also believes it has substantial opportunities to cross-sell a broad range of mental health services and physical rehabilitation services to existing client hospitals by marketing and selling its mental health services to client hospitals for which the Company currently manages only physical rehabilitation programs, and by marketing and selling its physical rehabilitation services to client hospitals for which the Company currently manages only mental health programs. The Company is pursuing the development of such opportunities as a primary part of its business strategy. The Company has successfully expanded the breadth of management services it offers to hospitals to include the full continuum of mental health services, including mental health outcome measurement services, and physical rehabilitation services and its contracts increasingly provide for multiple services. In addition, the Company capitalizes on its expertise in managing the delivery of mental health services to offer mental health services and employee assistance programs directly to businesses and managed care organizations.

     REVENUES

     The primary factors affecting revenues in any period are the number of management contracts with treatment programs in operation in the period and the number of services covered by each such management contract. The Company provides its management services under contracts with terms generally ranging from three to five years. Each contract is tailored to address the differing needs of each client hospital and its community and increasingly cover multiple treatment programs and services. The Company and the client hospital determine the programs and services to be offered by the hospital and managed by the Company, which may consist of one or more mental health or physical rehabilitation treatment programs offering inpatient, partial hospitalization, outpatient or home health services. Under the contracts, the hospital is the actual provider of the mental health or physical rehabilitation services and utilizes its own facilities (including beds for inpatient programs), nursing staff and support services (such as billing, dietary and housekeeping) in connection with the operations of its programs. As the Company has expanded the breadth of treatment programs it offers to hospitals, it has moved from managing one treatment program under a single contract with a hospital to managing multiple treatment programs under such contract.

     Contracts are frequently renewed prior to or at their stated expiration dates. Some contracts are terminated prior to their stated expiration dates pursuant to agreement of the parties or early termination provisions included in the contracts. As of August 31, 1995, 1996 and 1997, the Company had successfully retained 74%, 80% and 78%, respectively, of the management contracts in existence at the beginning of such fiscal years. The Company believes the most frequent reason its client hospitals do not renew their contracts with the Company is that the hospitals decide to manage such programs themselves.

     Under each contract, the Company receives a fee for its management services from the client hospital. Management fees may be either a variable fee related in part to patient volume, a fixed monthly fee or reimbursement for direct program costs plus a fixed fee. The management fee is frequently subject to periodic adjustments as a result of changes in the consumer price index or other economic factors. Payors, including Medicare and Medicaid, are attempting to manage costs, resulting in declining amounts paid or reimbursed to hospitals for the services provided. As a result, the Company anticipates that the number of patients served by general acute care hospitals on an inpatient basis will decrease and, as an alternative, the number of patients served on a per diem, episodic or capitated basis will increase in the future.


     Over the past three years, the Company has increased revenues through acquisitions (discussed below) and through internal growth by adding services, price escalators and volume increases at existing contract locations. During that period, the Company has generated a net increase of 20 additional management contracts achieved through its internal sales effort. Of these contracts, 4 were added in fiscal 1995, 11 in fiscal 1996 and 5 in fiscal 1997. In fiscal 1997, the average quarterly year-over-year increase in same site revenues was 7.0%. The Company has increased prices for its contract services over the last three years. This has primarily been due to the increased range of services offered per contract and the increased demand for geropsychiatric services as general hospitals have sought to enter this market. An additional factor in the pricing strategy has been the Company's policy of establishing a minimum direct margin threshold for its management contracts. Because the pooling with Specialty occurred on August 11, 1997, fiscal 1997 margins do not reflect the integration or the elimination of Specialty's executive, administrative, accounting and personnel functions and information systems, the closing of two Specialty office facilities and other synergies which management believes should result in improved margins in fiscal 1998.


     The Company's mix of programs has changed over the last three years reflecting the increased interest in geropsychiatric programs by general hospitals. Geropsychiatric programs as a percentage of the Company's total mental health programs have increased from approximately 51% to 70% during that period.

     Most of the Company's client hospitals receive reimbursement under one or more of the Medicare or Medicaid programs for mental health and physical rehabilitation services provided in programs managed by the Company. The Company is paid directly by its client hospitals for the management services it provides. Under many of its management contracts the Company is obligated to refund all or a portion of its fee if either Medicare denies reimbursement to the client hospital for individual patient treatment or if the fee paid to the Company is denied by Medicare as a reimbursable cost. During the fiscal years ended August 31, 1997 and 1996, the Company refunded approximately $219,294 and $429,849, respectively, of its fees as a result of these denials.

     Recent amendments to the Medicare regulations established maximum reimbursement amounts on a per case basis for both inpatient mental health and physical rehabilitation services. Effective as of October 1, 1997, regulations promulgated pursuant to these amendments establish a ceiling on the rate of increase in operating costs per case for mental health and physical rehabilitation services furnished to Medicare beneficiaries. Prior to these amendments, the reimbursement amounts were tied to each hospital's mental health or physical rehabilitation unit cost during such unit's first year of operations, subject to adjustment. The new regulations establish a nationwide cap limiting the reimbursement target amount on a per case basis for mental health and physical rehabilitation services to $10,547 and $19,250, respectively, subject to adjustments based on market indices. There can be no assurance that such limitation will not result in the decline in amounts reimbursed to the Company's client hospitals and will not have an adverse effect on the business, operations and financial condition of the Company.

     A recently enacted amendment to the Medicare statutes provides for a gradual phase-out of cost-based reimbursement for physical rehabilitation services over a three-year period commencing on October 1, 2000. The resulting phase-in of reimbursement for physical rehabilitation services based on PPS could significantly lower Medicare reimbursements to hospitals and thus have a material adverse effect on the business, operations and financial results of the Company.

     OPERATING EXPENSES

     The primary factor affecting operating expenses in any period is the number of management contracts with programs in operation in the period. The Company's operating expenses consist primarily of salaries and benefits paid to its therapists and supporting personnel. Each mental health program managed by the Company has a psychiatric medical director, a program director who is usually a psychologist or a social worker, a community relations coordinator and additional social workers or therapists as needed. Each physical rehabilitation program managed by the Company has an independent medical director, a program director, and additional clinical staff tailored to meet the needs of the program and the client hospital, which may include physical and occupational therapists, a speech pathologist, a social worker and other appropriate supporting personnel. Each medical director has a contract with the Company under which on-site administrative services needed to administer the program are provided. Except for the nursing staff, which is typically provided by the hospital, the other personnel are employees of the Company. At November 30, 1997, the Company had an average of five employees per contract location.

     Purchased services includes payments to independent health care professionals providing services under the capitated mental health services contracts and employee assistance programs offered by the Company. Operating expenses for the Company's other mental health services and employee assistance programs are comprised of approximately 49% salaries and benefits and approximately 42% purchased services from network providers. Other costs and expenses include items such as marketing costs and expenses, accounting and legal fees and expenses, employee relocation expenses, rent, utility and property taxes.

     ACQUISITIONS

     On October 31, 1997, the Company acquired all of the outstanding capital stock of Acorn for approximately $12.7 million in cash. Acorn provides employee assistance programs and other related services to self-insured employers. See the audited Financial Statements and Notes thereto of Acorn and the Unaudited Pro Forma Condensed Combined Financial Statements and Notes thereto included in the Current Report on Form 8-K of the Company dated October 31, 1997 incorporated herein by reference.

     On August 11, 1997, Horizon acquired Specialty in a transaction accounted for as a pooling of interests, resulting in a restatement of the Company's financial results for the fiscal years ended August 31, 1995, 1996 and 1997. Included in the Company's financial statements for the fiscal years ended August 31, 1995 and 1996 are the financial results of Specialty for the years ended December 31, 1995 and 1996, respectively. Included in the Company's financial statements for the fiscal year ended August 31, 1997 are the financial results of Specialty for the twelve months ended August 31, 1997.

     As a result, in the Company's financial statements for the fiscal year ended August 31, 1995, the financial results of Specialty are included for twelve months although Specialty, which began operations in January 1995, was only in operation for eight months of the Company's fiscal year. In addition, the financial results of Specialty for the four months of September 1, 1996 through December 31, 1996 are included in the Company's financial statements for both fiscal 1996 and 1997. The operations of Specialty for the four months ended December 31, 1996, resulted in net revenues and net income of $10.8 million and $849,000, respectively. As a result, an adjustment was made to stockholders' equity in the consolidated financial statements of the Company to eliminate the effect of including Specialty's net income for the four months in both periods. Additionally, the consolidated statement of cash flows was adjusted to reflect the cash flows of Specialty for the four months ended December 31, 1996. The treatment of the Specialty acquisition as a pooling of interests resulted in the Company recognizing merger-related expenses of approximately $3,528,000 and an offsetting tax benefit of approximately $1,340,000, which taken together resulted in a one-time charge of $.32 to basic earnings per share and $.28 to diluted earnings per share.


     Other acquisitions during the last three years have significantly affected the Company's results of operation and financial condition. The Company acquired 39 management contracts from Mental Health Management, Inc. ("MHM") on March 20, 1995, 19 management contracts from Parkside on April 1, 1996 and 23 management contracts with the acquisition of Geriatric and Clay Care on March 15, 1997. In addition, on August 1, 1996 the Company acquired Florida PPS, a company specializing in providing mental health services under capitated contracts, which had approximately $5.7 million in revenues for the year ended August 31, 1997.

     Due to the structure of the acquisition of the 39 management contracts from MHM, the Company reported virtually no revenues or expenses for the six months ended February 28, 1995, other than revenues and expenses of Specialty as restated due to the pooling of interests transaction with Specialty as previously discussed.

RESULTS OF OPERATIONS

     The following table sets forth for the fiscal years ended August 31, 1995, 1996 and 1997 and the three months ended November 30, 1997, the percentage relationship to total net revenues of certain costs, expenses and income and the number of management contracts in operation at the end of each fiscal year.

                                                                         THREE MONTHS
                                                                             ENDED
                                                 YEAR ENDED AUGUST 31,   NOVEMBER 30,
                                                 ---------------------   -------------
                                                 1995    1996    1997    1996    1997
                                                 -----   -----   -----   -----   -----
Revenues:
  Contract management revenues.................   99.1%   99.0%   93.6%   92.0%   90.7%
  Other........................................    0.9     1.0     6.4     8.0     9.3
                                                 -----   -----   -----   -----   -----
Total revenues.................................  100.0   100.0   100.0   100.0   100.0
Operating expenses
  Salaries and benefits........................   57.8    58.0    55.0    55.2    53.6
  Purchased services...........................   15.6    14.4    15.1    13.7    16.6
  Provision for bad debts......................    2.4     1.5     2.8     1.1     1.2
  Other........................................   13.2    12.3    11.7    12.7    12.1
  Depreciation and amortization................    1.7     1.9     2.0     2.2     2.2
  Merger expenses..............................     --      --     3.2      --      --
                                                 -----   -----   -----   -----   -----
Total operating expenses.......................   90.7    88.1    89.8    84.9    85.7
                                                 -----   -----   -----   -----   -----
Operating income...............................    9.3    11.9    10.2    15.1    14.3
                                                 -----   -----   -----   -----   -----
Interest and other income (expense), net.......   (1.4)   (0.1)    0.1     0.1     0.2
                                                 -----   -----   -----   -----   -----
Income before income taxes and minority
  interest.....................................    7.9    11.8    10.3    15.2    14.5
Income tax expense.............................    2.5     4.8     4.1     6.2     5.9
                                                 -----   -----   -----   -----   -----
Income before equity in net earnings of Horizon
  LLC and minority interest....................    5.4     7.0     6.2     9.0     8.6
Equity in net earnings of Horizon LLC..........    2.3      --      --      --      --
Minority interest..............................     --      --    (0.1)     --      --
                                                 -----   -----   -----   -----   -----
Net income.....................................    7.7%    7.0%    6.1%    9.0%    8.6%
                                                 =====   =====   =====   =====   =====
Number of contracts in operation, end of
  period.......................................    146     163     181     162     179

     THREE MONTHS ENDED NOVEMBER 30, 1997 COMPARED TO THREE MONTHS ENDED NOVEMBER 30, 1996

     Revenue. Revenues for the three months ended November 30, 1997 were $29.3 million representing an increase of $2.4 million, or 8.9%, as compared to revenues of $26.9 million for the corresponding period in the prior fiscal year. An increase in contract management revenues accounted for $1.9 million of the $2.4 million increase in revenues. The $1.9 million increase in contract management revenues results from revenue recorded for Geriatric and Clay Care. The Company acquired 100% of the outstanding voting stock of Geriatric and Clay Care effective March 15, 1997 and consolidated Geriatric and Clay Care with the Company as of the effective date of acquisition. Patient service revenues increased $1.3 million of which $690,000 resulted from revenue recorded for Acorn and the remaining increase resulted from the expansion of provider services at Florida PPS. The Company acquired 100% of the outstanding voting stock of Acorn effective October 31, 1997 and consolidated Acorn with the Company as of the effective date of acquisition. Other revenues for the three months ended November 30, 1996 included $700,000 resulting from a favorable cost report adjustment for Mountain Crest.


     Salaries and Benefits. Salaries and benefits for the three months ended November 30, 1997 were $15.7 million representing an increase of $887,000, or 6%, as compared to salaries and benefits of $14.8 million for the prior fiscal year. Salary and benefits cost per full time equivalent for the three months ended November 30, 1997 were $14,338 representing an increase of $121 per full time equivalent, or 0.9%, as compared to salary and benefits cost of $14,217 per full time equivalent for the prior fiscal year. The number of full time equivalents for the three months ended November 30, 1997 was approximately 1,097, representing an increase of 53, or 5.1%, as compared to approximately 1,044 full time equivalents in the prior fiscal year.


     Depreciation and Amortization. Depreciation and amortization expenses for the three months ended November 30, 1997 were $612,000 representing an increase of $14,000, or 2.3%, as compared to depreciation and amortization expenses of $597,000 for the corresponding period in the prior fiscal year. An increase of $52,000 is due to the amortization of goodwill of $9.3 million, $4.5 million, and $700,000 resulting from the acquisition of Acorn, Geriatric and Clay Care, respectively. Amortization expense also increased $63,000 in relation to the value placed on the contracts of Acorn, Geriatric and Clay Care. These increases were offset by a decrease in amortization expense of $37,000 associated with contracts acquired in 1990 which were fully amortized at February 1997. These increases were also offset by the recording of an additional $73,000 of depreciation expense in November 1996 due to the change in the Company's definition of a capital expenditure. The remaining increase results from the depreciation expense of additional equipment acquired by acquisition or purchased for the operation of the Company's contract management business.

     Other Operating Expenses (Including Purchased Services and Provision for Bad Debts). Other operating expenses for the three months ended November 30, 1997 were $8.8 million representing an increase of $1.4 million, or 18.9%, as compared to other operating expenses of $7.4 million for the corresponding period in the prior fiscal year. The following components identify the variances between the periods reported.


     Purchased services included a $635,000 increase in direct service fees for the three months ended November 30, 1997 as compared to the same period in the prior fiscal year as a result of the expansion of provider services at Florida PPS and the acquisition of Acorn on October 31, 1997. Direct service fees increased $460,000 at Florida PPS and $175,000 in relation to Acorn, respectively. In addition, an increase occurred in purchased services due to an increase of $397,000 in consulting fees. Consulting fees increased $164,000 as a result of software upgrades at the regional offices and National Support Center, $50,000 resulting from the acquisition of Geriatric and Clay Care effective March 15, 1997, $53,000 related to the annual Program Directors conference, and $32,000 related to a Mental Health Outcomes assessment study. Purchased services also includes a $22,000 increase in Medial Directors' administrative fees for the three months ended November 30, 1997 as compared to the three months ended November 30, 1996. Medical Directors' administrative fees increased $163,000 and $50,000 as a result of the acquisitions of Geriatric and Clay Care effective March 15, 1997. This increase was offset by a decline in Medical Directors' administrative fees between the periods resulting from certain physician contracts having been renegotiated resulting in a general lowering of compensatory fees.



     Bad Debt Expense was $355,000 for the three months ended November 30, 1997 as compared to $308,000 for the three months ended November 30, 1996. This increase was primarily due to the non-timely payment by certain contracted hospitals.

     Other operating expense was $3.6 million for the three months ended November 30, 1997 as compared to $3.4 million for the three months ended November 30, 1996. This increase primarily results from the acquisitions of Geriatric and Clay Care, effective March 15, 1997, and the acquisition of Acorn effective October 31, 1997.

     Interest and Other Income (Expense), Net. Interest income, net of interest expense, and other income for the three months ended November 30, 1997 was $44,000, as compared to net interest expense and other income of $37,000 for the corresponding period in the prior fiscal year. This change results primarily from interest income of $7,000 related to Acorn, which was acquired October 31, 1997.

     Income Tax Expense. For the three month period ended November 30, 1997, the Company recorded federal and state income taxes of $1,707,000 resulting in a combined tax rate of 40.3%. For the three month period ended November 30, 1996, the Company recorded federal and state income taxes of $1,686,000 resulting in a combined tax rate of 41.2%.

    FISCAL YEAR ENDED AUGUST 31, 1997 COMPARED TO FISCAL YEAR ENDED AUGUST 31, 1996

     Revenue. Revenues for the fiscal year ended August 31, 1997 were $109.3 million representing an increase of $13.0 million, or 13.5%, as compared to revenues of $96.3 million for the prior fiscal year. Approximately $3.0 million (3.1%) of the revenue increase for the year was attributable to a 9.4% increase in the number of contract locations in operation, from a daily average of 156.0 contract locations in operation during the year ended August 31, 1996 to a daily average of 170.7 contract locations in operation during the year ended August 31, 1997. Approximately $4.8 million (5.0%) of the revenue increase resulted from a 7.0% increase in same site revenues on an average quarterly year-over-year basis at contract locations in operation throughout each comparison period, which in the aggregate represented approximately 66.7% of fiscal 1997 revenues. Approximately $5.2 million (5.4%) of the revenue increase resulted from the operations of Florida PPS, of which twelve months of results were included in fiscal 1997 versus one month in fiscal 1996 following its acquisition on August 1, 1996.

     Salaries and Benefits. Salaries and benefits for the fiscal year ended August 31, 1997 were $60.0 million representing an increase of $4.2 million, or 7.6%, as compared to salaries and benefits of $55.8 million for the prior fiscal year. Salary and benefits cost per full time equivalent for the year ended August 31, 1997 were $56,821 representing an increase of $3,430 per full time equivalent, or 6.4%, as compared to salary and benefits cost of $53,391 per full time equivalent for the prior fiscal year. The number of full time equivalents for the year ended August 31, 1997 was approximately 1,057, representing an increase of 11.5, or 1.1%, as compared to approximately 1,045 full time equivalents in the prior fiscal year. The increase in the number of full time equivalents of 1.1% was less than the 9.4% increase in the number of contract locations in operation because the contract locations terminated during fiscal 1997 were mature programs which typically employ more personnel per location than the newly signed and acquired contract locations during fiscal 1997.

     Depreciation and Amortization. Depreciation and amortization expenses for the fiscal year ended August 31, 1997 were $2.2 million representing an increase of $389,000, or 21.5%, as compared to depreciation and amortization expenses of $1.8 million for the prior fiscal year. $277,000 of the increase resulted from additional depreciation and amortization arising from the acquisitions of Florida PPS, Parkside, Geriatric and Clay Care. The remainder of the increase resulted from the depreciation expense associated with the operation of additional contract locations and the equipment and furniture purchased for the Company's new national support center which opened in September 1996.

     Other Operating Expenses (Including Purchased Services and Provision for Bad Debts). Other operating expenses for the fiscal year ended August 31, 1997 were $32.3 million representing an increase of $5.1 million, or 18.8%, as compared to other operating expenses of $27.2 million for the previous fiscal year. A major factor in the increase in other operating expense resulted from the 9.4% increase in the number of contract locations in operation for the fiscal year ended August 31, 1997, as compared to the prior fiscal year. $1.7 million of the increase resulted from an increase in bad debt expense due to the write-off of the receivable associated with a contract location which closed on April 30, 1997. Purchased services increased by $2.6 million, of which $1.8 million was due primarily to the inclusion of Florida PPS in the Company's consolidated financial statements for the entire twelve months in fiscal 1997 versus only one month in fiscal 1996 following its acquisition on August 1, 1996.

     Merger Expenses. Merger expenses were $3.5 million for the fiscal year ended August 31, 1997. The Company did not have merger expenses for the prior fiscal year.

     Interest and Other Income (Expense), Net. Interest income, interest expense and other income for the fiscal year ended August 31, 1997 was $122,000, as compared to net interest expense and other income of negative $66,000 for the prior fiscal year. The increase in interest income was due to the investment of the positive cash flow from earnings.

     Income Tax Expense. Income tax expense for the fiscal year ended August 31, 1997 was $4.5 million representing a decrease of $92,000, or 2.0%, as compared to income tax expense of $4.6 million for the prior fiscal year. The small decrease in income tax expense was largely due to a small decrease in pre-tax earnings.

     FISCAL YEAR ENDED AUGUST 31, 1996 COMPARED TO FISCAL YEAR ENDED AUGUST 31, 1995

     During the first six months of fiscal 1995, Horizon LLC had management responsibility for substantially all of the management contract business of the Company. Certain provisions of the limited liability company agreement of Horizon LLC required the consent of the other member for certain transactions preventing the Company from having the ability to control Horizon LLC under generally accepted accounting principles, and therefore, Horizon LLC was not consolidated with the Company for accounting purposes. As a result, the revenues and expenses of Horizon LLC for the period August 1, 1994 through February 28, 1995 are not included in the revenues and expenses of the Company; instead, for such periods the Company accounted for its investment in Horizon LLC by the equity method and reflected its share of Horizon LLC's net income for the period in question as "Equity in Net Earnings of Horizon LLC." Therefore, the operating results of the Company for the year ended August 31, 1996, during which all of the management contract business of the Company was consolidated for accounting purposes, has changed materially as compared to the year ended August 31, 1995. The historical financial results of the Company for the year ended August 31, 1995 are of limited value for the purpose of comparison to the results of the Company for the year ended August 31, 1996. In particular the significant increases in revenues and salaries and benefits are primarily due to the consolidation in 1996 of the operations conducted by Horizon LLC for the first six months in the 1995 fiscal year which were not consolidated.

     Revenue. Revenues for the year ended August 31, 1996 were $96.2 million representing an increase of $26.9 million, or 38.8%, as compared to the revenues of $69.3 million for the prior fiscal year.

     Salaries and Benefits. Salaries and benefits expenses for the year ended August 31, 1996 were $55.8 million, representing an increase of $15.7 million, or 39.2%, as compared to salaries and benefits expenses of $40.1 million for the prior fiscal year.

     Depreciation and Amortization. Depreciation and amortization expenses for the year ended August 31, 1996 were $1.8 million, representing an increase of $679,000, or 60.0% as compared to depreciation and amortization expenses of $1.1 million for the prior fiscal year. $230,000 of this increase resulted from recording a full year of expenses in 1996 of the amortization of goodwill and contract value resulting from the acquisition of 110 contracts from Horizon LLC effective March 1, 1995.

     Other Operating Expenses (Including Purchase Services and Provision for Bad Debts). Other operating expenses for the year ended August 31, 1996 were $27.2 million, representing an increase of $5.5 million, or 25.3%, as compared to other operating expenses of $21.7 million for the prior fiscal year.

     Interest and Other Income (Expense), Net. Interest expense net of interest and other income for the year ended August 31, 1996 was $66,000, representing a decrease of $934,000, or 93.4%, as compared to $1.0 million in net interest expense for the prior fiscal year. This net decrease resulted from a combination of higher interest income earned as a result of an increase in cash from operations and the proceeds of the Company's equity offering in March, 1995.

     Income Tax Expense (Benefit). Income tax expense for the year ended August 31, 1996 was $4.6 million, representing an increase of $2.9 million from $1.7 million for the prior fiscal year. This increase resulted from higher pre-tax earnings and the use of the Company's remaining net operating loss carryforward in the year ended August 31, 1995.

UNAUDITED SELECTED QUARTERLY RESULTS FOR FISCAL 1997

     The following table sets forth certain unaudited quarterly financial data for each of the fiscal quarters in the fiscal year ended August 31, 1997. The unaudited selected quarterly results should be read in conjunction with the Consolidated Financial Statements of the Company and the related Notes thereto and other financial information included elsewhere in this Prospectus. Operating results for any quarter are not necessarily indicative of results for any future period.

                                                         THREE MONTHS ENDED
                                        -----------------------------------------------------
                                        NOVEMBER 30,    FEBRUARY 28,    MAY 31,    AUGUST 31,
                                            1996            1997         1997         1997
                                        ------------    ------------    -------    ----------
                                                           (IN THOUSANDS)
Revenues..............................    $26,880         $26,364       $27,937     $28,087
Operating income before interest,
  taxes, depreciation and
  amortization........................      4,656           3,800         3,839       1,100
Operating income before interest
  and taxes...........................      4,059           3,300         3,284         550
Net income............................      2,383           2,005         1,966         302

LIQUIDITY AND CAPITAL RESOURCES

     On December 9, 1997, the Company entered into a Credit Agreement (the "Credit Agreement") with Texas Commerce Bank National Association, as Agent (the "Agent") for itself and other lenders party to the Credit Agreement, for a senior secured credit facility in an aggregate amount of up to $50.0 million (the "New Credit Facility"). The New Credit Facility consists of a $10.0 million revolving credit facility to fund ongoing working capital requirements (the "Revolving Credit Facility") and a $40.0 million advance term loan facility to refinance certain existing debt and to finance future acquisitions by the Company (the "Advance Term Loan Facility"). The New Credit Facility replaced the Company's existing $14.0 million revolving credit facility.

     The following summary of certain material provisions of the Credit Agreement does not purport to be complete, and is subject to, and qualified in its entirety by reference to, the Credit Agreement, a copy of which was filed as
Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended November 30, 1997, as filed with the Commission on December 19, 1997, and is available from the Company upon request.

     The Company is the borrower under the New Credit Facility which is unconditionally guaranteed by all material domestic subsidiaries of the Company. The Revolving Credit Facility terminates November 30, 2000 and the Advance Term Loan Facility has a term of five years, with drawdowns available until November 30, 1999. Once a drawdown is made under the Advance Term Loan Facility, the commitment thereunder will be reduced by the amount funded. Amounts outstanding under the Advance Term Loan Facility on November 30, 1999 are to be repaid in twelve quarterly principal payments, beginning February 28, 2000, based upon a five year amortization schedule with the first eleven principal payments being 1/20th of the outstanding balance on November 30, 1999, and the twelfth being the remaining unpaid principal balance. Principal outstanding under the New Credit Facility bears interest at the "Base Rate" (the greater of the Agent's "prime rate" or the federal funds rate plus .5%) plus 0% to .5% (depending on the Company's Indebtedness to EBITDA Ratio as defined in the Credit Agreement) or the "Eurodollar Rate" plus .75% to 1.5% (depending on the Indebtedness to EBITDA Ratio), as selected by the Company. The Company incurs quarterly commitment fees ranging from .25% to .375% per annum (depending on the Indebtedness to EBITDA Ratio) on the unused portion of the Revolving Credit Facility (until November 30, 2000) and unused portion of the Advance Term Loan Facility (until November 30, 1999).

     The Company is subject to certain covenants which include prohibitions against (i) incurring additional debt or liens, except specified permitted debt or permitted liens, (ii) certain material acquisitions, other than specified permitted acquisitions (including any single acquisition not greater than $10.0 million or cumulative acquisitions not in excess of $20.0 million during any twelve consecutive monthly periods), (iii) certain mergers, consolidations or asset dispositions by the Company or changes of control of the Company, (iv) certain management vacancies at the Company, and (v) material change in the nature of business conducted. In addition, the terms of the New Credit Facility require the Company to satisfy certain ongoing financial covenants. The New Credit Facility is secured by a first lien or first priority security interest in and/or pledge of substantially all of the assets of the Company and of all present and future subsidiaries of the Company.

     Effective September 1996, the Company entered into a lease agreement with a term of five years for a building which had been constructed to the Company's specifications for its National Support Center. In connection with the lease transaction, the Company guaranteed a loan of approximately $900,000. The loan was by a financial institution to the owner. The Company also agreed to purchase the leased building for approximately $4.5 million at the end of the lease term in September 2001 if either the building is not sold to a third party or the Company does not extend its lease.

     The Company believes that its cash flow from operations, cash of $1.8 million at November 30, 1997 and $2.0 million currently available under the revolving credit facility will be sufficient to cover all cash requirements over the next twelve months, including estimated capital expenditures of $1.2 million. The Company is likely to require additional capital to fund any further acquisitions.

     On October 31, 1997, the Company acquired all the outstanding capital stock of Acorn for approximately $12.7 million. To fund the acquisition, the Company utilized approximately $1.7 million of existing cash and incurred debt of approximately $11.0 million under the revolving credit facility. The Company believes that its cash flow from operations and the remaining availability under its New Credit Facility will be sufficient for remaining cash requirements in fiscal 1998.


     Horizon acquired Specialty on August 11, 1997. Specialty was a contract manager of mental health and physical rehabilitation treatment programs for general acute care hospitals. At August 11, 1997, Specialty had 44 management contracts. In the Specialty transaction, 1,400,000 shares of Horizon common stock were issued and exchanged for all outstanding shares of Speciality capital stock. The 1,400,000 shares represented approximately 20.1% of the Company's common stock outstanding after the acquisition. The Company accounted for the transaction as a pooling of interests, which resulted in the Company recognizing merger-related expenses of approximately $3,528,000 and an offsetting tax benefit of approximately $1,341,000, which taken together resulted in a one-time charge of $.32 to basic earnings per share and $.28 to diluted earnings per share. Upon the acquisition, the Specialty outstanding bank indebtedness of approximately $3.2 million was paid in full.


     Effective March 15, 1997, the Company purchased all of the outstanding capital stock of Geriatric. Geriatric is a contract manager of mental health programs for general acute care hospitals and, at March 15, 1997, had 18 management contracts. The purchase price was approximately $4.6 million, and was paid from existing cash.

     Also effective March 15, 1997, the Company purchased all of the outstanding capital stock of Clay Care. Clay Care is a contract manager of mental health programs for general acute care hospitals and, at March 15, 1997 had five management contracts. The purchase price was $1.0 million, and was paid from existing cash.

     In July 1996, the Company acquired 80% of the outstanding common stock of Florida PPS. The Company accounted for the acquisition of Florida PPS by the purchase method as required by generally accepted accounting principles. Florida PPS has been consolidated with the Company as of August 1, 1996. Based in Clearwater, Florida, Florida PPS specializes in full risk, capitated managed mental health programs and employee assistance programs. The purchase price for 80% of the outstanding capital stock was approximately $3.3 million, based primarily on a 6.25 multiple of the 1996 pre-tax income of Florida PPS, and was paid from existing cash. In addition, the Company obtained an option to acquire the remaining 20% of the outstanding Florida PPS common stock at a future date. The sellers, constituting all the shareholders of Florida PPS, also obtained the right to put to the Company such shares on certain dates. The option and put prices for the remaining Florida PPS shares are based on a multiple of the pre-tax income of Florida PPS in future years.

     Specialty acquired the assets of National Medical Management Services effective January 1, 1995. In the transaction, Specialty paid approximately $3.95 million in cash and a note of approximately $731,000 payable to NME as payment for the assets. Specialty also issued to NME a warrant to acquire common stock of Specialty, which warrant was subsequently exercised as part of Horizon's acquisition of Specialty in August 1997. The NME promissory note was paid in January 1996. In April, 1996 Specialty acquired The Parkside Company, a contract manager of mental health programs, in a merger in which common stock was issued and approximately $2.6 million was paid in cash which was financed under a bank credit facility.

INFLATION

     The Company's management contracts generally provide for annual adjustments in the Company's fees based upon various inflation indexes, thus mitigating the effect of inflation. During the last three years, inflation has had little effect on the Company's business.

                                    BUSINESS

GENERAL

     The Company provides contract management of clinical and related services for general acute care hospitals and is currently the leading contract manager of mental health programs offered by general acute care hospitals in the United States. The Company has grown both internally and through acquisitions, increasing both the number of its management contracts and the variety of its treatment programs and services. Over the last five years, the Company has increased its management contracts from 43 to a total of 194 as of November 30, 1997 and currently operates in 38 states. Of those management contracts, 176 related to mental health programs and 18 related to physical rehabilitation programs. The Company has also developed a proprietary mental health outcomes measurement system known as CQI+ and at November 30, 1997 provided outcome measurement services at 87 contract locations. The Company was incorporated in 1989 and is the successor to Horizon Health Management Company, which began the development and management of mental health programs for general acute care hospitals in 1981.

     The Company's strategy is to enhance its position as the leader in the contract management of mental health programs and to further expand the range of services which it offers to its existing and new client hospitals to include other clinical and related services and programs. A significant challenge in obtaining clinical management contracts from hospitals is overcoming the initial reservations that many hospital administrators have with outsourcing key clinical services. The Company believes its expertise in working with hospital administrators, its reputation in the industry and its existing contractual relationships with 194 hospitals nationwide provide it with a significant advantage in obtaining new contracts. The Company also believes it has substantial opportunities to cross-sell a broad range of mental health and physical rehabilitation services to client hospitals by marketing and selling its mental health services to client hospitals for which the Company currently manages only physical rehabilitation programs, and by marketing and selling its physical rehabilitation services to client hospitals for which the Company currently manages only mental health programs. The Company is pursuing the development of such opportunities as a primary part of its business strategy. The Company has successfully expanded the breadth of services it offers to include the full continuum of mental health services, including outcome measurement services, and physical rehabilitation services and its contracts increasingly provide for multiple services. In addition, the Company capitalizes on its expertise in managing the delivery of mental health services by directly offering mental health services and employee assistance programs to businesses and managed care organizations.

     General acute care hospitals are increasingly outsourcing key clinical departments to independent contract management companies for several reasons, including: (i) the expertise necessary for the development, management and operation of specialized clinical programs differs from that for traditional medical/surgical services, (ii) hospitals often lack access to skilled professionals and the support staff needed to operate specialized clinical programs, (iii) hospitals often lack expertise in the marketing and development activities required to support specialized clinical programs, and (iv) hospitals often lack expertise necessary to design and operate specialized clinical programs that satisfy regulatory, licensing, accreditation and reimbursement requirements.

     MENTAL HEALTH SERVICES

     The Company believes that there continue to be substantial opportunities to provide mental health contract management services to general acute care hospitals in the United States. A major shift in the delivery of mental health services is occurring as payors are increasingly using managed care methods to review and require pre-approval for mental health treatment and to evaluate alternatives to inpatient hospitalization in order to ensure that each patient's treatment regimen utilizes clinical resources effectively. The Company believes that general acute care hospitals need to be able to offer a broad array of mental health care services in order to develop or participate in integrated delivery systems responsive to the demands of managed care companies and other third-party payors. The Company also believes that it costs general acute care hospitals less to provide inpatient and partial hospitalization mental health services than it costs freestanding psychiatric hospitals in part due to the ability of acute care hospitals to utilize excess capacity.

General acute care hospitals are also able to provide their mental health patients with needed medical care on-site and in a more cost effective manner than freestanding psychiatric hospitals. Furthermore, general acute care hospitals are eligible to receive reimbursement under the Medicaid program for mental health care provided to Medicaid-eligible adults, unlike freestanding psychiatric hospitals which are not presently eligible.

     The Company believes that, due to the increasing emphasis on cost-effective treatment, significant demand exists for a complete continuum of mental health services. In response to this demand, it has expanded the mental health programs it offers to provide partial hospitalization (or day treatment), outpatient treatment, short-term crisis intervention and residential treatment as alternatives and complements to inpatient care. The Company believes it is uniquely positioned to capitalize on the increased demand for mental health contract management services as a result of its ability to provide a full continuum of mental health services, its proprietary quality and outcomes measurement system and its demonstrated industry expertise. In addition, the Company believes its position as the leading contract manager of mental health programs provides the Company with a significant advantage in attracting and retaining employees and yields several economies of scale such as the ability to consolidate accounting and administrative functions.

     The Company intends to continue to emphasize the area of geropsychiatric programs. At November 30, 1997, 67.2% of the mental health treatment programs managed by the Company were geropsychiatric programs. Many elderly patients with short-term mental illness also have physical problems that make the general acute care hospital environment the most appropriate site for their care. The Medicare program reimburses general acute care hospitals for their cost of providing these services, which includes the Company's management fee as well as allocated overhead costs to the facility, and allows reimbursement for partial hospitalization and home health services that permit the patient to be treated in the most cost-effective environment. The Company has developed particular expertise in developing specialized psychiatric programs for the elderly, in operating such programs, and in assisting hospitals to receive approval for inpatient programs as DPUs under Medicare. Approval of an inpatient program as a DPU is significant to client hospitals because services provided in DPUs are exempt from predetermined reimbursement rates and are reimbursed by Medicare on an actual cost basis, subject to certain limitations.

     The Company has developed and markets a proprietary mental health outcome measurement system (CQI+ Outcomes Measurement System), which provides outcome information regarding the effectiveness of a hospital's mental health programs. The availability of such information enables a hospital to demonstrate to third-party payors whether patients are improving as a result of the treatment provided and allows a hospital to refine its clinical treatment programs and to market such programs to patients and providers. In addition, it provides the Company with a valuable tool in demonstrating clinical results of the mental health programs managed by the Company and in marketing such management services to other hospitals. The Company provides outcome measurement services not only to client hospitals but also to other hospitals, health care providers and third-party payors. JCAHO, as part of its hospital accreditation process, required each hospital, by no later than December 31, 1997, to select at least one acceptable measurement system and at least two clinical performance (outcome) measures that together represent at least 20% of the hospital's patient population. Each year, the requirements for the number of measures and the percentage of the population will increase. The Company's CQI+ System has met the initial criteria for inclusion in the future accreditation process and is included on JCAHO's list of acceptable systems. The Company is committed to meeting future criteria established by JCAHO. Since developing the CQI+ System over three years ago, the Company has compiled a database containing outcome measurement data on over 13,000 patients. With the growth of managed care and the JCAHO accreditation requirement, the Company believes that its CQI+ System will become an important component of the mental health services it provides.

     PHYSICAL REHABILITATION SERVICES

     The Company has successfully expanded the types of programs that it manages for its client hospitals to include other related clinical services. Horizon's recent acquisition of Specialty expanded the Company's operations to include the contract management of physical rehabilitation programs. The Company believes that many of the same factors driving demand in mental health programs are also driving significant demand for physical rehabilitation programs. The Company provides contract management for a full range of physical rehabilitation services. In addition to acute and sub-acute physical therapy and rehabilitation services, the Company also provides contract management for a comprehensive outpatient rehabilitation facility program. Outpatient rehabilitation services are dominated by the treatment of sports and work related injuries, but also provide the continuum of rehabilitative care necessary to meet the medical needs of a post-acute care patient following a disabling illness or traumatic injury. Pressure from payors to move inpatients to the lowest-cost appropriate treatment setting has helped fuel growth in these outpatient services.

     OTHER MENTAL HEALTH SERVICES AND EMPLOYEE ASSISTANCE PROGRAMS

     With the acquisition of Florida PPS in August 1996 and the acquisition of Acorn in October 1997, the Company expanded its services to include provision of full risk, capitated managed care mental health services for HMOs and self-insured employers and the operation of employee assistance programs for employers. The mental health care services are provided by mental health care professionals that are employed by the Company or are under contract with the Company as independent providers. The Company believes that its existing relationships with health care providers and its expertise in the provision of mental health care services provide it with the capability to establish, operate and manage the network of health care professionals necessary to economically furnish such services. Employee assistance programs, which are usually provided by employers as a benefit at no cost to employees, give employees the opportunity to have consultations with a health care provider to identify and discuss problems that may be affecting the work performance of the employee and a course of action or treatment to address such problems. The Company believes that an opportunity exists for the contract management of employee assistance programs offered by community-based general acute care hospitals. As with its other products, the Company intends to market such programs as an additional service it can offer new and existing client hospitals.

SERVICES

     MENTAL HEALTH SERVICES

     The Company has the expertise to manage a broad range of clinical mental health programs, including geropsychiatric, general adult, substance abuse and adolescent programs. The programs use a treatment team concept, with the admitting physician, team psychologist, social workers, nurses, therapists and counselors coordinating each phase of therapy. The programs include crisis intervention, individual therapy, group and family therapy, recreational therapy, occupational therapy, lifestyle education, social services and substance abuse counseling. Family involvement is encouraged. Each treatment program is individually tailored as much as practicable to meet the needs of the patients, the client hospital, physicians and payor groups. Mental health services represented 176 of the Company's 194 management contracts at November 30, 1997.

     Elements of the Continuum of Care

     The mental health treatment programs managed by the Company are designed to provide a continuum of mental health services, consisting of inpatient, partial hospitalization (or day treatment), outpatient and home health services.

     Inpatient Services. Inpatient services are generally provided to patients needing the most intensive mental health treatment and who frequently have accompanying medical care needs. The patient is admitted to the client hospital and remains there on a 24-hour per day basis throughout the course of the inpatient treatment, which is continued until the patient can be stabilized and moved to another level in the continuum of mental health services.

     Partial Hospitalization. Partial hospitalization services are provided for limited periods per day at established intervals with the patient returning home at the conclusion of each day's treatment. Partial hospitalization services are designed to be both an alternative to inpatient hospitalization services and a key component of care following inpatient hospitalization.

     Outpatient Services. Outpatient services consist generally of consultative sessions which can be rendered in a variety of individual or group settings at various locations, including hospitals, clinics or the offices of the service provider. Outpatient service providers can also serve as gatekeepers for persons being evaluated for treatment. Once an individual is assessed for treatment in an outpatient environment, the individual is provided the appropriate level of service in relation to the diagnosis.

     Home Health Services. Home health services are provided in the patient's home. Typically, these services are provided on a periodic basis by an experienced psychiatric nurse working under the direct supervision of a psychiatrist. The nurse may provide medication management, vital sign monitoring, individual and family therapy, and other related clinical services. Patients utilizing home health services include individuals whose clinical conditions make it difficult or impossible to leave their homes due to psychiatric illness or a combination of psychiatric and medical illness. Home health service patients also include patients without access to transportation. Patients over the age of 65 often use psychiatric home health services.

     CQI+ Outcomes Measurement System

     The Company began offering its CQI+ Outcomes Measurement System in 1994. The CQI+ System provides a qualitative and quantitative tool for the clinical staff to evaluate the clinical effectiveness of treatment programs and to make adjustments in the programs in order to improve quality and appropriateness of care. In addition, the CQI+ System enables client hospitals to demonstrate to third-party payors the effectiveness of the treatment programs and provides a valuable tool to the hospital in marketing to patients and providers. The CQI+ System also assists the hospitals in complying with the increasing demands of regulatory and accrediting bodies for quality assessment of their mental health programs. JCAHO, as part of its accreditation process, required each hospital, by no later than December 31, 1997, to select at least one acceptable measurement system and at least two clinical performance (outcome) measures that together represent at least 20% of the hospital's patient population. Each year, the requirements for the number of measures and the percentage of the population will increase. The Company's CQI+ System has met the initial criteria for inclusion in the future accreditation process and is included on JCAHO's list of acceptable systems. The Company is committed to meeting future criteria established by JCAHO. At November 30, 1997, 87 of the Company's management contracts included the CQI+ System. The CQI+ System provides the Company with a valuable tool in demonstrating clinical results of the mental health programs managed by the Company and in marketing such management services to other hospitals.

     Since offering CQI+ System, the Company has compiled a database containing outcome measurement data on over 13,000 patients. Sample data is collected from randomly selected patients at admission, discharge and 90 to 120 days after discharge. Semi-annual outcome reports include a summary of patient characteristics and outcome measures. A multidisciplinary committee reviews and analyzes the data in order to identify specific areas for program improvement. A regional clinical consultant then prepares an implementation plan. Program improvements implemented through this process are evaluated for use at other treatment programs managed by the Company. The Company trains and supervises on-site personnel to ensure the collection of accurate outcome measurement data. Price Waterhouse LLP provides an annual written examination of the CQI+ Systems to insure that stated data sampling and analytical procedures are followed and that the data collection process adheres to the Company's procedures and patient and client confidentiality policies. Each client is provided a copy of the attestation report.

     PHYSICAL REHABILITATION SERVICES

     The Company provides contract management for a broad range of physical rehabilitation programs including (i) acute physical medicine and rehabilitation, (ii) subacute physical therapy and rehabilitation, and (iii) comprehensive outpatient rehabilitation. Physical rehabilitation services represented 18 of the Company's 194 management contracts at November 30, 1997.

     Acute Physical Therapy and Rehabilitation. The physical therapy and rehabilitation program incorporates a variety of treatments and services aimed at maximizing an individual's capabilities following a disabling illness or traumatic injury. The treatment program is provided by an interdisciplinary team of health care professionals including physicians, physical, recreational, occupational and speech therapists, rehabilitation nurses, social workers and psychologists. The Company attempts to tailor an acute physical therapy and rehabilitation program for a health care facility to satisfy unmet community and medical staff needs, while maximizing utilization of the facility.

     Sub-acute Physical Therapy and Rehabilitation. Rapidly changing reimbursement issues have challenged health care providers to seek alternative services to meet the needs of their patient population requiring lower cost and intensity physical medicine and rehabilitation services. Comprehensive physical medicine and rehabilitation services at the subacute level offer an attractive alternative for acute care hospitals and skilled nursing facilities to meet these needs. The Company evaluates the feasibility of a health care facility providing rehabilitation services at the sub-acute level by analyzing a facility's discharge data, conducting a market analysis of services offered in a facility's community, assessing medical staff needs and evaluating financial viability.

     Comprehensive Outpatient Rehabilitation. A comprehensive outpatient rehabilitation facility ("CORF") program serves as an adjunct to inpatient physical therapy and rehabilitation programs at the acute and/or sub-acute levels. The program provides the continuum of rehabilitative care necessary to meet the medical needs of a post-acute care patient following a disabling illness or traumatic injury. The Company has developed a CORF program in compliance with Medicare regulations which functions as a non-residential day facility to provide diagnostic, therapeutic and restorative services to outpatients at a single fixed location under the supervision of a qualified physician.

     OTHER MENTAL HEALTH CARE SERVICES AND EMPLOYEE ASSISTANCE PROGRAMS

     The Company began offering mental health care services to HMOs and employee assistance programs to self-insured employers with the acquisition of Florida PPS in 1996. The Company contracts with HMOs to provide the mental health care component of the general health plans offered by such entities. The contracts are on a full risk, capitated basis under which the Company is paid a set fee per month for each member of the respective health plan. In the Tampa-St. Petersburg area, such services are generally provided by the Company's employees, but elsewhere they are provided by independent providers. The Company reimburses the independent professionals and institutions on a discounted fee-for-service basis. As of November 30, 1997, the Company provided mental health care services for approximately 263,793 total members of various health plans with which it had contracted.

     The Company utilizes the same network to operate employee assistance programs for employers. Employee assistance programs, which are usually provided by employers as a benefit at no cost to employees, generally give employees and their dependents the opportunity to have four to six consultations annually with a health care provider to discuss problems that may be affecting their ability to work. Such problems frequently relate to matters unrelated to mental health care. The purpose of the consultation is to help the employee identify the problem and to recommend a course of action or treatment to address the problem. Often the employee is referred by the employer after observing a change in work performance. The Company frequently provides training to employer personnel for identifying troubled employees. The Company believes that such early identification, consultation and treatment can frequently minimize the likelihood that the problem will develop into a serious debilitating event requiring extensive treatment. The Company is paid a set fee per month per employee for its services. As of November 30, 1997, the employee assistance programs operated by the Company covered approximately 268,219 employees.

     On October 31, 1997, the Company acquired all the outstanding capital stock of Acorn for approximately $12.7 million in cash. Acorn offers employee assistance programs and related services only to self-insured employers. Most of the contracts are on a capitated basis under which employees and their dependents are entitled to receive a specified number of consultations per contract year with behavioral health specialists. Acorn is paid a set fee per month per employee for such services. Under some contracts, Acorn also provides certain specified outpatient mental health benefits for the capitated fee. A few contracts also provide for mental health services on a discounted fee-for-service basis. Acorn also provides pre-admission certification, utilization review, case management, hospital bill review, claims adjudication and related services as requested by the client usually under the capitated fee but sometimes on a separate fee basis. At November 30, 1997,

Acorn had a total of 120 contracts with employers covering over 251,000 employees and, under most of its contracts, the dependents of the employees.

OPERATIONS

     GENERAL

     The Company operates mental health management contracts through a regional structure with offices in the Boston, Chicago, Dallas, Los Angeles and Tampa metropolitan areas. The structure is designed to keep key operating employees of the Company in direct contact with clients. Each of the five regional offices is staffed to have the capacity to supervise up to 40 mental health management contract locations. Each regional office is under the supervision of a vice president who in turn supervises regional directors, each of whom has direct responsibility over eight to ten mental health management contract locations. Other regional office personnel include clinical and other specialists, who are available to provide assistance to the local programs and client hospital personnel. Presently, the Company's physical rehabilitation management contracts are operated in the same manner out of its Dallas office with plans to develop a comparable regional structure as it expands that area of its operations.

     The Company develops and operates its outcomes measurement system primarily out of its Dallas office. Program personnel are responsible for the completion of the data input forms concerning the various treatment programs. The data is inputted into the national database from which reports are developed, reviewed and analyzed by the CQI+ System staff, which included 13 employees at November 30, 1997.

     At November 30, 1997, the Company had approximately 1,093 program employees at its contract locations and approximately 161 employees at its regional and national support center offices.

     At November 30, 1997, Florida PPS had 43 administrative employees and employed 26 health care professionals, all of which were located in the Tampa-St. Petersburg area. In addition, Florida PPS has contracted with approximately 807 independent mental health care professionals and institutions for the provider network that furnish the mental health care and employee assistance program services.

     Acorn is headquartered in the Philadelphia metropolitan area and at November 30, 1997 employed 51 employees, all of which were located in its corporate offices. It provides mental health and other services through a network of independent health care professionals and institutions. At November 30, 1997, Acorn had contracts with approximately 7,000 individual providers located throughout the United States.

     MANAGEMENT CONTRACTS

     The Company provides its management services under contracts with its client hospitals. Each contract is tailored to address the differing needs of the client hospital and its community. The Company and the client hospital determine the programs and services to be offered by the hospital and managed by the Company, which may consist of one or more treatment programs offering inpatient, partial hospitalization, outpatient or home health services. Under the contracts, the hospital is the actual provider of the mental health or physical rehabilitation services and utilizes its own facilities (including beds for inpatient programs), nursing staff and support services (such as billing, dietary and housekeeping) in connection with the operation of its programs.

     While each of the Company's management contracts is tailored to the specific needs of the client hospital, substantially all of the Company's contracts contain non-compete and confidentiality provisions. In addition, the Company's management contracts typically prohibit the client hospital from soliciting the employment of the Company employees during the contract term and for a specified period thereafter.

     Contracts are frequently renewed prior to or at their stated expiration dates. Some contracts are terminated prior to their stated expiration dates pursuant to agreement of the parties or early termination provisions included in the contracts. As of August 31, 1995, 1996 and 1997, the Company had successfully retained 74%, 80% and 78%, respectively, of the management contracts in existence at the beginning of such fiscal years. The Company believes the most frequent reason client hospitals do not renew a contract is that they desire to manage such programs themselves.

     Under each contract, the Company receives a fee for its management services from the client hospital. Management fees may be either a variable fee related in part to patient census at the program or a fixed fee with reimbursement for direct program costs. The management fee is frequently subject to periodic adjustments as a result of changes in the consumer price index or other economic factors. A significant number of the Company's management contracts require the Company to refund some or all of its fee if either Medicare reimbursement for services provided to patients of the programs is denied or the fee paid to the Company is denied as a reimbursable cost. During the fiscal year ended August 31, 1997, the Company refunded approximately $219,294 of its fees in relation to these denials.

     Program Development

     The Company assists in the development of each clinical program as requested by the client hospital, including such matters as licensing, accreditation, certificate of need approvals and Medicare certification. The Company also develops and implements a marketing plan for the clinical programs to be offered by the hospital. Each program is marketed locally with an emphasis on the hospital addressing the needs of the local community. The Company markets the clinical programs in the community in the name of the client hospital. The Company's name is not used and its role is not publicly emphasized in the operation of the clinical programs offered by its client hospitals. Each patient is admitted by the medical staff of the client hospital, and all charges for clinical services provided to the patient accrue directly to the client hospital or treating physician.

     The Company also develops and maintains standardized policy and procedure manuals, initial and ongoing staff training and education, and comprehensive quality assurance procedures. Each local program director receives ongoing support from the National Support Center and regional support staff in all areas including recruiting, finance, reimbursement, development, marketing and quality assurance.

     Each operating region is responsible for training new employees, including formalized instruction and on-the-job training. Continuing education programs are also provided to employees. In addition, the Company has a centralized orientation program for new program directors and an annual conference for all program directors.

     Program Staffing

     Each mental health program has a psychiatric medical director, a program director who is usually a psychologist or a social worker, a community relations coordinator and additional social workers or therapists as needed. Each physical rehabilitation program has an independent medical director, a program director, and additional clinical staff tailored to meet the needs of the program and the client hospital, which may include physical and occupational therapists, a speech pathologist, a social worker and other appropriate supporting personnel. Each medical director has a contract with the Company under which on-site administrative services needed to administer the program are provided. These contracts generally include nondisclosure, nonsolicitation and noncompetition covenants pursuant to which the medical director agrees not to solicit the Company employees for specified periods, disclose confidential information of the Company or render certain administrative or management services within specified time periods and geographic areas to any enterprise in competition with the Company or the programs it manages. Except for the nursing staff, which is typically provided by the hospital, the other program personnel are employees of the Company. At November 30, 1997, the Company had an average of five employees per contract location.

     Program Marketing

     Because the treatment programs managed by the Company are offered by general acute care hospitals, most patients are referred by the client hospital's medical staff or result from relationships that the client hospital has in the community. Each contract location has an outreach coordinator who works with a referral development committee consisting of Company and hospital personnel to identify prospective referral sources. The outreach coordinator informs physicians and other health professionals and nursing homes in the community of the treatment programs that are available at the client hospital. The outreach coordinator also designs and offers community educational programs regarding various health issues.

     Internal Clinical Audits

     The Company has established a comprehensive internal clinical audit process for its mental health programs. The Company's regional mental health clinical specialists review the services and clinical documentation of the treatment programs to ensure compliance with client hospital, federal and state standards. The Company also has an internal clinical auditor who makes unannounced visits to contract locations on a periodic basis. The auditor reviews medical records and marketing programs, and conducts interviews with physicians, referral sources and client hospital staff members. Results of the audits are reported directly to the senior management of the Company, rather than through the normal operating organization.

     Contract Locations

     At November 30, 1997, the Company had a total of 194 management contracts with general acute care hospitals located in 38 states, as shown below:

                               NUMBER OF                                       NUMBER OF
            STATE              CONTRACTS                    STATE              CONTRACTS
            -----              ---------                    -----              ---------
Alabama......................      4            Missouri.....................      7
Arizona......................      4            Nebraska.....................      1
Arkansas.....................      9            Nevada.......................      3
California...................     18            New Hampshire................      2
Colorado.....................      2            New Jersey...................      5
Connecticut..................      1            New Mexico...................      1
Florida......................     11            New York.....................      3
Georgia......................      9            North Carolina...............      6
Illinois.....................      5            Ohio.........................      9
Indiana......................      2            Oklahoma.....................      8
Iowa.........................      2            Oregon.......................      2
Kansas.......................      1            Pennsylvania.................     12
Kentucky.....................      3            South Carolina...............      3
Louisiana....................      2            Tennessee....................     16
Maine........................      1            Texas........................     13
Maryland.....................      1            Vermont......................      2
Massachusetts................      9            Virginia.....................      1
Michigan.....................      6            Washington...................      4
Mississippi..................      4            Wisconsin....................      2

Client Hospitals

     The Company's clients are primarily small to medium sized hospitals and include some large tertiary care hospitals. At November 30, 1997, 34.0% of the Company's management contracts were with proprietary hospitals. The remainder are with primarily community not-for-profit hospitals.

     At August 31, 1997 and November 30, 1997, the Company had management contracts with 39 and 36 hospitals directly or indirectly owned by Columbia/HCA of which 34 had programs in operation. These 36 contracts accounted for approximately 19.1% of the Company's revenues for the year ended August 31, 1997 and approximately 16.6% of the revenues of the Company for the three months ended November 30, 1997. In the aggregate, including both contracts in effect on August 31, 1997 and contracts that terminated during the fiscal year ended August 31, 1997, revenues generated by hospitals directly or indirectly owned by Columbia/HCA accounted for 20.3% of the Company's revenues for the year ended August 31, 1997. Of the 36 Columbia/HCA contracts at November 30, 1997, 12 contracts contain a provision limiting the number of contracts which Columbia/HCA can cancel without cause to 33.3% during any calendar year. The termination or non-renewal of all or a substantial part of the management contracts with hospitals owned by Columbia/HCA could have a material adverse effect on the Company's business, financial condition or results of operations.

SALES AND MARKETING

     At November 30, 1997, the Company employed five full-time regional managers of development for mental health management contracts and one manager of development for physical rehabilitation management contracts. The Company compiles information from numerous databases to identify prospective clients. The Company has developed profiles of over 5,000 hospitals in the United States, with numerous financial and operating characteristics for each hospital. Potential clients include hospitals without existing mental health, physical rehabilitation, employee assistance programs or other programs as well as hospitals with existing programs of which the Company could assume management. A select list of candidates is systematically and regularly updated based on criteria indicating which hospitals are the most likely potential clients. A regional manager of development, who typically acts as the point person on the sales team for such region, directly contacts the prospective clients and, where appropriate, presents a detailed proposal to key decision-makers. The proposal often contains detailed financial projections of the proposed programs. The Company works with the potential client to develop contract terms responsive to the client's specific needs. The typical sales cycle for a management contract is approximately nine months, during which time the Company's Vice President of Sales will assist the regional manager of development and will sometimes assume the role of point person for the sales effort. In addition, the Company's Executive Vice President of Sales and Development will generally become involved at the end of the sales process and negotiate the final terms of the management contract. The Company believes it can increase sales of rehabilitation management contracts by applying its expertise in winning mental health management contracts to the solicitation of rehabilitation management contracts. In addition, the Company believes it has substantial opportunity to cross-sell a broad range of services to client hospitals and is pursuing the development of such opportunities as a primary part of its business strategy.

     The CQI+ System is marketed primarily through the regional staff personnel working together with the CQI+ corporate staff.

     Florida PPS and Acorn market their respective mental health services and employee assistance programs through the administrative staff personnel located in their respective Tampa and Philadelphia offices.

COMPETITION

     The health care industry is highly competitive and subject to continual changes in the method in which services are provided and the types of companies providing such services. The Company competes with several national competitors and many regional and local competitors, some of which have greater resources than the Company. In addition, hospitals could elect to manage their own mental health and physical rehabilitation programs.

     Competition among contract managers for hospital-based mental health and physical rehabilitation programs is generally based upon reputation for quality, price, the ability to provide financial and other benefits for the hospital, and the management expertise necessary to enable the hospital to offer mental health and physical rehabilitation programs that provide the full continuum of mental health and physical rehabilitation services in a quality and cost-effective manner. The pressure to reduce health care expenditures has emphasized the need to manage the appropriateness of mental health and physical rehabilitation services provided to patients. As a result, competitors without management experience covering the various levels of the continuum of mental health and physical rehabilitation services may not be able to compete successfully. The Company believes that its reputation and management expertise will enable it to compete successfully in this rapidly changing market.

     In addition, general acute care hospitals offering mental health and physical rehabilitation programs managed by the Company compete for patients with other providers of mental health care services, including other general acute care hospitals, freestanding psychiatric hospitals, independent psychiatrists and psycholo-gists, and with other providers of physical rehabilitation services, including other general acute care hospitals, freestanding rehabilitation facilities and outpatient facilities.

     The Company also competes with hospitals, nursing homes, clinics, physicians' offices and contract therapy companies for the services of physical, occupational and speech therapists. These specialists are in short supply and there can be no assurance that the Company will be able to attract a sufficient number of therapists for its growing needs.

GOVERNMENT REGULATION

     The Company's business is affected by federal, state and local laws and regulations concerning, among other matters, mental health and physical rehabilitation facilities and reimbursement for mental health and physical rehabilitation services. These regulations impact the development and operation of mental health and physical rehabilitation programs managed by the Company for its client hospitals. Licensing, certification, reimbursement and other applicable government regulations vary by jurisdiction and are subject to periodic revision. The Company is not able to predict the content or impact of future changes in laws or regulations affecting the mental health or physical rehabilitation industries.

     FACILITY USE AND CERTIFICATION

     Hospital facilities are subject to various federal, state and local regulations, including facilities use, licensure and inspection requirements, and licensing or certification requirements of federal, state and local health agencies. Many states also have certificate of need laws intended to avoid the proliferation of unnecessary or under-utilized health care services and facilities. The mental health and physical rehabilitation programs which the Company manages are also subject to licensure and certification requirements. The Company assists its client hospitals in obtaining required approvals for new programs. Some approval processes may lengthen the time required for programs to commence operations. In granting and renewing a facility's licenses, governmental agencies generally consider, among other factors, the physical condition of the facility, the qualifications of administrative and professional staff, the quality of professional and other services, and the continuing compliance of such facility with the laws and regulations applicable to its operations. The Company believes that the mental health and physical rehabilitation programs it manages and the facilities of the client hospitals used in the operation of such programs comply in all material respects with applicable licensing and certification requirements.

     MEDICARE AND MEDICAID; REIMBURSEMENT FOR SERVICES

     Most of the Company's client hospitals receive reimbursement under one or more of the Medicare or Medicaid programs for mental health and physical rehabilitation services provided in programs managed by the Company. The Company is paid directly by its client hospitals for the management services it provides. While fees paid to the Company by its client hospitals are not subject to or based upon reimbursement under the Medicare or Medicaid programs or from any other third-party payor, under many of its management contracts the Company is obligated to refund a portion of its fee if Medicare denies reimbursement for an individual patient treatment or all of its fee if the fee paid to the Company is denied by Medicare as a reimbursable cost. Since a substantial portion of the patients of the programs managed by the Company are covered by Medicare, any changes which limit or reduce Medicare reimbursement levels could have a material adverse effect on the Company's client hospitals and, in turn, on the Company.

     The Company is not a provider reimbursed by Medicare or Medicaid but provides contract management services to such providers. As such, the Company could be considered subject to such federal and state laws. While the Company believes that its relationships with its client hospitals, medical directors and other providers and the fee arrangements with its client hospitals are consistent with Medicare and Medicaid criteria, those criteria are often vague and subject to interpretation. The federal government has been actively investigating health care providers for potential abuses. There can be no assurance that aggressive anti-fraud enforcement actions will not adversely affect the business of the Company.

     The Medicare program was enacted in 1965 to provide a nationwide, federally funded health insurance program for the elderly. The program is divided in Part A and Part B, each of which has separate rules and requirements and separate funding sources. Medicare Part A, the Hospital Insurance Program (42 U.S.C. sec. 1395c et seq.) is financed primarily through mandatory taxes on workers' wages. Part A pays for hospital, skilled nursing, home health agency, hospice, and dialysis services determined to be medically necessary for the individual patient. Medicare Part B, the Supplementary Medical Insurance program (42 U.S.C. sec. 1395j et seq.), is a voluntary medical benefits plan in which eligible individuals can enroll to receive benefits in addition to those available under Part A. Under Part B, each beneficiary must pay a monthly premium, meet a deductible towards the cost of covered items and services determined to be medically necessary, and pay 20 percent of the Medicare allowable charge as coinsurance on most covered items. Non-institutional services, including physician services, outpatient hospital services, durable medical equipment, and laboratory services, among others, are paid under Medicare Part B. In addition, the Balanced Budget Act adds a new Medicare Part C, which provides Medicare beneficiaries with additional health plan choices, such as managed care plans and medical savings accounts.

     The Medicare program is administered by the Health Care Financing Administration ("HCFA") of the U.S. Department of Health and Human Services ("HHS"). HCFA adopts regulations and issues interpretive memoranda and program manuals providing detailed explanation of the Medicare program. The payment operations of the Medicare program are handled by intermediaries (under Part A) and carriers (under Part B) who are insurance companies and Blue Cross/Blue Shield plans which contract with the Secretary of HHS (the "Secretary") to make Medicare payments to providers in a particular geographic region. Individual intermediaries and carriers issue transmittals, bulletins, notices, and general instructions to providers and suppliers in their respective areas to facilitate the administration of the Medicare program, but are required to follow the Medicare statute, HCFA regulations, HCFA transmittals, and the program manuals. Within these requirements, intermediaries and carriers are granted broad discretion to establish particular guidelines and procedures for making Medicare coverage determinations and payments, including prior approval, utilization limits, and specific documentation.

     The Medicaid program is a joint federal-state cooperative arrangement established for the purpose of enabling states to furnish medical assistance on behalf of aged, blind, or disabled individuals, or members of families with dependent children, whose income and resources are insufficient to meet the costs of necessary medical services. The federal and state governments share the costs of such aid pursuant to statutory formulae. The Secretary has primary federal responsibility for administering the Medicaid program. The responsibility has been delegated to HCFA, whose Medicaid Bureau carries out this delegation. States are not required to participate in the Medicaid program. States which choose to participate, however, must administer their Medicaid programs in accordance with federal law, the implementing regulations and policies of the Secretary and their approved state plans. A state becomes eligible to receive federal funds by submitting to the Secretary a state plan for medical assistance. The federal Medicaid statute establishes minimum standards for state plans in such area as administration, eligibility, coverage of services, quality and provision of services, and payment for services. States have significant latitude, within these standards, to determine the mix of services and structure of their state Medicaid programs. The state plan must be amended by appropriate submission to the Secretary whenever necessary to reflect changes in federal statutes, regulations, policies, court decisions, or material changes in any phase of state law, policy, or operations.

     In order to receive reimbursement under the Medicare or Medicaid programs, each client hospital or facility must meet applicable requirements promulgated by HHS relating to the type of facility, personnel, standards of patient care and compliance with all state and local laws, rules and regulations. The Company believes that the programs it manages comply in all material respects with applicable Medicare and Medicaid requirements.

     In the mid-1980's, changes in reimbursement rates and procedures included the creation of PPS using predetermined reimbursement rates for DRGs. The DRG system established fixed payment amounts per discharge for diagnoses generally provided by acute care hospitals. Mental health services provided by acute care hospitals which qualify for an exemption are deemed to be DPUs and are not included in the DRG system. Services provided by DPUs are reimbursed on an actual cost basis, subject to certain limitations. The mental health programs managed by the Company which are eligible for reimbursement by the Medicare program currently meet the applicable requirements for designation as DPUs and are exempt from the DRG system. In the future, however, it is possible that Medicare reimbursement for mental health services, including those provided by programs managed by the Company, could be under the DRG system or otherwise altered. At November 30, 1997, of the 287 mental health treatment programs managed by the Company, 193 were geropsychiatric programs for which a substantial majority of the patients are covered by Medicare. Recent amendments to the Medicare regulations established maximum reimbursement amounts on a per case basis for both inpatient mental health and physical rehabilitation services. Effective as of October 1, 1997, regulations promulgated pursuant to these amendments establish a ceiling on the rate of increase in operating costs per case for mental health and physical rehabilitation services furnished to Medicare beneficiaries. Prior to these amendments, the reimbursement amounts were tied to each hospital's mental health or physical rehabilitation unit cost during such unit's first year of operations, subject to adjustment. The new regulations establish a nationwide cap limiting the reimbursement target amount on a per case basis for mental health and physical rehabilitation services to $10,547 and $19,250, respectively, subject to adjustments based on market indices and on costs for other similar units. There can be no assurance that such limitation will not result in the decline of amounts reimbursed to the Company's client hospital and will not have an adverse effect on the business, operations and financial condition of the Company.

     Qualified outpatient rehabilitation services are exempt from PPS. Acute rehabilitation units within acute-care hospitals are eligible to obtain an exemption from PPS, generally after the first year of operation, upon satisfaction of specified federal criteria. Such criteria include the operation for a full 12 months under PPS and the completion of an initial exemption survey. The exemption survey measures compliance with certain criteria applicable to exempt units generally, including approval to participate as a Medicare provider, admission standards, recordkeeping, compliance with state licensure laws, segregation of beds, accounting standards and certain specific standards applicable to rehabilitation units, including staffing, medical care and patient mix. Upon successful completion of the survey, Medicare payments for rehabilitation services provided in inpatient units are made under a cost-based reimbursement system. As of November 30, 1997, 17 of the Company's managed physical rehabilitation programs were exempt from PPS. The remaining program will apply for exemption as soon as it is eligible. A recently enacted amendment to the Medicare statutes provides for a gradual phase-out of cost-based reimbursement for physical rehabilitation services over a three-year period commencing on October 1, 2000. The resulting phase-in of reimbursement for physical rehabilitation services based on PPS could significantly lower Medicare reimbursements to hospitals and thus have a material adverse effect on the business, operations and financial results of the Company.

     The Medicare and Medicaid programs are subject to statutory and regulatory changes, retroactive and prospective rate adjustments, administrative rulings and funding restrictions, any of which could have the effect of limiting or reducing reimbursement levels to general acute care hospitals for mental health and physical rehabilitation services provided by programs managed by the Company. The Company cannot predict whether any changes to such government programs will be adopted or, if adopted, the effect, if any, such changes will have on the Company. In addition, a significant number of the Company's management contracts require the Company to refund a portion of its fee if Medicare reimbursement to the client hospital is disallowed for a patient treated in a program managed by the Company or all of its fee if the fee paid to the Company is disallowed as a reimbursable cost. During the fiscal year ended August 31, 1997, the Company refunded approximately $219,294 of its fees in relation to these denials. Also, Medicare retrospectively audits cost reports of client hospitals upon which Medicare reimbursement for services rendered in the programs managed by the Company is based. Accordingly, at any time, the Company could be subject to refund obligations to client hospitals for prior year cost reports that have not been audited and settled at the date hereof. Any significant decrease in Medicare reimbursement levels, the imposition of significant restrictions on participation in the Medicare program, or the disallowance by Medicare of any significant portion of the client hospital's costs, including the fee to the Company, where the Company has a reimbursement denial repayment obligation could adversely affect the Company. Numerous amendments have recently been made to the regulations promulgated under the Medicare statutes effective October 1, 1997. These amendments affect, among other things, Medicare reimbursement to psychiatric and rehabilitation distinct units in hospitals by imposing ceilings on reimbursable amounts, and could have a material adverse effect on the business, operations and financial results of the Company. In addition, there can be no assurance that hospitals which offer mental health or physical rehabilitation programs now or hereafter managed by the Company will satisfy the requirements for participation in the Medicare or Medicaid programs.

     Payors, including Medicare and Medicaid, are attempting to manage costs, resulting in declining amounts paid or reimbursed to hospitals for the services provided. As a result, the Company anticipates that the number of patients served by general acute care hospitals on a per diem, episodic or capitated basis will increase in the future. There can be no assurance that if amounts paid or reimbursed to hospitals decline, it will not adversely affect the Company.

     Medicare regulations limit reimbursement for mental health, physical rehabilitation and other health care charges paid to related parties. A party is considered "related" to a provider if it is deemed to be controlled by the provider. One test for determining control for this purpose is whether the percentage of the total revenues of the party received from services rendered to the provider is so high that it effectively constitutes control. Although the Company believes that it does not receive sufficient revenues from any customer, including Columbia/HCA, that would make it a related party, it is possible that such regulations could limit the number of management contracts that the Company could have with Columbia/HCA or any other client.

     Federal law contains certain provisions designed to ensure that services rendered by hospitals to Medicare and Medicaid patients are medically necessary and meet professionally recognized standards. These provisions include a requirement that admissions of Medicare and Medicaid patients to hospitals must be reviewed in a timely manner to determine the medical necessity of the admissions. In addition, these provisions state that a hospital may be required by the federal government to reimburse the government for the cost of Medicare-reimbursed services that are determined by a peer review organization to have been medically unnecessary. The Company and its client hospitals have developed and implemented quality assurance programs and procedures for utilization review and retrospective patient care evaluation intended to meet these requirements.

     PATIENT REFERRAL LAWS

     Various state and federal laws regulate the relationships between health care providers and referral sources, including federal and state fraud and abuse laws prohibiting individuals and entities from knowingly and willfully offering, paying, soliciting or receiving remuneration in order to induce referrals for the furnishing of health care services or items. These federal laws generally apply only to referrals for items or services reimbursed under the Medicare or Medicaid programs or any state health care program. The objective of these laws is generally to ensure that the purpose of a referral is quality of care and not monetary gain by the referring party. Violations of such laws can result in felony criminal penalties, civil sanctions and exclusion from participation in the Medicare and Medicaid programs.

     The Medicare and Medicaid anti-kickback statute, 42 U.S.C. sec. 1320a-7b, prohibits the knowing and willful solicitation or receipt of any remuneration "in return for" referring an individual, or for recommending or arranging for the purchase, lease, or ordering, of any item or service for which payment may be made under Medicare or a state health care program. In addition, the statute prohibits the offer or payment of remuneration "to induce" a person to refer an individual, or to recommend or arrange for the purchase, lease, or ordering of any item or service for which payment may be made under the Medicare or state health care programs. The statute contains exceptions for certain discounts, group purchasing organizations, employment relationships, waivers of coinsurance by community health centers, health plans, and practices defined in regulatory safe harbors.

     Under a significant number of its management contracts, the Company receives a variable fee related in part to average daily patient census of the mental health or physical rehabilitation program. In addition, the Company has entered into agreements with physicians to serve as medical directors at the mental health and physical rehabilitation programs and facilities managed by the Company, which generally provide for payments to such persons by the Company as compensation for their administrative services. These medical directors also generally provide professional services at such programs and facilities. In 1991, regulations were issued under federal fraud and abuse laws creating certain "safe harbors" for relationships between health care providers and referral sources. Any relationship that satisfies the terms of the safe harbor is considered permitted. Failure to satisfy a safe harbor, however, does not mean that the relationship is prohibited. Although the contracts and relationships between the Company and its client hospitals and medical directors are not within the safe harbors, the Company believes that such contracts and relationships comply with applicable laws. There can be no assurance, however, that the Company's activities will not be challenged by regulatory authorities.

     The Omnibus Budget Reconciliation Act of 1993 contains provisions ("Stark II") prohibiting physicians from referring Medicare and Medicaid patients to an entity with which the physician has a "financial relationship" for the furnishing of a list of "designated health services" including physical therapy, occupational therapy, home health services, and others. If a financial relationship exists, the entity is generally prohibited from claiming payment for such services under the Medicare or Medicaid programs. Compensation arrangements are generally exempted from the Stark provisions if, among other things, the compensation to be paid is set in advance, does not exceed fair market value and is not determined in a manner that takes into account the volume or value of any referrals or other business generated between the parties.

     Other provisions in the Social Security Act authorize other penalties, including exclusion from participation in Medicare and Medicaid, for various billing-related offenses. HHS can also initiate permissive exclusion actions for such improper billing practices as submitting claims "substantially in excess" of the provider's usual costs or charges, failure to disclose ownership and officers, or failure to disclose subcontractors and suppliers. Executive Order 12549 prohibits any corporation or facility from participating in federal contracts if it or its principals have been disbarred, suspended or are ineligible, or have been voluntarily excluded, from participating in federal contracts. A principal has been defined as an officer, director, owner, partner, key employee or other person with primary management or supervisory responsibilities.

     Additionally, the Health Insurance Portability and Accountability Act of 1996 granted expanded enforcement authority to HHS and the U.S. Department of Justice ("DOJ"), and provided enhanced resources to support the activities and responsibilities of the Office of Inspector General ("OIG") of HHS and DOJ by authorizing large increases in funding for investigating fraud and abuse violations relating to health care delivery and payment. On January 24, 1997, the OIG issued guidelines for the Fraud and Abuse Control Program as mandated by the Act, and on February 19, 1997 issued an interim final rule establishing procedures for seeking advisory opinions on the application on the anti-kickback statute and certain other fraud and abuse laws. The recently-enacted Balanced Budget Act also includes numerous health fraud provisions, including: new exclusion authority for the transfer of ownership or control interest in an entity to an immediate family or household member in anticipation of, or following, a conviction, assessment, or exclusion; increased mandatory exclusion periods for multiple health fraud convictions, including permanent exclusion for those convicted of three health care-related crimes; authority of the Secretary to refuse to enter into Medicare agreements with convicted felons; new civil money penalties for contracting with an excluded provider or violating the Medicare and Medicaid antikickback statute; new surety bond and information disclosure requirements for certain providers and suppliers; and an expansion of the mandatory and permissive exclusions added by the Health Insurance Portability and Accountability Act of 1996 to any federal health care program (other than the Federal Employees Health Benefits Program).

     In addition, federal and some state laws impose restrictions on referrals for certain designated health services by physicians and, in a few states, psychologists and other mental health care professionals to entities with which they have financial relationships. The Company believes that its operations comply with these restrictions to the extent applicable, although no assurance can be given regarding compliance in any particular factual situation. Federal legislation has been considered to expand current law from its application to Medicare and Medicaid business to all payors and to additional health services. Certain states are considering adopting similar restrictions or expanding the scope of existing restrictions. There can be no assurance that the federal government or other states in which the Company operates will not enact similar or more restrictive legislation or restrictions that could under certain circumstances impact the Company's operations.

     MENTAL HEALTH CARE PATIENT RIGHTS

     Many states have adopted "patient bill of rights" regulations which set forth standards for least restrictive treatment, patient confidentiality, patient access to mail and telephones, patient access to legal counsel and requirements that patients be treated with dignity. There are also laws and regulations relating to the civil commitment of patients to mental health programs, disclosure of information concerning patient treatments and related matters.

     HEALTH CARE REFORM

     The Clinton Administration and various federal legislators have considered health care reform proposals intended to control health care costs and to improve access to medical services for uninsured individuals. These proposals included proposed cutbacks to the Medicare and Medicaid programs and steps to permit greater flexibility in the administration of Medicaid. In addition, some states in which the Company operates are considering various health care reform proposals. It is uncertain at this time what legislation on health care reform may ultimately be enacted or whether other changes in the administration or interpretation of governmental health care programs will occur. There can be no assurance that future health care legislation or other changes in the administration or interpretation of governmental health care programs will not have a material adverse effect on the Company's business, financial condition or results of operations.

     LICENSING REQUIREMENTS

     Certain of the services provided by Florida PPS and Acorn may be subject to certain licensing requirements in some states. Neither Florida PPS nor Acorn hold any licenses in states other than Florida and Pennsylvania, respectively. If the business operations of such entities are determined to require licenses in other states, then obtaining such licenses or the inability to obtain such licenses could adversely affect the business operations of such entities. In addition, several states have laws that prohibit business corporations from providing, or holding themselves out as providers of, medical care. While the Company has no reason to believe that it is in violation or has violated such statutes, these laws vary from state to state and have seldom been interpreted by the courts or regulatory agencies.

EMPLOYEES

     At November 30, 1997, the Company employed 1,387 people, including 1,085 full-time employees, 219 part-time employees, and 83 temporary employees. The Company has no collective bargaining agreements with any unions and believes that its overall relations with its employees are good. In addition, at November 30, 1997, the Company had administrative services contracts with 255 physicians to serve as medical directors for the clinical programs managed by the Company.

INSURANCE

     The Company carries general liability, comprehensive property damage, malpractice, workers' compensation and other insurance coverages that management considers adequate for the protection of the Company's assets and operations. There can be no assurance, however, that the coverage limits of such policies will be adequate. A successful claim against the Company in excess of its insurance coverage could have a material adverse effect on the Company.

FACILITIES

     In September 1996, the Company leased a building consisting of approximately 40,000 square feet for its National Support Center in Lewisville, Texas under a lease term expiring in September 26, 2001. In addition, at November 30, 1997 the Company leased an aggregate of 11,058 square feet of space for four regional offices in the Boston, Chicago, Los Angeles and Tampa metropolitan areas, with lease terms expiring from May 1998 to August 2000. Except for one partial hospitalization program operating in approximately 3,150 square feet of space, the space required for the clinical programs managed by the Company is provided by the client hospitals either within their existing facilities or at other locations owned or leased by the hospitals.

     The Company leases approximately 13,665 square feet of office space in the Tampa metropolitan area with lease terms expiring from June 1998 to October 2002 for the operations of Florida PPS.

     As a result of its acquisition of Acorn on October 31, 1997, the Company leases 12,835 square feet of office space in the Philadelphia metropolitan area with a lease term expiring on October 31, 1999.

LEGAL PROCEEDINGS

     The Company is, and may be in the future, party to litigation arising in the course of its business. While the Company has no reason to believe that any pending claims are material, there can be no assurance that the Company's insurance coverage will be adequate to cover all liabilities arising out of such claims or that any such claims will be covered by the Company's insurance. Any material claim which is not covered by insurance may have an adverse effect on the Company's business. Claims against the Company, regardless of their merit or outcome, may also have an adverse effect on the Company's reputation and business.

                                   MANAGEMENT

EXECUTIVE OFFICERS OF THE COMPANY

     Set forth below is certain information regarding the executive officers and directors of the Company:

                 NAME                    AGE                  POSITION
                 ----                    ---                  --------
James Ken Newman.......................  54    Chief Executive Officer and Chairman of
                                                 the Board of Directors
Robert A. Lefton.......................  41    President and Chief Operating Officer
James W. McAtee........................  52    Executive Vice President -- Finance &
                                                 Administration, Chief Financial
                                                 Officer, Treasurer and Secretary;
                                                 Director
Gary A. Kagan..........................  46    Executive Vice President -- Development
John F. DeVaney........................  45    Senior Vice President -- Rehab
                                               Operations
Jack R. Anderson.......................  72    Director
George E. Bello........................  62    Director
William H. Longfield...................  59    Director
Donald E. Steen........................  51    Director
James E. Buncher.......................  61    Director
Howard B. Finkel.......................  48    Director

     James Ken Newman has been the Chief Executive Officer of the Company since July 1989 and Chairman since February 1992. From July 1989 until September 1997, he served as President of the Company. Mr. Newman currently serves as a director of United Dental Care, Inc. and Telecare Corporation.

     Robert A. Lefton has been President and Chief Operating Officer since September 1, 1997. He formerly served as Executive Vice President, Operations from September 1996 to August 1997. He was a Senior Regional Vice President of the Company from March 1995 until September 1996. He served as a Regional Vice President of the Company from November 1991 to March 1995.

     James W. McAtee has been Executive Vice President -- Finance & Administration of the Company since February 1992 and Chief Financial Officer, Treasurer and Secretary of the Company since September 1990. He was a Senior Vice President of the Company from September 1990 to February 1992.

     Gary A. Kagan has been Executive Vice President -- Development of the Company since January 1992. From April 1990 to December 1991, he served as President of the subsidiary of the Company engaged in the contract management business.

     John F. DeVaney has been Senior Vice President -- Rehab Operations since September 1997 in charge of the physical rehabilitation contract management business of the Company. From September 1996 to August 1997 he was an Executive Vice President, Operations of the Company. He was a Senior Regional Vice President of the Company from August 1994 until September 1996. He served as a Regional Vice President of the Company from September 1992 to August 1994.

     Jack R. Anderson has been President of Calver Corporation, a health care consulting and investment firm, and a private investor, since 1982. Mr. Anderson currently serves on the board of directors of PacifiCare Health Systems, Inc. and United Dental Care, Inc.

     George E. Bello has been Executive Vice President and Controller and a member of the board of directors of Reliance Group Holdings, Inc., an insurance holding company, since August 1981. He has also been President of Prometheus Funding Corp. since November 1992 and a member of the board of directors of that corporation since August 1985. Mr. Bello also serves on the board of directors of Zenith National Insurance Corp., United Dental Care, Inc. and Reliance Financial Services Corporation.

     William H. Longfield has been the Chairman and Chief Executive Officer of C.R. Bard, Inc., a multi-national developer, manufacturer and marketer of health care products, since September 1995. Mr. Longfield was President and Chief Executive Officer of C.R. Bard, Inc. from October 1993 to September 1995, President and Chief Operating Officer from September 1991 to October 1993 and Executive Vice President and Chief Operating Officer from February 1989 to September 1991. Mr. Longfield currently serves on the board of directors of C.R. Bard, Inc., Manor Care, Inc., and United Dental Care, Inc.

     Donald E. Steen has been President of the International Group of Columbia/HCA Healthcare Corporation, a health care services corporation primarily involved in the ownership and operation of hospitals and providing related services since October 1994. From September 1981 to October 1994, Mr. Steen was the President and Chief Executive Officer of Medical Care America, Inc., a corporation that operated ambulatory surgery centers. Medical Care America, Inc. was acquired by Columbia/HCA Healthcare Corporation in October 1994. Mr. Steen currently serves on the board of directors of United Dental Care, Inc.

     James E. Buncher has been President and Chief Executive Officer of Community Dental Services, Inc., a corporation operating dental practices in California, since November 1997. Mr. Buncher was the President of Health Plans Group of Value Health, Inc., a national specialty managed care company, from September 1995 to September 1997 and served as Chairman, President and Chief Executive Officer of Community Care Network, Inc., a Value Health subsidiary, from August 1992 to September 1997. In September 1997, Value Health was acquired by a third party and Mr. Buncher resigned his positions with that company. From September 1997 to November 1997, Mr. Buncher was a private investor. He currently serves on the board of directors of Alliance Imaging, Inc. and United Dental Care, Inc.

     Howard B. Finkel was the Chairman and Chief Executive Officer of Specialty from January 1, 1995 until August 11, 1997, when Specialty was acquired by the Company. From 1984 to December 31, 1994, he was the President of the National Medical Management Services division of National Medical Enterprises, Inc., a health care services company primarily involved in the ownership and operation of hospitals and providing related services. Mr. Finkel is currently a private investor.

                              CERTAIN TRANSACTIONS

     Horizon acquired Specialty on August 11, 1997. Pursuant to the terms of the Specialty acquisition agreement, the Company agreed to appoint Howard B. Finkel as a director effective upon the acquisition. In addition the Company agreed to use its best efforts to cause Mr. Finkel to be nominated and elected as a member of the Board of Directors so long as he beneficially owns not less than 5% of the outstanding Common Stock of the Company. As of December 15, 1997, Mr. Finkel beneficially owned 9.4% of the outstanding Common Stock of the Company. Upon completion of this offering, Mr. Finkel will own no more than 3.4% of the outstanding Common Stock of the Company.


     Pursuant to the Specialty acquisition agreement, the Company also entered into a registration rights agreement with the former Specialty stockholders. The Company agreed to prepare and file a registration statement as soon as practicable after its audited consolidated financial statements for its fiscal year ended August 31, 1997 were available. The registration statement was to register for sale the shares of Common Stock of the Company issued to the Specialty stockholders which were issued in the Specialty transaction pursuant to the exemption from registration under Section 4(2) of the Securities Act.


     Under the registration rights agreement, the Company may elect for the offering under the registration statement to be in the form of an underwritten offering. In the event that the Company elects not to proceed or is unable to effect such offering as an underwritten offering, then the Company is nevertheless obligated to proceed within the same time period specified above with the registration statement and the offering on a non-underwritten basis and to keep the registration statement in effect generally for 90 days but, in that event, for at least a two week period after the effective date of the registration statement the selling Specialty stockholders must attempt to sell the shares offered thereunder only through block sales arranged by a broker-dealer selected by the Company and reasonably satisfactory to the selling stockholders. In addition, the registration rights agreement granted certain piggyback registration rights in favor of Mr. Finkel that will take effect after the offering pursuant to the registration statement and expire one year after the Closing Date. The other Specialty stockholders may have the same piggyback registration rights under certain conditions with respect to the shares of Common Stock not sold pursuant to the registration statement. After this offering, the former Specialty stockholders will not have any other demand registration rights.

     In the registration rights agreement, the Company agreed to pay all registration expenses (as defined in the registration rights agreement, but excluding underwriting discounts and commissions) in connection with any registration statement filed thereunder. The registration rights agreement contains customary indemnification provisions. The rights granted to the Specialty stockholders under the registration rights agreement will terminate when, among other things, the shares of Horizon Common Stock exchanged for Specialty shares may be sold within the limitations set forth in Rule 144 under the Securities Act.

     In the Specialty agreement, Howard B. Finkel, the Chief Executive Officer of Specialty, and John Harrison, the Chief Operating Officer of Specialty, severally agreed to certain non-competition and other covenants in favor of the Company. The non-competition covenants of Mr. Finkel are to remain in effect until the later of (i) three years after the closing date or (ii) two years after Mr. Finkel ceases to be a member of the Board of Directors of the Company. The noncompetition covenants of Mr. Harrison are to remain in effect for a period of one year after the closing date of the Specialty acquisition. The enforceability of non-competition covenants is generally determined in part based on a factual evaluation of the reasonableness of the scope and duration of such covenants. The Company believes that the non-competition covenants of Messrs. Finkel and Harrison set forth in the Specialty agreement are reasonable in terms of scope and duration and are enforceable. In the Specialty agreement, Messrs. Finkel and Harrison also agreed to certain confidentiality, nondisclosure and nondisparagement covenants in favor of the Company.

     At the closing of the Specialty transaction, 51,282 shares issued to the Specialty stockholders were delivered on a pro rata basis into an escrow held by the Company. Under the escrow agreement between the Company and Howard B. Finkel, individually and as representative of the Specialty stockholders, the Company must notify the Specialty stockholders in writing of any claim under the indemnification provisions of the Specialty agreement. To the extent, if any, the Specialty stockholders do not dispute the Company's claim during a specified period after the Company provides such notice, the Company will be entitled to receive such number of the escrow shares held in escrow as have an aggregate value (calculated at $23.25 per share) equal to the amount of the Company's claim, or such fewer escrow shares as then remain in escrow. To the extent, if any, the Specialty stockholders dispute the Company's right to payment from the escrow shares held in escrow, the Specialty stockholders may notify the Company and the Company and the Specialty stockholders will resolve the Company's claim by arbitration. If appropriate based on resolution of the Company's claim, the Company will be entitled to receive payment from the shares held in escrow. Under the escrow agreement, any shares held in escrow and not claimed by the Company pursuant to the escrow agreement will be returned to the Specialty stockholders after the expiration of six months after the date of the Specialty transaction or, if applicable, after resolution of any claim asserted by the Company to the escrow shares.

     Donald E. Steen, a director of the Company, is President of the International Group of Columbia/HCA. At August 31, 1997 and November 30, 1997, the Company had mental health management contracts with 39 and 36 general acute care hospitals directly or indirectly owned by Columbia/HCA of which 34 had programs in operation. These 36 contracts accounted for approximately 19.1% of the Company's revenues for the fiscal year ended August 31, 1997 and approximately 16.6% of the revenues of the Company for the three months ended November 30, 1997. In the aggregate, including contracts terminated at any time during the fiscal year, revenues generated by hospitals directly or indirectly owned by Columbia/HCA accounted for 20.3% of the Company's revenues for the fiscal year ended August 31, 1997. Of the 36 Columbia/HCA contracts at November 30, 1997, 12 contracts contain a provision limiting the number of contracts which Columbia/HCA can cancel without cause to 33.3% during any calendar year.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth certain information with respect to the beneficial ownership of Common Stock of the Company as of January 16, 1998, and as adjusted to reflect the sale by the Selling Stockholders of the Common Stock offered hereby, by (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) the Selling Stockholders, (iii) each of the Company's directors and executive officers and (iv) all directors and executive officers of the Company as a group. Except as indicated below, to the Company's knowledge each person named has the sole voting and investment power with respect to all shares shown as beneficially owned by such person.



                                          SHARES BENEFICIALLY                   SHARES BENEFICIALLY
                                                 OWNED              NUMBER        OWNED AFTER THE
                                          BEFORE THE OFFERING         OF              OFFERING
                                          --------------------      SHARES      --------------------
                  NAME                     NUMBER      PERCENT    TO BE SOLD     NUMBER      PERCENT
                  ----                    ---------    -------    ----------    ---------    -------
DIRECTORS, EXECUTIVE OFFICERS
  AND 5% STOCKHOLDERS:
James Ken Newman(1)(2)(3)...............    689,331      9.3%           --        689,331      9.3%
Howard B. Finkel(1) (3) (4).............    663,600      9.4       425,000        238,600      3.4
Jack R. Anderson(1).....................    527,400      7.5            --        527,400      7.5
Lutheran Brotherhood(1).................    417,650      5.9            --        417,650      5.9
Joseph A. Cohen(1)......................    375,650      5.3            --        375,650      5.3
James W. McAtee(3)(5)...................    303,096      4.2            --        303,096      4.2
George E. Bello(6)......................    175,600      2.5            --        175,600      2.5
Gary A. Kagan(3)(7).....................    150,297      2.1            --        150,297      2.1
John F. DeVaney(8)......................     18,376        *            --         18,376        *
Robert A. Lefton(9).....................     10,500        *            --         10,500        *
Donald E. Steen(6)......................      9,600        *            --          9,600        *
William H. Longfield(6).................      8,100        *            --          8,100        *
James E. Buncher........................      2,250        *            --          2,250        *
All directors and executive officers as
  a group (11 persons)(10)..............  2,558,150     32.9       425,000      2,133,150     27.4
ADDITIONAL SELLING STOCKHOLDERS(4):
Michael S. McCarthy.....................    192,360      2.7       185,314          7,046        *
NME Management Services, Inc............    179,200      2.5       172,636          6,564        *
John K. Harrison........................    138,180      2.0       100,000         38,180        *
Lawrence W. Reiff.......................    138,180      2.0       100,000         38,180        *
Argentum Capital Partners, L.P..........     55,300        *        53,275          2,025        *
Denise Dailey...........................     11,060        *         4,400          6,660        *
Kenneth Dorman..........................     11,060        *        10,655            405        *
G. Phillip Woellner.....................     11,060        *         8,000          3,060        *


---------------

  *  Less than 1%.

 (1) The address of James Ken Newman is 1500 Waters Ridge Drive, Lewisville, Texas 75057-6011. The address of Howard B. Finkel is 768 Chimney Creek, Golden, CO 80401. The address of Jack R. Anderson is 16475 Dallas Parkway, Suite 735, Dallas, Texas 75248. The address of Lutheran Brotherhood is 625 Fourth Avenue South, Minneapolis, Minnesota 55415. The address of Joseph A. Cohen is c/o The Garnet Group, 825 Third Ave, 40th Floor, New York, New York 10022.


 (2) Includes 51,000 shares of Common Stock held by a limited partnership for which Mr. Newman serves as an officer and director of the corporate general partner and 59,500 shares of Common Stock held by a foundation of which Mr. Newman is a director and officer. Also includes 330,705 shares of Common Stock issuable upon the exercise of immediately exercisable stock options.



 (3) See "Management" for a description of each position or office of such stockholder with the Company within the past three years.

 (4) Former Specialty stockholders.



 (5) Includes 19,998 shares of Common Stock held in trust for the benefit of Mr. McAtee's children. Also includes 182,097 shares of Common Stock issuable upon the exercise of immediately exercisable stock options.



 (6) Includes 6,000 shares of Common Stock issuable upon the exercise of immediately exercisable stock options and 600 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days.



 (7) Consists of 150,297 shares of Common Stock issuable upon the exercise of immediately exercisable stock options.



 (8) Includes 16,126 shares of Common Stock issuable upon the exercise of immediately exercisable stock options.



 (9) Consists of 8,625 shares of Common Stock issuable upon the exercise of immediately exercisable stock options and 1,875 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days.



(10) Includes 709,525 shares of Common Stock issuable upon the exercise of stock options held by certain directors and executive officers that are immediately exercisable or will be exercisable within 60 days.

                              PLAN OF DISTRIBUTION



     The shares of Common Stock of the Company offered hereby may be offered and sold by each Selling Stockholder from time to time, as determined by such Selling Stockholder, at any time while the Registration Statement, of which this Prospectus is a part, is effective but the Selling Stockholders may sell the shares offered hereby only through block trades in which a broker or dealer, engaged for the purpose and approved by the Company, will attempt to sell the shares as agent, but may position and resell a portion of the block as principal, in order to facilitate the transaction. The shares of Common Stock offered hereby may be sold at prices and at terms then prevailing or at prices related to the then current market price of the Common Stock on the Nasdaq National Market or at other negotiated prices. The shares of Common Stock offered hereby were previously issued to Selling Stockholders in a private transaction exempt from the registration requirements of the Securities Act. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing and size of each sale.



     Broker-dealers effecting sales of the shares offered hereby may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the shares sold by or through such broker-dealers, or both. The Company has advised the Selling Stockholders that the anti-manipulative rules of Regulation M under the Exchange Act may apply to their sales in the market and has informed them of the need for delivery of copies of this Prospectus. The Company is not aware as of the date of this Prospectus of any agreements between any of the Selling Stockholders and any broker-dealers with respect to the sale of the shares offered by this Prospectus. The Selling Stockholders and any broker-dealer or other agent who participate in the distribution of shares of Common Stock of the Company may be deemed to be "underwriters" within the meaning of the Securities Act, in which case any commissions, discounts, or concessions received by any such broker-dealer or agent and profits on any resale of the shares of Common Stock may be deemed to be underwriting compensation, discounts or commissions under the Securities Act. The commissions received by a broker-dealer or agent may be in excess of customary compensation. The Company will receive no part of the proceeds from the sale of any shares of Common Stock offered hereby.



     Pursuant to the terms of the Registration Rights Agreement entered into by and among the Company and the Selling Stockholders, the Selling Stockholders will pay their costs and expenses of selling the shares of Common Stock offered hereby, including commissions and discounts of underwriters, brokers, dealers or agents, and the Company has agreed to pay the costs and expenses incident to its registration and qualification of the shares offered hereby, including applicable filing fees, legal and accounting fees and expenses. In addition the Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities arising under the Securities Act.



     The Selling Stockholders may elect to sell all, a portion or none of the shares of Common Stock offered by them hereunder. The Company intends to maintain the effectiveness of the Registration Statement, of which this Prospectus is a part, for no more than 90 days after the date hereof. None of the shares of Common Stock offered hereby will qualify for sale pursuant to Rule 144 until August 11, 1998 and may not be sold in transactions pursuant to such rule until such date.



     No action has been or will be taken in any jurisdiction by the Company, any Selling Stockholder or any broker or dealer that would permit a public offering of the Common Stock or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons into whose possession this Prospectus comes are required by the Company, the Selling Stockholders and the broker or dealer to inform themselves about and to observe any restrictions as to the offering of the Common Stock and the distribution of this Prospectus.



                                 LEGAL MATTERS


     Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Strasburger & Price, L.L.P., Dallas, Texas.

                                    EXPERTS

     The consolidated financial statements of the Company as of August 31, 1996 and 1997 and for each of the three years in the period ended August 31, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The audited historical financial statements of Acorn included on pages F-3 through F-9 of the Company's Form 8-K dated October 31, 1997 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and at the Commission's Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048, and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants such as the Company that file electronically with the Commission. The address of such site is http://www.sec.gov. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy and information statements and other information concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed a Registration Statement on Form S-3 (as amended, the "Registration Statement") with the Commission pursuant to the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules filed as a part thereof, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement, including the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made for a full statement of the provisions thereof. The Registration Statement, including the exhibits and schedules filed as a part thereof, may be inspected without charge at the public reference facilities maintained by the Commission as set forth in the preceding paragraph. Copies of these documents may be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                         INDEX TO FINANCIAL STATEMENTS

HORIZON HEALTH CORPORATION
  Report of Independent Accountants.........................   F-2
  Consolidated Balance Sheets as of August 31, 1996 and 1997
     and November 30, 1997 (unaudited)......................   F-3
  Consolidated Statements of Income for the years ended
     August 31, 1995, 1996, and 1997
     and for the three months ended November 30, 1996
     (unaudited) and November 30, 1997
     (unaudited)............................................   F-4
  Consolidated Statements of Changes in Stockholders' Equity
     (Deficit) for the years ended August 31, 1995, 1996 and
     1997 and for the three months ended November 30, 1997
     (unaudited)............................................   F-5
  Consolidated Statements of Cash Flows for the years ended
     August 31, 1995, 1996, and 1997
     and for the three months ended November 30, 1996
     (unaudited) and November 30, 1997 (unaudited)..........   F-6
  Notes to Consolidated Financial Statements................   F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
Horizon Health Corporation

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Horizon Health Corporation and its subsidiaries at August 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 11 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share".

PRICE WATERHOUSE LLP

Dallas, Texas
October 13, 1997, except as to Note 11, which is as of December 23, 1997

                           HORIZON HEALTH CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                      AUGUST 31,            NOVEMBER 30,
                                                              --------------------------    ------------
                                                                 1996           1997            1997
                                                              -----------    -----------    ------------
                                                                                            (UNAUDITED)
CURRENT ASSETS:
  Cash and short-term investments...........................  $ 8,346,373    $ 5,516,575    $ 1,757,868
  Accounts receivable less allowance for uncollectible
    accounts of $2,387,622, $1,357,423 and $1,800,494 at
    August 31, 1996, 1997, and November 30, 1997
    (unaudited), respectively...............................   12,720,429     11,995,254     16,895,430
  Receivable from employees.................................       89,126         63,303         49,001
  Prepaid expenses and supplies.............................      173,131        182,208        249,933
  Income taxes receivable...................................       96,210        951,256             --
  Other receivables.........................................       89,383         51,877        155,583
  Other current assets......................................       71,940        170,154         51,340
  Current deferred taxes....................................    2,116,582      1,687,512      1,865,980
                                                              -----------    -----------    -----------
        TOTAL CURRENT ASSETS................................   23,703,174     20,618,139     21,025,135
                                                              -----------    -----------    -----------
PROPERTY AND EQUIPMENT:
  Equipment.................................................    2,704,225      3,694,717      4,065,763
  Building improvements.....................................      109,467        255,406        260,298
                                                              -----------    -----------    -----------
                                                                2,813,692      3,950,123      4,326,061
  Less accumulated depreciation.............................    1,729,440      2,208,083      2,393,171
                                                              -----------    -----------    -----------
                                                                1,084,252      1,742,040      1,932,890
Restricted cash.............................................      344,404             --             --
Goodwill, net of accumulated amortization of $1,564,195,
  $2,078,177 and $2,245,188 at August 31, 1996, 1997, and
  November 30, 1997 (unaudited), respectively...............   15,330,555     21,553,594     30,645,096
Management contracts, net of accumulated amortization of
  $1,991,093, $2,744,666 and 3,004,464 at August 31, 1996,
  1997 and November 30, 1997 (unaudited), respectively......    4,555,985      4,451,426      7,562,376
Other assets................................................      195,630        363,208        413,028
                                                              -----------    -----------    -----------
        TOTAL ASSETS........................................  $45,214,000    $48,728,407    $61,578,525
                                                              ===========    ===========    ===========
CURRENT LIABILITIES:
  Accounts payable..........................................  $ 2,687,805    $ 1,747,393    $   872,273
  Employee compensation and benefits........................    5,276,659      6,233,477      5,853,081
  Income taxes payable......................................       84,942             --        734,839
  Accrued expenses (Note 5).................................    5,721,827      7,572,929      6,994,407
  Payable to Health Insurance Program.......................      661,248             --             --
  Current debt maturities...................................      519,600             --         22,290
                                                              -----------    -----------    -----------
        TOTAL CURRENT LIABILITIES...........................   14,952,081     15,553,799     14,476,890
  Other liabilities.........................................      724,511        355,803        425,488
  Long-term debt, net of current debt maturities............    3,056,714             --     11,023,973
  Deferred income taxes.....................................    1,322,635        987,704        993,247
                                                              -----------    -----------    -----------
        TOTAL LIABILITIES...................................   20,055,941     16,897,306     26,919,598
                                                              -----------    -----------    -----------
Commitments and contingencies (Note 9)
Minority interest...........................................        8,755        148,648        154,836
STOCKHOLDERS' EQUITY:
  Preferred stock, $.10 par value, authorized 500,000
    shares; none issued or outstanding......................           --             --             --
  Common stock, $.01 par value, 10,000,000, 40,000,000, and
    40,000,000 shares authorized at August 31, 1996, 1997
    and November 30, 1997 (unaudited), respectively;
    6,702,305 shares issued and 6,696,849 shares outstanding
    at August 31, 1996, 6,966,762 shares issued and
    outstanding at August 31, 1997 and 7,026,262 shares
    issued and outstanding at November 30, 1997
    (unaudited).............................................       67,023         69,668         70,263
  Additional paid-in capital................................   16,046,163     16,739,425     17,036,473
  Retained earnings.........................................    9,066,399     14,873,360     17,397,355
  Deferred compensation.....................................      (25,000)            --             --
  Treasury stock, at cost...................................       (5,281)            --             --
                                                              -----------    -----------    -----------
                                                               25,149,304     31,682,453     34,504,091
                                                              -----------    -----------    -----------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..........  $45,214,000    $48,728,407    $61,578,525
                                                              ===========    ===========    ===========

          See accompanying notes to consolidated financial statements.

                           HORIZON HEALTH CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                           FOR THE THREE MONTHS ENDED
                                     FOR THE YEARS ENDED AUGUST 31,               NOVEMBER 30,
                                ----------------------------------------   ---------------------------
                                   1995          1996           1997           1996           1997
                                -----------   -----------   ------------   ------------   ------------
                                                                                   (UNAUDITED)
REVENUES:
  Contract management
     revenue..................  $68,720,645   $95,244,454   $102,263,283   $ 24,720,109   $ 26,598,903
  Other.......................      634,238       994,512      7,003,512      2,159,845      2,723,509
                                -----------   -----------   ------------   ------------   ------------
          Total revenues......   69,354,883    96,238,966    109,266,795     26,879,954     29,322,412
                                -----------   -----------   ------------   ------------   ------------
EXPENSES:
  Salaries and benefits.......   40,083,239    55,809,614     60,048,345     14,842,069     15,728,569
  Purchased services..........   10,794,068    13,880,426     16,466,115      3,679,232      4,858,679
  Provision for bad debts.....    1,680,396     1,435,049      3,033,693        307,744        355,027
  Other.......................    9,188,828    11,848,384     12,795,910      3,394,743      3,574,921
  Depreciation and
     amortization.............    1,132,604     1,811,790      2,201,450        597,453        611,897
  Merger expenses (Note 3)....           --            --      3,527,671             --             --
                                -----------   -----------   ------------   ------------   ------------
  Operating expenses..........   62,879,135    84,785,263     98,073,184     22,821,241     25,129,093
                                -----------   -----------   ------------   ------------   ------------
Operating Income..............    6,475,748    11,453,703     11,193,611      4,058,713      4,193,319
                                -----------   -----------   ------------   ------------   ------------
Other income (expense)
  Interest expense -- related
     party....................   (1,190,680)      (24,298)            --             --             --
  Interest expense -- other...     (221,439)     (395,123)      (402,003)      (106,303)       (61,555)
  Interest income and other...      409,047       353,231        523,877        143,540        105,613
  Loss on sale of equipment...           --            --         (1,888)        (2,515)            --
                                -----------   -----------   ------------   ------------   ------------
Income before income taxes....    5,472,676    11,387,513     11,313,597      4,093,435      4,237,377
Income tax expense............    1,694,534     4,609,360      4,517,688      1,686,382      1,707,194
                                -----------   -----------   ------------   ------------   ------------
Income before equity in net
  earnings of Horizon LLC and
  minority interest...........    3,778,142     6,778,153      6,795,909      2,407,053      2,530,183
Equity in net earnings of
  Horizon LLC.................    1,567,720            --             --             --             --
Minority interest.............           --        (2,397)      (139,893)       (24,074)        (6,188)
                                -----------   -----------   ------------   ------------   ------------
Net income....................  $ 5,345,862   $ 6,775,756   $  6,656,016   $  2,382,979   $  2,523,995
                                ===========   ===========   ============   ============   ============
Basic earnings per common
  share.......................  $      1.05   $      1.03   $       0.96   $       0.35   $       0.36
                                ===========   ===========   ============   ============   ============
Diluted earnings per common
  share.......................  $      0.89   $      0.90   $       0.87   $       0.31   $       0.33
                                ===========   ===========   ============   ============   ============

          See accompanying notes to consolidated financial statements.

                           HORIZON HEALTH CORPORATION

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
               FOR THE YEARS ENDED AUGUST 31, 1995, 1996 AND 1997
          AND FOR THE THREE MONTHS ENDED NOVEMBER 30, 1997 (UNAUDITED)

                                       COMMON SHARES      ADDITIONAL     RETAINED
                                    -------------------     PAID-IN      EARNINGS       DEFERRED        TREASURY
                                     SHARES     AMOUNT      CAPITAL      (DEFICIT)    COMPENSATION   STOCK, AT COST      TOTAL
                                    ---------   -------   -----------   -----------   ------------   --------------   -----------
Balance at August 31, 1994........  3,565,680   $35,657   $ 1,586,359   $(3,055,219)    $     --        $    --       $(1,433,203)
  Net income......................         --       --             --     5,345,862           --             --         5,345,862
  Initial public offering.........  2,100,000   21,000     11,978,528            --           --             --        11,999,528
  Issuance of shares in
    conjunction with purchase of
    the net assets of NMMS........    530,419    5,304        883,700            --           --             --           889,004
  Issuance of warrants in
    conjunction with purchase.....         --       --        389,350            --           --             --           389,350
  Sale of common shares...........      5,456       55         24,610            --           --             --            24,665
  Acquisition of treasury
    shares........................     (5,456)      --             --            --           --         (5,281)           (5,281)
  Notes receivable for purchase of
    shares........................         --       --        (75,000)           --           --             --           (75,000)
  Deferred compensation for
    issuance of stock.............         --       --             --            --      (75,000)            --           (75,000)
  Amortization of deferred
    compensation..................         --       --             --            --       25,000             --            25,000
  Tax benefit associated with
    stock options.................         --       --          2,313            --           --             --             2,313
  Exercise of stock options.......    118,575    1,186        120,249            --           --             --           121,435
  Sale of rights to purchase
    options.......................         --       --         16,750            --           --             --            16,750
                                    ---------   -------   -----------   -----------     --------        -------       -----------
Balance at August 31, 1995........  6,314,674   63,202     14,926,859     2,290,643      (50,000)        (5,281)       17,225,423
  Net income......................         --       --             --     6,775,756           --             --         6,775,756
  Sale of common shares...........     55,298      553         59,446            --           --             --            59,999
  Issuance of shares in
    conjunction with purchase of
    the Parkside Company..........    192,437    1,924        868,076            --           --             --           870,000
  Payments on notes receivable....         --       --         50,000            --           --             --            50,000
  Amortization of deferred
    compensation..................         --       --             --            --       25,000             --            25,000
  Tax benefit associated with
    stock options.................         --       --         37,717            --           --             --            37,717
  Exercise of stock options.......    134,440    1,344        104,065            --           --             --           105,409
                                    ---------   -------   -----------   -----------     --------        -------       -----------
Balance at August 31, 1996........  6,696,849   67,023     16,046,163     9,066,399      (25,000)        (5,281)       25,149,304
  Net income......................         --       --             --     6,656,016           --             --         6,656,016
  Adjustment applicable to
    transition period (Note 3)....         --       --             --      (849,055)          --             --          (849,055)
  Amortization of deferred
    compensation..................         --       --             --            --       25,000             --            25,000
  Retirement of treasury shares...         --      (55)        (5,226)           --           --          5,281                --
  Payment on note receivable......         --       --         25,000            --           --             --            25,000
  Exercise of warrants............    179,178    1,793         (1,793)           --           --             --                --
  Tax benefit associated with
    stock options.................         --       --        511,949            --           --             --           511,949
  Exercise of stock options.......     90,735      907        163,332            --           --             --           164,239
                                    ---------   -------   -----------   -----------     --------        -------       -----------
Balance at August 31, 1997........  6,966,762   69,668     16,739,425    14,873,360           --             --        31,682,453
  Net income (unaudited)..........         --       --             --     2,523,995           --             --         2,523,995
  Tax benefit associated with
    stock options
    (unaudited)...................         --       --        177,955            --           --             --           177,955
  Exercise of stock options
    (unaudited)...................     59,500      595        119,093            --           --             --           119,688
                                    ---------   -------   -----------   -----------     --------        -------       -----------
Balance at November 30, 1997
  (unaudited).....................  7,026,262   $70,263   $17,036,473   $17,397,355     $     --        $    --       $34,504,091
                                    =========   =======   ===========   ===========     ========        =======       ===========

          See accompanying notes to consolidated financial statements.

                           HORIZON HEALTH CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                          FOR THE THREE MONTHS
                                                                 FOR THE YEARS ENDED AUGUST 31,            ENDED NOVEMBER 30,
                                                            ----------------------------------------   --------------------------
                                                                1995          1996          1997          1996           1997
                                                            ------------   -----------   -----------   -----------   ------------
                                                                                                              (UNAUDITED)
Operating Activities:
 Net income...............................................  $  5,345,862   $ 6,775,756   $ 6,656,016   $ 2,382,979   $  2,523,995
 Adjustments to reconcile net income to net cash provided
   by (used in) operating activities:
   Depreciation and amortization..........................     1,132,604     1,811,790     2,201,450       597,453        611,897
   Loss on sale of equipment..............................            --            --         1,888         2,515             --
   Minority interest......................................            --         2,397       139,893        24,074          6,188
   Horizon LLC investment income..........................    (1,567,720)           --            --            --             --
   Deferred income taxes..................................        84,230         9,909        94,139        95,688          5,543
   Non-cash expenses......................................       535,000        25,000        25,000            --             --
 Changes in net assets and liabilities:
   Decrease (increase) in restricted cash.................      (582,689)     (205,857)      218,606       (84,828)            --
   Decrease (increase) in accounts receivable.............     4,832,797    (1,307,286)    1,143,322    (2,643,986)    (4,724,025)
   Decrease (increase) in other receivables...............      (118,035)      285,346       264,589       (14,951)       862,252
   Decrease (increase) in prepaid expenses and supplies...       483,751       (80,875)     (599,553)     (178,948)       (54,810)
   Decrease (increase) in other assets....................       171,329      (127,188)     (144,101)     (349,639)      (108,159)
   Increase in accounts payable, accrued expenses, and
     other liabilities....................................     1,922,276     1,450,473     1,031,381       569,550     (1,760,922)
   Increase (decrease) in income taxes payable............            --        75,344      (272,649)      786,729        734,839
   Decrease in payable to health insurance program........    (1,126,208)           --      (661,248)     (661,248)            --
   Increase (decrease) in other liabilities...............       243,423       151,872      (749,532)     (262,348)        69,685
                                                            ------------   -----------   -----------   -----------   ------------
Net cash provided by operating activities.................    11,356,620     8,866,681     9,349,201       263,040     (1,833,517)
                                                            ------------   -----------   -----------   -----------   ------------
Investing Activities:
 Purchase of property and equipment.......................      (621,201)     (393,703)   (1,412,441)     (669,209)      (292,037)
 Proceeds from sale of equipment..........................            --            --        13,485         5,350             --
 Payment for purchase of minority interest in Horizon LLC,
   net of cash acquired...................................    (9,196,249)           --            --            --             --
 Cash contributed to Horizon LLC..........................      (620,000)           --            --            --             --
 Increase in goodwill and management contracts............       (37,916)     (123,222)           --       (47,825)            --
 Payment for purchase of the Parkside Company, net of cash
   acquired...............................................            --    (2,600,000)           --            --             --
 Payment for purchase of net assets of National Medical
   Management Services....................................    (3,946,849)     (302,817)           --            --             --
 Payment for purchase of Professional Psychological
   Services, Inc., net of cash acquired...................            --      (786,767)   (1,898,230)           --       (200,985)
 Payment for purchase of Clay Care, Inc., net of cash
   acquired...............................................            --            --      (913,634)           --             --
 Payment for purchase of Geriatric Medical Care, Inc., net
   of cash acquired.......................................            --            --    (4,577,970)           --             --
 Payment for purchase of Acorn Behavioral HealthCare
   Management Corporation, net of cash acquired...........            --            --            --            --    (12,726,120)
                                                            ------------   -----------   -----------   -----------   ------------
Net cash used in investing activities.....................   (14,422,215)   (4,206,509)   (8,788,790)     (711,684)   (13,219,142)
                                                            ------------   -----------   -----------   -----------   ------------
Financing activities:
 Payments on long-term debt...............................   (11,931,242)   (3,108,047)   (4,114,862)     (337,356)        (3,691)
 Payment on notes receivable for purchase of common
   stock..................................................            --        50,000        25,000            --             --
 Proceeds from long term borrowings.......................     3,203,000     3,291,820            --            --     11,000,000
 Net proceeds from issuance of common stock...............    12,879,351       165,408       164,239            --        119,688
 Sale of rights to purchase options.......................        16,750            --            --            --             --
 Tax benefit related to stock option exercise.............         2,313        37,717       511,949       134,410        177,955
                                                            ------------   -----------   -----------   -----------   ------------
Net cash provided by (used in) financing activities.......     4,170,172       436,898    (3,413,674)     (202,946)    11,293,952
                                                            ------------   -----------   -----------   -----------   ------------
Change in cash during transition period...................            --            --        23,465            --             --
Net Increase (decrease) in cash and short term
 investments..............................................     1,104,577     5,097,070    (2,829,798)     (651,590)    (3,758,707)
Cash and short-term investments at beginning of year......     2,144,726     3,249,303     8,346,373     8,369,838      5,516,575
                                                            ------------   -----------   -----------   -----------   ------------
Cash and short-term investments at end of year............  $  3,249,303   $ 8,346,373   $ 5,516,575   $ 7,718,248   $  1,757,868
                                                            ============   ===========   ===========   ===========   ============
Supplemental disclosure of cash flow information
 Cash paid during the period for:
   Interest...............................................  $  1,412,119   $   419,421   $   402,003   $   106,303   $     61,555
                                                            ============   ===========   ===========   ===========   ============
   Income taxes...........................................  $  2,188,363   $ 4,930,499   $ 4,584,015   $   405,617   $     15,777
                                                            ============   ===========   ===========   ===========   ============
Supplemental disclosure on non-cash investing activities:
 Purchase of minority interest in Horizon LLC and the net
   assets of National Medical Management Services during
   fiscal year 1995; the acquisition of 80% of the common
   stock of Professional Psychological Services, Inc. and
   100% of the common stock of the Parkside Company during
   fiscal year 1996; the acquisition of Geriatric Medical
   Care, Inc., Clay Care, Inc., and additional payments
   for the acquisition of 80% of the common stock of
   Professional Psychological Services, Inc. during fiscal
   year 1997; and the acquisition of Acorn Behavioral
   HealthCare Management Corporation and additional
   payments for the acquisition of 80% of the common stock
   of Professional Psychological Services, Inc. during the
   three months ended November 30, 1997.
   Fair value of assets acquired..........................  $ 24,038,476   $ 5,815,535   $ 9,004,431            --   $ 13,105,174
   Cash paid..............................................   (13,630,316)   (3,825,000)   (7,524,968)           --    (12,927,342)
   Conversion of equity investment........................    (4,351,737)           --            --            --             --
   Common stock exchanged.................................            --      (870,000)           --            --             --
                                                            ------------   -----------   -----------   -----------   ------------
   Liabilities assumed....................................  $  6,056,423   $ 1,120,535   $ 1,479,463            --   $    177,832
                                                            ============   ===========   ===========   ===========   ============

          See accompanying notes to consolidated financial statements.

                           HORIZON HEALTH CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

     Horizon Health Corporation (the "Company"), formerly known as Horizon Mental Health Management, Inc., is a contract manager of clinical and related services, primarily of mental health programs, offered by general acute care hospitals in the United States. These management contracts are generally for terms ranging from three to five years, the majority of which have automatic renewal provisions. The Company currently has offices in the Dallas, Texas; Los Angeles, California; Chicago, Illinois; Tampa, Florida; and Boston, Massachusetts metropolitan areas. The Company's National Support Center is in Lewisville, Texas.

     The Company was formed in July 1989 for the purpose of acquiring all the assets of two companies. One of these companies, known as Horizon Health Management Company, had been formed in 1981 and since that time had been engaged in the mental health contract management business. The other company owned a freestanding psychiatric hospital in California. Effective March 1, 1990, the assets constituting the contract management business and the psychiatric hospital of the two companies were transferred to the Company. On January 3, 1995, the Company acquired the net assets and operations of National Medical Management Services, a division of National Medical Enterprises, Inc.

     On March 13, 1995, the Company's initial public offering of 3,120,000 shares of common stock at an offering price to the public of $6.67 per share was declared effective by the Securities and Exchange Commission. Of the 3,120,000 shares of common stock offered, 1,981,850 shares were offered by the Company and 1,138,150 shares were offered by a stockholder of the Company. On March 20, 1995, the Company completed the initial public offering, issued the common stock and received net proceeds of $11,324,141 (after deducting underwriting discounts and IPO costs of $1,888,189).

     On April 11, 1995, the Company sold an additional 118,150 shares of common stock at the initial offering price of $6.67 per share pursuant to the exercise of the overallotment option granted to the underwriters in the initial public offering. Net proceeds of $675,387 (after deducting underwriting discounts and IPO costs of $112,283) were received by the Company.

     On April 1, 1996, the Company acquired the Parkside Company, ("Parkside"), a contract manager of mental health services for acute care hospitals. Parkside has been consolidated with the Company as of April 1, 1996. On July 31, 1996, the Company acquired eighty percent (80%) of the outstanding common stock of Florida Professional Psychological Services, Inc., also known as Professional Psychological Services, Inc. ("PPS") and PPS has been consolidated with the Company as of August 1, 1996. Effective March 15, 1997, the Company purchased all of the outstanding capital stock of Geriatric Medical Care, Inc., a Tennessee corporation ("Geriatric"), and Clay Care, Inc., a Texas corporation ("CCI"), and they have been consolidated with the Company as of March 15, 1997 (see Note 3).

     On August 11, 1997, the Company exchanged 1,400,000 shares of its common stock for all of the outstanding common stock of Specialty Healthcare Management, Inc. ("Specialty"). Specialty was a privately held contract manager of mental health and physical rehabilitation treatment programs for general acute care hospitals. The exchange has been accounted for under the pooling of interests method. Accordingly, all financial statements presented have been restated to include the results of Specialty (see Note 3).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CASH AND SHORT-TERM INVESTMENTS: Cash and short-term investments include securities with original maturities of three months or less when purchased.

     RESTRICTED CASH: Restricted cash represents amounts set aside for the Supplemental Executive Retirement Plan (SERP) and Deferred Compensation Plan of Specialty Healthcare Management, Inc., which were terminated in connection with the pooling of interests transaction.

                           HORIZON HEALTH CORPORATION

     PROPERTY AND EQUIPMENT: Property and equipment are recorded at cost. Depreciation expense is recorded on the straight-line basis over the assets' estimated useful lives. The useful lives of furniture and fixtures and computer equipment are estimated to be five years and three years, respectively. Building improvements are recorded at cost and amortized over the estimated useful lives of the improvements or the terms of the underlying lease, whichever is shorter. Routine maintenance, repair items, and customer facility and site improvements are charged to current operations.

     MANAGEMENT CONTRACTS: Management contracts represent the fair value of contracts purchased and are being amortized using the straight-line method over seven years.

     GOODWILL: Goodwill represents the excess of cost over fair value of net assets acquired and is being amortized using the straight-line method over 40 years.

     LONG-LIVED AND INTANGIBLE ASSETS: The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-lived Assets and Assets to be Disposed of". Under SFAS 121, the Company recognizes impairment losses on property and equipment and intangible assets whenever events or changes in circumstances indicate that the carrying amount of long-lived assets, on an individual property basis, may not be recoverable through undiscounted future cash flows. Such losses are determined using estimated fair value or by comparing the sum of the expected future discounted net cash flows to the carrying amount of the asset. Impairment losses are recognized in operating income as they are determined.

     REVENUE: Contract management revenue is reported at the estimated net realizable amounts from contracted hospitals for contract management services rendered. Adjustments are accrued on an estimated basis in the period the related services are rendered and adjusted in future periods as final settlement is determined. Contract management revenue is based on a per diem calculation using patients per day, a fixed fee, admissions, discharges, direct expenses, or any combination of the preceding depending on a specific contract.

     Other revenue is primarily generated by capitated managed behavioral health and employee assistance programs. The fees are defined by contract and are calculated on a per-member/per-month fee, fixed fee and/or a fee for service basis. Other revenue is accrued in the same manner as contract management revenue.

     Some management contracts include a clause which states that the Company will indemnify the hospital for any third-party payor denials, including Medicare. At the time the charges are denied, an allowance for 100% of the disputed amount is recorded by the Company. Management believes it has adequately provided for any potential adjustments that may result from final settlement of these denials.

     The customers of the Company are not concentrated in any specific geographic region, but are concentrated in the health care industry. At August 31, 1997 and November 30, 1997 (unaudited), the Company had management contracts with 39 and 36, hospitals directly or indirectly owned by Columbia/HCA Healthcare Corporation ("Columbia/HCA"), of which 36 and 34, had programs in operation. These 36 and 34 contracts accounted for 19.1% and 16.6% of the Company's net revenues for the year ended August 31, 1997 and the three months ended November 30, 1997 (unaudited), respectively. In the aggregate, including terminated contracts, revenues generated by hospitals directly or indirectly owned by Columbia/HCA accounted for 15.6%, 20.3%, 20.3% and 16.9% of the Company's net revenues for the years ended August 31, 1995, 1996, 1997 and the three months ended November 30, 1997 (unaudited), respectively. Of the 39 and 36 Columbia/HCA contracts at August 31, 1997 and November 30, 1997 (unaudited), 14 and 12 contracts contain a provision limiting the number of contracts which Columbia/HCA can cancel without cause to 33.3% during any calendar year. The termination or non-renewal of all or a substantial part of the management contracts with hospitals owned by Columbia/HCA could have a material adverse effect on the Company's business, financial condition or results of operations. In recent months, Columbia/HCA and its business practices have been under intense widespread review by governmental agencies. Because the

                           HORIZON HEALTH CORPORATION

Company has a significant number of management contracts with Columbia/HCA which could also be subject to review, the governmental scrutiny of Columbia/HCA could directly or indirectly affect the Company or its relationship with Columbia/HCA.

     At August 31, 1996, 1997 and November 30, 1997 (unaudited), accounts receivable from hospitals directly or indirectly owned by Columbia/HCA were approximately $1,966,000, $2,089,000 and $2,700,000 (unaudited), respectively. The Company generally does not require collateral to support outstanding accounts receivable.

     INCOME TAXES: The Company has adopted SFAS No. 109, "Accounting for Income Taxes." SFAS 109 generally requires an asset and liability approach and requires recognition of deferred tax assets and liabilities resulting from differing book and tax bases of assets and liabilities. It requires that deferred tax assets and liabilities be determined using the tax rate expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Under this method, future financial results will be impacted by the effect of changes in income tax rates on cumulative deferred income tax balances.

     EARNINGS PER SHARE: Earnings per share has been computed in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if the Company's stock options and warrants were exercised. Such dilutive potential common shares are calculated using the treasury stock method. All prior-period earnings per share data presented has been restated in accordance with SFAS 128. Pursuant to the requirements of the Securities and Exchange Commission, common shares and dilutive potential common shares issued at prices below the public offering price during the twelve months immediately preceding the date of the initial filing of the Registration Statement have been included in the calculation of common shares and dilutive potential common shares, using the treasury stock method, as if they were outstanding for all periods presented. All shares and per share data, except par value per share, have been retroactively adjusted to reflect a three for two stock split effected as a 50% stock dividend by the Company.

     SALE OF RIGHTS TO PURCHASE OPTIONS: During the year ended August 31, 1995, the Company issued rights to purchase nonstatutory stock options to purchase 168,000 shares of common stock. Certain of these options required payment of $0.67 per option by the recipient prior to issuance of the option. The Company recognized these payments as an addition to Additional Paid-in Capital.

     HEALTH INSURANCE PROGRAM REIMBURSEMENT: Services were provided by the Company to patients who are eligible for coverage under Title XVIII (Medicare) Health Insurance Programs. Amounts received are generally less than the standard billing rates of the hospital and receivables are recorded in the consolidated balance sheet at the estimated amount to be reimbursed. Amounts due to/from Health Insurance Programs under Medicare are subject to final determination through an audit by a fiscal intermediary. All amounts due were finalized in fiscal 1997.

     FINANCIAL INSTRUMENTS: Financial instruments consist of cash and short-term investments, restricted cash, accounts receivable, current liabilities and long-term debt obligations. The carrying amounts reported in the balance sheets for these financial instruments approximate fair value.

     USE OF ESTIMATES: The Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                           HORIZON HEALTH CORPORATION

     RECLASSIFICATIONS: Certain prior year amounts have been reclassified to conform to the current year presentation.

     NEW ACCOUNTING STANDARDS: In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income and its components. SFAS No. 130 is effective for the Company for fiscal years beginning after December 15, 1997, and requires reclassification of financial statements in earlier periods for comparative purposes. Adoption of this Statement is not expected to have a material impact on the presentation of the Company's financial statements.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information", which establishes standards for the way that public business enterprises report information about operating segments in interim and annual financial statements. SFAS No. 131 is effective for the Company for fiscal years beginning after December 15, 1997, and requires comparative information for earlier years to be restated. Management has not yet completed its assessment of how this Statement will impact segment disclosures.

3. ACQUISITIONS

  Specialty Healthcare Management, Inc.

     On August 11, 1997, the Company exchanged 1,400,000 shares of its common stock for all of the outstanding common stock of Specialty Healthcare Management, Inc. The exchange has been accounted for under the pooling of interests method. Accordingly, all financial statements presented have been restated to include the results of Specialty. Prior to the exchange Specialty prepared its financial statements on a December 31 calendar year end which has subsequently been changed to conform to the Company's fiscal year end.

     For purposes of recording the pooling of interests combination, Specialty's financial statements for the twelve months ended December 31, 1995 and 1996 were combined with Horizon Health Corporation's ("Horizon") financial statements for the twelve months ended August 31, 1995 and 1996. Specialty's results of operations for the twelve months ended August 31, 1997 have been combined with Horizon's results of operations for the same period. The operations of Specialty for the four months ended December 31, 1996, resulting in net revenues and net income of $10.8 million and $849,055, respectively, have been included in the statement of income for both the year ended August 31, 1996 and 1997. As a result, an adjustment was made to stockholders' equity in the consolidated financial statements of the Company to eliminate the effect of including Specialty's net income for the four months in both periods. Additionally, the consolidated statement of cash flows was adjusted to reflect the cash flows of Specialty for the four months ended December 31, 1996.

     Combined and separate results of Horizon and Specialty during periods preceding the exchange were as follows (in thousands):

                                             TWELVE MONTHS      TWELVE MONTHS     NINE MONTHS
                                                 ENDED              ENDED            ENDED
                                            AUGUST 31, 1995    AUGUST 31, 1996    MAY 31, 1997
                                            ---------------    ---------------    ------------
                                                                                  (UNAUDITED)
                                                                                  ------------
Revenues:
  Horizon.................................      $29,350            $62,445          $57,894
  Specialty...............................       40,005(a)          33,794(b)        23,286
  Combined................................       69,355             96,239           81,180
Net Income:
  Horizon.................................      $ 3,946            $ 5,564          $ 5,483
  Specialty...............................        1,400(a)           1,212(b)           871
  Combined................................        5,346              6,776            6,354

---------------

(a) For the fiscal year ended December 31, 1995.

(b) For the fiscal year ended December 31, 1996.

                           HORIZON HEALTH CORPORATION

     Merger expenses of $3,527,671, before a related tax benefit of $1,340,515, include legal, investment banking and accounting fees.

  Geriatric Medical Care, Inc.

     Effective March 15, 1997, the Company purchased all of the outstanding capital stock of Geriatric Medical Care, Inc., a Tennessee corporation, and Geriatric has been consolidated with the Company as of March 15, 1997. The Company accounted for the acquisition of Geriatric by the purchase method as required by generally accepted accounting principles. Geriatric is a contract manager of mental health services for acute care hospitals. Geriatric had total revenues of approximately $5.7 million in 1996 and, at March 15, 1997, had 18 management contract locations, of which three were not yet in operation. The purchase price of approximately $4.6 million, of which approximately $4.3 million was paid at closing from existing cash of the Company, included retiring essentially all of Geriatric's outstanding debt. The final purchase price payment of $270,000 was made on April 16, 1997. The purchase price exceeded the fair value of Geriatric's tangible net assets by $5,005,986, of which $4,498,038 is recorded as goodwill and $507,948 as management contracts. Tangible assets acquired and liabilities assumed totaled $1,042,683 and $1,421,931, respectively. Pro forma financial data is not presented because the impact of this acquisition is not material to the Company's results of operations for any period presented.

  Clay Care, Inc.

     Also effective March 15, 1997, the Company purchased all of the outstanding capital stock of Clay Care, Inc., a Texas corporation, and CCI has been consolidated with the Company as of March 15, 1997. The Company accounted for the acquisition of CCI by the purchase method as required by generally accepted accounting principles. CCI is a contract manager of mental health services for acute care hospitals. At March 15, 1997, CCI had management contracts with five hospitals of which four were in operation and one of which opened in April 1997. CCI had total revenues of approximately $1.3 million in 1996. A total of $475,000 of the $1,000,000 purchase price was paid at the closing from existing cash of the Company. The remaining $525,000 of the total purchase price was paid by the Company in April 1997 and June 1997. The purchase price exceeded the fair value of CCI's tangible net assets by $855,738, of which $714,672 is recorded as goodwill and $141,066 as management contracts. Tangible assets acquired and liabilities assumed totaled $201,794 and $57,532, respectively. Pro forma financial data is not presented because the impact of this acquisition is not material to the Company's results of operations for any period presented.

  Investment in PPS

     On July 31, 1996, the Company acquired eighty percent (80%) of the outstanding common stock of Florida Professional Psychological Services, Inc., also known as Professional Psychological Services, Inc., and PPS has been consolidated with the Company as of August 1, 1996. The Company accounted for the acquisition of PPS by the purchase method as required by generally accepted accounting principles. Based in Clearwater, Florida, PPS specializes in full risk, capitated managed behavioral health programs and employee assistance programs. The final purchase price of $3,324,310 was based primarily on a multiple of the 1996 pre-tax income of PPS. The purchase price exceeded the fair value of PPS' net assets by $3,298,885 which is recorded as goodwill. Assets acquired and liabilities assumed totaled $540,960 and $515,535, respectively. Cash payments for the purchase of PPS, net of cash acquired, were $786,767 and $1,898,230 during 1996 and 1997, respectively. The final payment of $200,985 was made on September 30, 1997.

     In addition, the Company also obtained an option to acquire the remaining twenty percent (20%) of the outstanding PPS common stock at a future date. The sellers, constituting all the shareholders of PPS, also obtained the right to put to the Company such shares on certain dates. The option and put prices for the remaining PPS shares are based on a multiple of the pre-tax income of PPS in future years.

                           HORIZON HEALTH CORPORATION

     The following table presents the revenue of PPS for fiscal years 1995 and 1996. PPS's effect on the Company's net income and earnings per share has been deemed negligible for the periods and not presented.

                                                                 FOR THE YEAR ENDED
                                                                     AUGUST 31,
                                                              ------------------------
                                                                 1995          1996
                                                              ----------    ----------
Historical Revenues (unaudited).............................  $4,475,000    $5,050,000

     For the year ended August 31, 1997 and the three months ended November 30, 1997, PPS generated $5,682,323 and $1,863,523 (unaudited) in gross revenues, and net income of $699,467 and $93,994 (unaudited), respectively.

  Parkside Company

     Effective April 1, 1996, the Company purchased all of the outstanding capital stock of the Parkside Company, and Parkside has been consolidated with the Company as of April 1, 1996. The Company accounted for the acquisition of Parkside by the purchase method as required by generally accepted accounted principles. Parkside is a contract manager of mental health services for acute care hospitals. The purchase price of $3.5 million included approximately $2,600,000 in cash and 192,437 shares of the Company's common stock. The purchase price exceeded the fair value of Parkside's tangible net assets by $3,500,000, of which $1,400,000 is recorded as goodwill and $2,100,000 as management contracts.

  National Medical Management Services

     Effective January 3, 1995, the Company acquired the net assets and operations of National Medical Management Services, a division of National Medical Enterprises, Inc. (the "Division") and the Division has been consolidated with the Company as of January 3, 1995 (see Note 10). The Company accounted for the acquisition by the purchase method as required by generally accepted accounting principles. The purchase price exceeded the fair value of the net assets acquired by $1,120,350, of which $120,350 is recorded as goodwill and $1,000,000 as management contacts. Tangible assets acquired and liabilities assumed totaled $6,755,415 and $2,808,566, respectively.

4. INVESTMENT IN HORIZON LLC

     On August 1, 1994 the Company signed a contract with Horizon Mental Health Management LLC ("Horizon LLC") to have it manage all of the Company's then existing management contract obligations for a 72.5% interest in Horizon LLC. Prior to March 20, 1995, the remaining 27.5% interest in Horizon LLC was held by Mental Health Management, Inc. ("MHM"). Prior to the Company's acquisition of the minority interest of MHM in Horizon LLC, as discussed below, certain provisions of the limited liability company agreement of Horizon LLC which required the consent of MHM for certain transactions prevented the Company from having the ability to control Horizon LLC under generally accepted accounting principles, and therefore Horizon LLC was not consolidated with the Company and the Company accounted for its investment in Horizon LLC by the equity method through the six months ended February 28, 1995.

     Upon completion of its initial public offering of common stock on March 13, 1995, the Company became contractually obligated to acquire the minority interest of MHM in Horizon LLC. Effective March 20, 1995, $9,683,467 of the $11,324,141 in net proceeds to the Company from its initial public offering were used to purchase MHM's minority interest in Horizon LLC. The purchase transaction eliminated MHM's equity interest in Horizon LLC ($2,794,715) and recognized an increase in intangible assets based upon the value of Horizon LLC management contracts ($2,355,000). The remaining purchase price was recorded as goodwill ($4,533,752). As such, Horizon LLC became a wholly-owned subsidiary of the Company. Horizon LLC has

                           HORIZON HEALTH CORPORATION
been consolidated with the Company effective March 1, 1995 through August 31, 1995. Effective September 1, 1995, Horizon LLC was dissolved and its operations combined with the Company.

     Summarized financial information for Horizon LLC is as follows:

                                                               SIX MONTHS
                                                                 ENDED
                                                              FEBRUARY 28,
                                                                  1995
                                                              ------------
                                                              (UNAUDITED)
Net revenues................................................   $26,869,535
Operating expenses..........................................    23,566,024
Other income................................................        44,507
                                                               -----------
Income before income taxes..................................     3,348,018
Income tax expense..........................................        30,298
                                                               -----------
Net income..................................................   $ 3,317,720
                                                               ===========

     The Company's share of Horizon LLC's net earnings was $1,567,720 for the six months ended February 28, 1995. Horizon LLC contract stipulated that MHM was allocated the first $1,750,000 of Horizon LLC net earnings for the fiscal year ending August 31, 1995.

5. ACCRUED EXPENSES

     Accrued expenses consisted of the following at August 31, 1996, 1997 and November 30, 1997:

                                                         AUGUST 31,
                                                   -----------------------   NOVEMBER 30,
                                                      1996         1997          1997
                                                   ----------   ----------   ------------
                                                                             (UNAUDITED)
Outstanding claims...............................  $       --   $  416,552    $  834,628
Reserve for contract adjustments.................   1,036,084    1,287,664     1,051,315
Health insurance.................................     396,926      936,639       883,454
Other............................................   4,288,817    4,932,074     4,225,010
                                                   ----------   ----------    ----------
                                                   $5,721,827   $7,572,929    $6,994,407
                                                   ==========   ==========    ==========

                           HORIZON HEALTH CORPORATION

6. LONG-TERM DEBT

     At August 31, 1996, 1997 and November 30, 1997 (unaudited), the Company had the following long-term debt:

                                                    AUGUST 31,   AUGUST 31,   NOVEMBER 30,
                                                       1996         1997          1997
                                                    ----------   ----------   ------------
                                                                              (UNAUDITED)
Note payable, bearing interest at the Citibank,
  N.A. base rate plus 2% per annum with interest
  and principal payments due monthly through
  January 1, 1998.................................  $  637,800      $ --      $        --
Revolving line of credit, bearing interest at the
  Citibank N.A. base rate plus 2% per annum, with
  interest payable monthly and any outstanding
  borrowing due January 1, 1998...................   2,938,514        --               --
Texas Commerce Bank -- Revolving Credit
  Facility........................................          --        --       11,000,000
SANWA Leasing Corporation.........................          --        --           46,263
                                                    ----------      ----      -----------
                                                     3,576,314        --       11,046,263
                                                    ----------      ----      -----------
Less current maturities...........................    (519,600)       --          (22,290)
                                                    ----------      ----      -----------
                                                    $3,056,714      $ --      $11,023,973
                                                    ==========      ====      ===========

     During 1995, the Company entered into a credit facility with Finova Capital Corporation ("Finova") that provided for a $700,000 term loan and a line of credit up to the lesser of $4,300,000 or an amount equal to 70% of the net amount of eligible receivables. During 1996, the Company increased the total credit facility to $6,000,000, which provides for a $1,027,500 term loan and a line of credit up to the lesser of $4,972,500 or an amount equal to 75% of the net amount of eligible receivables. Borrowings under the credit facility bear interest as described above with the Company being subject to an annual minimum interest charge of $120,000. In addition, the Company pays an annual credit facility fee of 0.25% on the amount of the total facility. The credit facility agreement also requires the Company to meet certain financial ratios on leverage, debt service coverage, net worth, etc., and contains certain covenants which restrict capital expenditures and the incurrence of additional indebtedness. Substantially all of the Company's assets were pledged as collateral.

     On August 11, 1997, the Company paid $3,732,110 for the balance of the term loan and line of credit plus accrued interest and executed a termination agreement and mutual general release with Finova.

     Effective September 29, 1995, the Company entered into a loan agreement with Texas Commerce Bank (TCB) for a revolving line of credit with maximum advance commitment of $11,000,000. As of August 31, 1997, the Company has no borrowings outstanding against the available line of credit and has $10.1 million available for advances under the revolving credit facility.

     On October 16, 1997, the Company increased its existing revolving line of credit from TCB from $11.0 million to $14.0 million.

     The line of credit bears interest at (1) the lesser of the Floating Base Rate, as defined, or (2) the lesser of the LIBOR Rate plus LIBOR Margin, as defined. The LIBOR margin varies depending on the debt coverage ratio of the company.

     The original maturity date of this line of credit is December 15, 1998; however, it may be extended to December 15, 2000 if certain debt coverage ratios are met.

     On December 9, 1997, the Company entered into a Credit Agreement (the "Credit Agreement") with Texas Commerce Bank National Association, as Agent, for itself and other lenders party to the Credit Agreement for a senior secured credit facility in an aggregate amount of up to $50.0 million (the "New Credit

                           HORIZON HEALTH CORPORATION

Facility"). The New Credit Facility consists of a $10.0 million revolving credit facility to fund ongoing working capital requirements and a $40.0 million advance term loan facility to refinance certain existing debt and to finance future acquisitions by the Company. The New Credit Facility replaced the Company's existing $14.0 million revolving credit facility.

7. STOCK OPTIONS

     In accordance with the Company's 1989 and 1995 Stock Option Plans, as amended, 1,931,843 shares of common stock have been reserved for grant to key employees. Management believes the exercise prices of the options granted approximated or exceeded the market value of the common stock at the date of the grant. The options generally vest ratably over five years from the date of grant and terminate 10 years from the date of grant.

     On April 28, 1995 the board of directors created the 1995 Stock Option Plan For Eligible Outside Directors for outside directors owning less than 5% of the stock of the Company. 150,000 shares of common stock are reserved for issuance under this plan. This plan has been amended and restated to provide for 3,000 option grants to each eligible director each time he is re-elected to the board after having served as a director for at least one year since his initial grant under the plan. Options vest ratably over five years from the date of grant.

     The 1989 and 1995 Stock Option Plans and the 1995 Stock Option Plan For Eligible Outside Directors are collectively referred to as "The Plans."

     The following table summarizes the status of the Plans:

                                                      1996                   1997
                                              --------------------   --------------------
                                                          WEIGHTED               WEIGHTED
                                                          AVERAGE                AVERAGE
                                                          EXERCISE               EXERCISE
                                               OPTIONS     PRICE      OPTIONS     PRICE
                                              ---------   --------   ---------   --------
Outstanding at beginning of year............  1,411,268    $ 2.33    1,521,328    $ 4.04
  Granted...................................    255,750     11.96       49,500     20.15
  Exercised.................................    130,690      0.79       90,735      1.81
  Expired or canceled.......................     15,000      6.40       28,250      9.72
Outstanding at end of year..................  1,521,328    $ 4.04    1,451,843    $ 4.62
Exercisable at end of year..................    532,452    $ 1.62      728,166    $ 1.98
Available for grant at end of year..........    304,500        --      283,250        --

     The following table summarizes information about options outstanding under the Plans at August 31, 1997.

                                          OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                                  ------------------------------------   ----------------------
                                                 WEIGHTED
                                                  AVERAGE     WEIGHTED                 WEIGHTED
                                                 REMAINING    AVERAGE                  AVERAGE
                                    NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
    RANGE OF EXERCISE PRICE       OUTSTANDING      LIFE        PRICE     OUTSTANDING    PRICE
    -----------------------       -----------   -----------   --------   -----------   --------
$0.50-$4.00.....................   1,096,343       5.91        $ 2.13      701,353      $1.76
$7.4167-$9.75...................     183,750       7.89          8.97       26,813       7.75
$14.1667-$26.00.................     171,750       9.16         15.89           --         --

                           HORIZON HEALTH CORPORATION

     The Company applies APB 25 in accounting for the Plans and recognizes no compensation cost in net earnings from the grant of options as options are granted at exercise prices equal to the current stock price. Had compensation cost been determined under the terms of SFAS 123, the Company's pro forma 1996 and 1997 net earnings and earnings per share would have been:

                                                                 1996          1997
                                                              ----------    ----------
Net Earnings: As reported...................................  $6,775,756    $6,656,016
  Pro forma (unaudited).....................................  $6,705,592    $6,549,799
Earnings per share:
  As reported:
     Basic earnings per share...............................  $     1.03    $     0.96
     Diluted earnings per share.............................        0.90          0.87
  Pro forma (unaudited):
     Basic earnings per share...............................  $     1.02    $     0.95
     Diluted earnings per share.............................        0.89          0.85

     In accordance with SFAS 123, the fair value of options at date of grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                              1996    1997
                                                              ----    ----
Risk Free interest rate.....................................   6.2%    6.3%
Expected life (years).......................................   6.6     6.6
Expected volatility.........................................  33.2%   30.3%
Expected dividend yield.....................................   0.0%    0.0%

     The weighted average fair value of options granted during 1996 and 1997 was $4.43 and $7.28, respectively.

     On April 1, 1996, the Company filed an S-8 registration statement which registered 2,054,549 shares granted or eligible for granting to employees and directors under the 1989 and 1995 stock option plans, as amended, and the outside director stock option plan. This registration includes a separate reoffer prospectus to allow any shares issued in the future and most previously exercised shares under the 1989 and 1995 stock options to be traded at any time without holding period or volume restrictions.

                           HORIZON HEALTH CORPORATION

  8. INCOME TAXES

     Deferred taxes are provided for those items reported in different periods for income tax and financial reporting purposes. Income tax expense comprised the following components:

                                                   FEDERAL       STATE        TOTAL
                                                  ----------    --------    ----------
Year Ended August 31, 1995
  Current.....................................    $1,915,529    $575,863    $2,491,392
  Deferred....................................      (712,978)    (83,880)     (796,858)
                                                  ----------    --------    ----------
                                                  $1,202,551    $491,983    $1,694,534
                                                  ==========    ========    ==========
Year Ended August 31, 1996
  Current.....................................    $3,835,706    $770,743    $4,606,449
  Deferred....................................         2,606         305         2,911
                                                  ----------    --------    ----------
                                                  $3,838,312    $771,048    $4,609,360
                                                  ==========    ========    ==========
Year Ended August 31, 1997
  Current.....................................    $3,957,913    $465,636    $4,423,549
  Deferred....................................        84,230       9,909        94,139
                                                  ----------    --------    ----------
                                                  $4,042,143    $475,545    $4,517,688
                                                  ==========    ========    ==========

     The components of the net deferred tax asset at August 31, 1996 and 1997 were obtained using the liability method in accordance with SFAS No. 109 and are as follows:

                                                               1996           1997
                                                            -----------    -----------
Management contracts....................................    $(1,613,132)   $(1,377,276)
Goodwill................................................       (198,761)      (463,159)
                                                            -----------    -----------
Deferred tax liabilities................................     (1,811,893)    (1,840,435)
                                                            -----------    -----------
Accounts receivable.....................................      1,377,273        693,562
Vacation accruals.......................................        375,532        595,947
Miscellaneous accruals..................................        422,678        398,004
Fixed assets/intangibles................................        188,600        332,015
Net operating loss carryforward.........................        241,757        520,715
                                                            -----------    -----------
Deferred tax assets.....................................      2,605,840      2,540,243
                                                            -----------    -----------
Net deferred tax asset..................................    $   793,947    $   699,808
                                                            ===========    ===========

     At August 31, 1997, the Company had available estimated, unused net operating loss carryforwards for tax purposes of approximately $1,400,000. These carryforwards may be utilized to offset future years' income and will begin to expire during 2006 if unused prior to that date. These carryforwards are subject to annual utilization limits in accordance with IRC Section 382.

                           HORIZON HEALTH CORPORATION

     The following is a reconciliation of income taxes at the U.S. federal income tax rate to the income taxes reflected in the Consolidated Statements of
Income:

                                                        1995         1996         1997
                                                     ----------   ----------   ----------
Federal income taxes based on 34% of book income
  (including equity in net earnings of Horizon
  LLC).............................................  $2,393,734   $3,871,753   $3,846,623
Meals and entertainment, goodwill amortization and
  other permanent adjustments......................     153,712      249,236      198,464
Change in valuation allowance......................  (1,389,299)          --           --
State income taxes and other adjustments...........     536,387      488,371      472,601
                                                     ----------   ----------   ----------
                                                     $1,694,534   $4,609,360   $4,517,688
                                                     ==========   ==========   ==========

     The change in the deferred tax asset valuation allowance is primarily due to the utilization of net operating loss carryforwards in the year ended August 31, 1995.

     The Company recorded federal and state income taxes for the three months ended November 30, 1997 in the amount of $1,707,000 (unaudited) resulting in a combined tax rate of 40.3%.

9. COMMITMENTS AND CONTINGENCIES

     The Company leases various office facilities and equipment under operating leases. The following is a schedule of minimum rental payments under these leases which expire at various dates:

              YEAR ENDED AUGUST 31,
              ---------------------
     1998........................................  $1,107,245
     1999........................................     904,595
     2000........................................     696,781
     2001........................................     576,546
     2002........................................     182,838
                                                   ----------
                                                   $3,468,005
                                                   ==========

     Rent expense for the years ended August 31, 1995, 1996, and 1997 totaled $857,794, $846,931, and $980,573, respectively.

     The Company leases a building it occupies as its executive offices and National Support Center in Lewisville, Texas. In connection with this lease transaction, the Company guaranteed a loan of approximately $900,000 by a financial institution to the building owner. The Company also agreed to purchase the leased building for approximately $4.5 million at the end of the lease term if it is not sold to a third party, or the Company does not extend its lease.

     On July 31, 1996, the Company acquired eighty-percent (80%) of the outstanding common stock of Florida Professional Psychological Services, Inc. The owners of the minority interest (20%) have an option to put to the Company their remaining interest through January 1998, 1999, or 2000, based upon a multiple of pre-tax earnings of the preceding fiscal year.

     The Company is insured for professional and general liability on a claims-made policy, with additional tail coverage being obtained when necessary. Management is unaware of any claims against the Company that would cause the final expenses for professional and general liability to vary materially from amounts provided.

     The Company is involved in litigation arising in the ordinary course of business, including matters involving professional liability. It is the opinion of management that the ultimate disposition of such litigation

                           HORIZON HEALTH CORPORATION
would not be in excess of any reserves or have a material adverse effect on the Company's financial position or results of operations.

10. COMMON STOCK AND WARRANTS

     As part of the purchase of National Medical Management Services, effective January 3, 1995, the Company issued warrants to National Medical Enterprises, Inc. to purchase 171,793 shares of common stock at an exercise price of $0.000558 per share. The warrants were exercisable at any time subsequent to January 3, 1997 and the exercise price and number of shares were adjustable to maintain proportional ownership of the Company. The value of the warrants at the date of issuance was determined to be $389,350. The remaining warrants of 179,178 at August 11, 1997 were exercised in connection with the Specialty exchange (see note 3). In conjunction with the purchase transaction the Company issued additional shares to existing management shareholders, other senior management and an outside shareholder. The proceeds from the sale of these shares were used in the purchase transaction. Certain management acquired shares through note receivable arrangements and the outstanding balance on these notes has been reflected as a reduction of shareholders' equity in the statement of changes in stockholders' equity (deficit).

     The Board of Directors of the Company approved a three-for-two stock split effected in the form of a 50% stock dividend, pursuant to which one additional share of Common Stock of the Company was issued on January 31, 1997 for every two shares of Common Stock held by stockholders of record at the close of business on January 22, 1997. As a result of such stock split/dividend, a total of $18,253 originally recorded as additional paid in capital was reclassified as common stock. Such stock split/dividend has been retroactively reflected in the consolidated financial statements included in this report. Upon effecting the stock split/ dividend, the stock options and their related exercise prices were adjusted proportionately.

     In February 1997, the Certificate of Incorporation, as amended, of the Company was amended to increase the number of authorized shares of Common Stock, $.01 par value per share, of the Company from 10,000,000 shares to 40,000,000 shares.

     In February 1997, the Company entered into a Rights Agreement pursuant to which it approved the distribution of one Common Stock purchase right, exercisable under certain conditions, for each outstanding share of Common Stock of the Company.

11. EARNINGS PER SHARE

     The Company has adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share." All prior-period earnings per share data presented has been restated in accordance with SFAS 128.

     The following is a reconciliation of the numerators and the denominators of the basic and diluted earnings per share computations for net income.

                                                FOR THE YEARS ENDED AUGUST 31,
                       ---------------------------------------------------------------------------------
                                        1995                                      1996
                       ---------------------------------------   ---------------------------------------
                         INCOME         SHARES       PER SHARE     INCOME         SHARES       PER SHARE
                       (NUMERATOR)   (DENOMINATOR)    AMOUNT     (NUMERATOR)   (DENOMINATOR)    AMOUNT
                       -----------   -------------   ---------   -----------   -------------   ---------
Net Income...........  $5,345,862                                $6,775,756
BASIC EPS............   5,345,862      5,110,550       $1.05      6,775,756      6,561,481       $1.03
                                                       =====                                     =====
EFFECT OF DILUTIVE
  SECURITIES
Warrants and
  options............                    886,268                                   948,567
                                       ---------                                 ---------
DILUTED EPS..........  $5,345,862      5,996,818       $0.89     $6,775,756      7,510,048       $0.90
                       ==========      =========       =====     ==========      =========       =====

                           FOR THE YEARS ENDED AUGUST 31,
                       ---------------------------------------
                                        1997
                       ---------------------------------------
                         INCOME         SHARES       PER SHARE
                       (NUMERATOR)   (DENOMINATOR)    AMOUNT
                       -----------   -------------   ---------
Net Income...........  $6,656,016
BASIC EPS............   6,656,016      6,928,827       $0.96
                                                       =====
EFFECT OF DILUTIVE
  SECURITIES
Warrants and
  options............                    752,442
                                       ---------
DILUTED EPS..........  $6,656,016      7,681,269       $0.87
                       ==========      =========       =====

                           HORIZON HEALTH CORPORATION

                                                                     FOR THE THREE MONTHS ENDED NOVEMBER 30,
                                                ---------------------------------------------------------------------------------
                                                                 1996                                      1997
                                                ---------------------------------------   ---------------------------------------
                                                  INCOME         SHARES       PER SHARE     INCOME         SHARES       PER SHARE
                                                (NUMERATOR)   (DENOMINATOR)    AMOUNT     (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                -----------   -------------   ---------   -----------   -------------   ---------
Net Income....................................  $2,382,979                                $2,523,995
BASIC EPS.....................................   2,382,979      6,876,018       $0.35      2,523,995      6,980,086       $0.36
                                                                                =====                                     =====
EFFECT OF DILUTIVE SECURITIES
Warrants & options............................                    770,290                                   781,157
                                                                ---------                                 ---------
DILUTED EPS...................................  $2,382,979      7,646,308       $0.31     $2,523,995      7,761,243       $0.33
                                                ==========      =========       =====     ==========      =========       =====

     Options to acquire 15,000 shares of common stock at $26.00 per share were outstanding during the year ended August 31, 1997 and options to acquire 15,000 and 5,000 shares of common stock at $26.00 and $26.375, respectively, were outstanding during the three months ended November 30, 1997 but were not included in the computations of diluted EPS because the options' exercise price was greater than the average market price of the common shares. The options, which expire on August 1, 2007 and October 6, 2007, were still outstanding at November 30, 1997.

     The Company issued options to acquire 167,500 and 5,000 shares on September 1, 1997 and October 6, 1997, respectively. Options outstanding at August 31, 1997 to acquire 23,000, 48,500 and 42,000 shares were exercised in October 1997, November 1997 and on December 9, 1997, respectively.

12. UNAUDITED PRO FORMA SUPPLEMENTAL INFORMATION

     The following unaudited pro forma information for the year ended August 31, 1995 has been prepared as if the issuance of 1,981,849 shares of common stock from the initial public offering, and the purchase of the minority interest in Horizon LLC at a price equal to 1,561,850 times the initial public offering price per share had occurred on September 1, 1994.

                                                              FOR THE YEAR ENDED
                                                                  AUGUST 31,
                                                                     1995
                                                              ------------------
                                                                 (UNAUDITED)
Net revenue.................................................     $96,082,718
                                                                 ===========
Net income..................................................     $ 5,182,890
                                                                 ===========
Share data:
  Pro Forma basic earnings per share........................     $      0.82
                                                                 ===========
  Pro Forma diluted earnings per share......................     $      0.72
                                                                 ===========

                           HORIZON HEALTH CORPORATION

13. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following is a summary of unaudited quarterly financial data for fiscal 1996 and 1997(1):

                                                                       BASIC       DILUTED
                                         OPERATING        NET        EARNINGS     EARNINGS
                           REVENUES        INCOME        INCOME      PER SHARE    PER SHARE
                          -----------    ----------    ----------    ---------    ---------
Quarter Ended:
  November 30, 1995.....  $22,278,883    $2,432,133    $1,467,121      $0.23        $0.20
  February 29, 1996.....   24,109,706     2,419,307     1,419,706       0.22         0.19
  May 31, 1996..........   24,846,620     3,475,500     2,028,465       0.31         0.27
  August 31, 1996.......   25,003,757     3,126,763     1,860,464       0.28         0.24
Quarter Ended:
  November 30, 1996.....  $26,879,954    $4,058,712    $2,382,979      $0.35        $0.31
  February 28, 1997.....   26,363,617     3,300,063     2,004,618       0.29         0.26
  May 31, 1997..........   27,936,645     3,284,349     1,966,131       0.28         0.26
  August 31, 1997.......   28,086,580       550,487       302,288       0.04         0.04

---------------

(1) For the purposes of recording the pooling of interest combination, Specialty's financial statements for the quarters ended March 31, 1996, June 30, 1996, September 30, 1996 and December 31, 1996 were combined with Horizon's Financial Statements for the quarters ended November 30, 1995, February 29, 1996, May 31, 1996 and August 31, 1996. Specialty's results of operations for the year ended August 31, 1997 have been combined with Horizon's results for the same period.

14. RETIREMENT PLAN

     The Company sponsors a 401(k) plan that covers substantially all eligible employees. The Company can elect to make matching contributions at its discretion. For the years ended August 31, 1995, 1996 and 1997 the Company recognized matching contributions of approximately $481,000, $350,000, and $534,000 respectively. For the three months ended November 30, 1996 and 1997 the Company recognized matching contributions of approximately $59,000 and $84,000, respectively (unaudited).

15. MOUNTAIN CREST HOSPITAL

     A subsidiary of the Company leased and began operating Mountain Crest Hospital ("MCH") in December 1990. In July 1994, the Company subleased MCH to MHM for a period commencing July 31, 1994 through December 31, 2000. The Company, which had previously guaranteed the obligations under the primary lease, has provided the substitute guaranty of MHM to the lessor. Management believes it has satisfied the conditions in the primary lease for release of its guaranty. The sublease requires monthly rental payments to the Company of 50% of operating cash flow, as defined, subject to a minimum monthly payment of $20,000, not to exceed $1,200,000 in the aggregate over the sublease life which expires upon expiration of the primary lease on December 31, 2000. As of August 31, 1997, the Company has received $843,686 of the $1,200,000 resulting in future receipts of $356,314 to be received on or before February 1, 1999 assuming minimum monthly payments of $20,000.

16. SUBSEQUENT EVENTS (UNAUDITED)

     Effective October 31, 1997, the Company acquired all of the outstanding capital stock of Acorn Behavioral HealthCare Management Corporation ("Acorn"), a Pennsylvania corporation. The Company accounted for the acquisition of Acorn by the purchase method as required by generally accepted accounting principles. Acorn provides employee assistance programs and other related services to self-insured employers. Acorn had total revenues of approximately $7.0 million for the year ended August 31, 1997. The purchase

                           HORIZON HEALTH CORPORATION
price of approximately $12.7 million in cash was funded from $1.7 million of working capital and $11.0 million from an advance under the Company's existing revolving credit facility with Texas Commerce Bank, N.A. The purchase price exceeded the fair value of Acorn's tangible net assets by $12,629,261, of which $9,258,513 is recorded as goodwill and $3,370,748 as contracts.

     The unaudited pro forma combined results of operations of the Company and Acorn for the year ended August 31, 1997 after giving effect to certain pro forma adjustments are as follows:

Revenue.....................................................    $116,312,399
                                                                ============
Net income..................................................    $  6,942,289
                                                                ============
Basic earnings per share....................................    $       1.00
                                                                ============
Diluted earnings per share..................................    $        .90
                                                                ============

     The unaudited pro forma combined results of operations of the Company and Acorn for the three months ended November 30, 1996 and 1997 after giving effect to certain pro forma adjustments are as follows:

                                                          THREE MONTHS ENDED NOVEMBER 30,
                                                          --------------------------------
                                                              1996               1997
                                                          -------------      -------------
Revenue...............................................      $28,400,176        $30,707,392
                                                            ===========        ===========
Net income............................................      $ 2,396,267        $ 2,677,753
                                                            ===========        ===========
Basic earnings per share..............................      $       .35        $       .38
                                                            ===========        ===========
Diluted earnings per share............................      $       .31        $       .35
                                                            ===========        ===========

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The following is a list of the estimated expenses to be incurred by the Registrant in connection with the issuance and distribution of the Common Stock being registered hereby, other than broker-dealer compensation, discounts and commissions. All the amounts shown are estimates (except for SEC and NASD fees).


SEC registration fee........................................  $ 11,802.31
NASD filing fee.............................................     4,394.76
"Blue Sky" fees and expenses................................     3,500.00
Transfer Agent and Registrar fees...........................     3,500.00
Printing and engraving costs................................    40,000.00
Accounting fees and expenses................................    75,000.00
Legal fees (and expenses)...................................    75,000.00
Miscellaneous expenses......................................    36,802.93
                                                              -----------
          Total.............................................  $250,000.00
                                                              ===========


     The Registrant will pay all expenses of registration, issuance and distribution (other than broker-dealer compensation, discounts and commissions) with respect to the shares being sold because the Selling Stockholders have certain contractual registration rights providing for the payment of such expenses by the Registrant.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Amended and Restated Certificate of Incorporation (the "Certificate") provides that, to the fullest extent permitted by the Delaware General Corporation Law (the "GCL") or any other applicable law currently or hereafter in effect, no director of the Registrant will be personally liable to the Registrant or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Registrant. Section 102(b)(7) of the GCL, however, provides that the liability of a director shall not be eliminated or limited (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit.

     In addition, the Registrant's By-laws provide that any person who is involved in any investigation, claim, action, suit or proceeding by reason of the fact that such person is or was or had agreed to become a director, officer, employee, or agent of the Registrant or is or was serving at the request of the board of directors or an officer of the Registrant as a director, officer, employee, or agent of another corporation, shall be indemnified by the Registrant to the fullest extent permitted by applicable law as then in effect against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection therewith. Such right of indemnification includes the right to be paid, in advance, any expenses incurred in connection with a proceeding (upon receipt of any required undertaking) and shall not be deemed exclusive of any other rights to which such person seeking indemnification may otherwise be entitled.

     Under the GCL, directors and officers as well as employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

ITEM 16. EXHIBITS.



         NUMBER                                    EXHIBIT
         ------                                    -------
          2.1            -- Stock Purchase Agreement, dated October 20, 1997, among the Registrant, Dr. Melvyn S. Goldsmith, Ph.D., Barbara
                            C. Goldsmith and Acorn (incorporated by reference to
                            Exhibit 2.1 to the Registrant's Current Report on Form
                            8-K dated September 1, 1997 and filed with the Commission
                            on October 21, 1997)
          4.1            -- Specimen certificate for the Common Stock, $.01 par
                            value, of the Registrant (incorporated herein by
                            reference to Exhibit 4.1 to the Registrant's Current
                            Report on Form 8-K dated August 11, 1997 and filed with
                            the Commission on August 25, 1997)
          4.2            -- Rights Agreement, dated February 6, 1997, between the
                            Registrant, and American Stock Transfer & Trust Company,
                            as Rights Agent (incorporated by reference to Exhibit 4.1
                            to the Registrant's Registration Statement on Form 8-A,
                            Registration number 000-22123, as filed with the
                            Commission on February 7, 1997)
          5.1            -- Opinion of Strasburger & Price, L.L.P.(1)
         23.1            -- Consent of Strasburger & Price, L.L.P. (contained in
                            Exhibit 5.1 to this Registration Statement)
         23.2            -- Consent of Price Waterhouse LLP(2)
         24.1            -- Power of Attorney (contained on the signature page of the
                            Registration Statement on Form S-3, which this Amendment
                            No. 2 amends)


---------------


(1) Previously filed with the Registration Statement on Form S-3, which this Amendment No. 2 amends.


(2) Filed herewith

ITEM 17. UNDERTAKINGS.


     The undersigned Registrant hereby undertakes:



          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement.



          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.



          (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
     Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



          (5) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lewisville, State of Texas on January 20, 1998.


                                          HORIZON HEALTH CORPORATION


                                          By:      /s/ JAMES W. MCATEE

                                            ------------------------------------
                                                      James W. McAtee
                                                  Executive Vice President
                                                Chief Financial Officer and
                                                          Treasurer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----

                          *                              Director, Chairman of the      January 20, 1998
-----------------------------------------------------      Board and Chief Executive
                  James Ken Newman                         Officer (Principal
                                                           Executive Officer)

                 /s/ JAMES W. MCATEE                     Director, Executive Vice       January 20, 1998
-----------------------------------------------------      President, Chief Financial
                   James W. McAtee                         Officer and Treasurer
                                                           (Principal Financial
                                                           Officer)

                /s/ CLIFF W. GARDNER                     Vice President -- Controller   January 20, 1998
-----------------------------------------------------      (Principal Accounting
                  Cliff W. Gardner                         Officer)

                          *                              Director                       January 20, 1998
-----------------------------------------------------
                  Jack R. Anderson

                          *                              Director                       January 20, 1998
-----------------------------------------------------
                William H. Longfield

                          *                              Director                       January 20, 1998
-----------------------------------------------------
                   George E. Bello

                          *                              Director                       January 20, 1998
-----------------------------------------------------
                   Donald E. Steen

                          *                              Director                       January 20, 1998
-----------------------------------------------------
                  James E. Buncher

                          *                              Director                       January 20, 1998
-----------------------------------------------------
                  Howard B. Finkel


---------------

* Signed by James W. McAtee, Attorney-in-fact

                                 EXHIBIT INDEX


         NUMBER                                    EXHIBIT
         ------                                    -------
           2.1           -- Stock Purchase Agreement, dated October 20, 1997, among the Registrant, Dr. Melvyn S. Goldsmith, Ph.D., Barbara
                            C. Goldsmith and Acorn (incorporated by reference to
                            Exhibit 2.1 to the Registrant's Current Report on Form
                            8-K dated September 1, 1997 and filed with the Commission
                            on October 21, 1997)
           4.1           -- Specimen certificate for the Common Stock, $.01 par
                            value, of the Registrant (incorporated herein by
                            reference to Exhibit 4.1 to the Registrant's Current
                            Report on Form 8-K dated August 11, 1997 and filed with
                            the Commission on August 25, 1997)
           4.2           -- Rights Agreement, dated February 6, 1997, between the
                            Registrant, and American Stock Transfer & Trust Company,
                            as Rights Agent (incorporated by reference to Exhibit 4.1
                            to the Registrant's Registration Statement on Form 8-A,
                            Registration number 000-22123, as filed with the
                            Commission on February 7, 1997)
           5.1           -- Opinion of Strasburger & Price, L.L.P.(1)
          23.1           -- Consent of Strasburger & Price, L.L.P. (contained in
                            Exhibit 5.1 to this Registration Statement)
          23.2           -- Consent of Price Waterhouse LLP(2)
          24.1           -- Power of Attorney (contained on the signature page of the
                            Registration Statement on Form S-3, which this Amendment
                            No. 2 amends)


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(1) Previously filed with the Registration Statement on Form S-3, which this
    Amendment No. 2 amends.


(2) Filed herewith